Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252077

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 11 DATED APRIL 5, 2022

TO THE PROSPECTUS DATED JULY 2, 2021

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc., dated July 2, 2021 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to disclose the acquisition of a portfolio of industrial properties;

•	to disclose the disposition of a portion of a commercial mortgage loan;

•	to disclose the origination of a floating-rate senior mortgage and mezzanine loan;

•	to include our Annual Report on Form 10-K for the year ended December 31, 2021; and

•	to update certain information and disclosures in the Prospectus.

Industrial Acquisition

In March 2022, we acquired a 100% interest in 610 Loop, a five property in-fill industrial portfolio in Houston, Texas for a purchase price of $76.1 million.

Loan Disposition

In March 2022, we sold for $47.4 million the senior portion of our commercial mortgage loan used to finance the acquisition of an office property in Massachusetts.

Loan Origination

In March 2022, we originated a floating-rate senior mortgage and mezzanine loan amounting to $91.7 million, the proceeds of which were used by the borrower to finance the acquisition of five garden-style apartment communities located in Tucson, Arizona.

Annual Report on Form 10-K for the Year Ended December 31, 2021

On April 1, 2022, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2021, a copy of which is attached to this Supplement as Appendix A (without exhibits).

Updates to the Prospectus

The following items update information about the Sponsor in the “Prospectus Summary,” “Investment Objectives and Strategies” and “Management—The Advisory Agreement” sections of the Prospectus on pages 1-5, 7, 11, 75, 88-90, 129 and 145.

Nuveen is a fully diversified global asset manager with approximately $1.3 trillion of assets under management and operations in 27 countries as of December 31, 2021. Nuveen is one of the largest alternative-asset managers in the world with over $200 billion of alternative assets invested in real estate, real assets (e.g., farmland, timberland), private equity and private debt as of December 31, 2021.

VGN-NREIT-0422P

With a dedicated global presence, including offices across the United States, Europe and the Asia-Pacific region, Nuveen Real Estate comprises one of the largest real estate investment management enterprises in the world with approximately $151.7 billion in assets under management across the globe as of December 31, 2021 as shown below:

Location	AUM (in millions)	Number of Investments
North America	$114,418	1,770
Europe	31,462	424
Asia-Pacific	5,762	61
South America	105	1

Total All Locations	$151,747	2,256

Nuveen Real Estate was ranked as the fifth largest real estate investment manager based on assets under management by the 2021 annual survey conducted by INREV, ANREV, and NCREIF.

Nuveen Real Estate manages approximately 120 funds and other investment accounts spanning both debt and equity across diverse geographies, sectors, investment styles and vehicle types. Through these vehicles and its dedicated global real estate platform, Nuveen Real Estate offers expertise across the spectrum of real estate investing, as shown in the following table identifying the percentage of each property type managed by Nuveen Real Estate as of December 31, 2021:

Type of Property	Total (%)
Office	27%
Retail	24%
Residential (including multifamily)	21%
Industrial	18%
Other (including indirect)	10%

Total	100%

Nuveen Real Estate has a global platform with specialist local expertise, including over 700 professionals located in offices in 30 cities throughout the United States, Europe and the Asia-Pacific region, offering deep local expertise coupled with a sophisticated global perspective.

Nuveen Real Estate has deep real estate experience with over 80 years of real estate investing experience with approximately $151.7 billion in assets under management as of December 31, 2021, specializing across five key sectors: retail, office, industrial, multifamily and commercial real estate debt.

The Advisor has delegated the investment and management of the securities portion of our portfolio to Nuveen Asset Management, LLC (“Nuveen Asset Management”), which manages over $8 billion in real estate securities across institutional separate accounts and an open-end mutual fund as of December 31, 2021.

As of December 31, 2021, Nuveen Real Estate manages approximately $43.8 billion in commercial debt investment globally, approximately $37.7 billion of which is managed by its North American platform. The North American platform has proven and established origination capabilities, averaging over $5 billion per year over the five year period ended December 31, 2021.

As of December 31, 2021, REA has assets of approximately $28 billion.

Nuveen Real Estate is one of the world’s largest real estate investment managers, with approximately $151.7 billion in real estate assets under management across its equity and debt platform around the world, including over $114 billion in real estate assets under management in the United States as of December 31, 2021.

2

The following disclosure replaces the disclosure on page 3 of the Prospectus.

Q: How is the Advisor aligned with investors in this offering?

A: TIAA, the ultimate parent of the Advisor, has purchased $300 million in shares of our Class N common stock to align its interests with our public stockholders. TIAA made its investment in us through a wholly owned subsidiary.

As part of TIAA’s $300 million investment, TIAA invested $200,000 in us through the purchase of 20,000shares of Class N common stock at $10.00 per share for our initial capitalization. TIAA may not sell any of these shares during the period that Nuveen Real Estate Global Cities Advisors or an affiliate of Nuveen Real Estate serves as our advisor, but the holder may transfer the shares to its affiliates.

In order to align the interests of senior employees of Nuveen Real Estate who perform various functions related to the Advisor’s ability to achieve our investment objectives with the interests of our stockholders, certain of Nuveen Real Estate’s senior employees participate in a portfolio manager incentive plan.

The following disclosure supersedes and replaces the disclosure on page 133 of the Prospectus in “Management—Investment in Shares by TIAA” and updates the “Description of Capital Stock—Class N shares” disclosure on page 160 of the Prospectus.

TIAA invested $200,000 in us through the purchase of 20,000 shares of Class N common stock at $10.00 per share as our initial capitalization. TIAA may not sell any of these shares during the period Nuveen Real Estate Global Cities Advisor or an affiliate of Nuveen serves as our advisor, but the holder may transfer the shares to its affiliates. TIAA may not vote on the removal of any of its affiliates (including the Advisor) and may not vote regarding any transaction between us and TIAA or any of its affiliates, including Nuveen Real Estate.

Subsequent to our initial capitalization, TIAA purchased, through a wholly owned subsidiary, $300 million of shares of Class N common stock (less the $200,000 initial capitalization). The Class N Shares purchased by TIAA described above (excluding the 20,000 shares that were issued with respect to the initial capitalization which much be held for so long as the Advisor or its affiliate remains our advisor) shall be subject to the following limitations on repurchase:

•

Beginning on January 31, 2023, TIAA may submit a portion of its Class N shares for repurchase, provided that after taking into account such repurchase, the total value of TIAA’s aggregate ownership of our Class N shares shall not be less than $300 million.

•	Beginning on January 31, 2025, TIAA may submit all of its remaining Class N shares for repurchase.

•

Notwithstanding the foregoing, the total amount of repurchases of Class N shares eligible for repurchase are limited to no more than 0.67% of our aggregate NAV per month and no more than 1.67% of our aggregate NAV per calendar quarter; provided that, if in any month or quarter the total amount of aggregate repurchases of all classes of our common stock do not reach the overall share repurchase plan limits of 2% of the aggregate NAV per month and 5% of the aggregate NAV per calendar quarter, the above repurchase limits on the Class N shares do not apply to that month or quarter and TIAA is entitled to submit shares for repurchase up to the overall share repurchase plan limits.

The foregoing limitations do not apply to the extent that the Advisor or its affiliate is no longer serving as our external advisor. See “Description of Capital Stock—Class N Shares.”

3

The following updates the bullet point “Transactions with Other Nuveen Real Estate Accounts and Other Affiliates” on page 147 of the Prospectus in the section “Conflicts of Interest”:

•

Transactions with Other Nuveen Real Estate Accounts and Other Affiliates. From time to time, we may enter into purchase and sale transactions and joint ventures with Other Nuveen Real Estate Accounts. We have engaged and may continue to engage affiliates of Nuveen to provide services to our company. Such transactions are conducted in accordance with, and subject to, our charter (including the requirement that each such transaction be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction as being fair and reasonable and on terms no less favorable than those available from unaffiliated third parties), the terms and conditions of the Advisory Agreement, and our code of business conduct and ethics and applicable laws and regulations. These requirements also apply to any other transactions with Nuveen, any of our directors or any affiliates thereof. Our officers and directors who are also Nuveen employees may participate in the management of Other Nuveen Real Estate Accounts and other Nuveen affiliates with whom we do business. These individuals may also participate in compensation programs related to the operations and performance of the Other Nuveen Real Estate Accounts and other Nuveen affiliates with whom we do business.

The following disclosures are added to the “Experts” section of the Prospectus:

The financial statements as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The amount of the estimated market values of our real properties as of December 31, 2021 presented on page 68 of the Annual Report on Form 10-K for the year ended December 31, 2021, included as Appendix A to this Supplement under the section “Net Asset Value” has been reviewed by SitusAMC Real Estate Valuation Services, LLC, an independent valuation firm, and is included in this Supplement given the authority of such firm as experts in property valuations and appraisals. SitusAMC Real Estate Valuation Services, LLC will not calculate or be responsible for our NAV per share for any class of our shares.

4

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission File Number 000-56273

nuveen

Nuveen Global Cities REIT, Inc.

(Exact name of Registrant as specified in its Charter)

Maryland	82-1419222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

730 Third Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 490-9000

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, $0.01 par value per share

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.     Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.     Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes  ☐    No  ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant: No established market exists for the registrant’s common stock.

As of March 31, 2022, there were 11,654,344 outstanding shares of Class T common stock, 30,576,669 outstanding shares of Class S common stock, 6,255,309 outstanding shares of Class D common stock, 43,575,771 outstanding shares of Class I common stock and 29,730,608 outstanding shares of Class N common stock.

DOCUMENTS INCORPORATED BY REFERENCE

None.

Auditor Firm Id: 238     Auditor Name: PricewaterhouseCoopers LLP     Auditor Location: Charlotte, North Carolina, USA

PART I

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions and the continuing impact of the coronavirus pandemic, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

You should carefully review Item 1A—“Risk Factors” section of this Annual Report on Form 10-K for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTOR SUMMARY

The following is only a summary of the principal risks that may materially adversely affect our business, financial condition, results of operations and cash flows. The following should be read in conjunction with the more complete discussion of the risk factors we face, which are set forth more fully in Part I. Item 1A. “Risk Factors.”

Risks Related to Our Organizational Structure

•

You will not have the opportunity to evaluate our future investments before we make them, and we may not have the opportunity to evaluate or approve investments made by entities in which we invest, such as the International Affiliated Funds (as defined below), which makes your investment more speculative.

•

We have incurred net losses under United States generally accepted accounting principles (“GAAP”) in the past and may incur net losses in the future, and we have an accumulated deficit and may continue to have an accumulated deficit in the future.

•

There is no public trading market for shares of our common stock; therefore, your ability to dispose of your shares will likely be limited to repurchase by us. If you do sell your shares to us, you may receive less than the price you paid.

•

Your ability to have your shares repurchased through our share repurchase plan is limited. We may choose to repurchase fewer shares than have been requested to be repurchased, in our discretion at any time, and the amount of shares we may repurchase is subject to caps. Further, our board of directors may modify, suspend or terminate our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders.

•

The amount and source of distributions we may make to our stockholders is uncertain, and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

•

We are dependent on Nuveen Real Estate and its affiliates, including the Advisor, and their key personnel who provide services to us, and we may not find a suitable replacement for the Advisor if the advisory agreement is terminated, or for these key personnel if they leave Nuveen Real Estate or otherwise become unavailable to us.

•

The Advisor manages our portfolio pursuant to very broad investment guidelines and generally is not required to seek the approval of our board of directors for each investment, financing or asset allocation decision, which may result in our making riskier investments and which could adversely affect our results of operations and financial condition.

•	Purchases and repurchases of shares of our common stock are not made based on the current net asset value (“NAV”) per share of our common stock.

•	Valuations and appraisals of our properties and real estate-related assets are estimates of fair value and may not necessarily correspond to realizable value.

•	The continuing coronavirus pandemic may adversely affect our investments and operations.

Risks Related to Investments in Real Estate

•	Our portfolio may be concentrated in a limited number of asset types, geographies or investments.

•	Our board of directors may change our investment and operational policies or our investment guidelines without stockholder consent.

•	We face significant competition in acquiring properties.

•

We may make a substantial amount of joint venture investments, including with Nuveen’s affiliates and Other Nuveen Real Estate Accounts (as defined below). Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.

•	Our ability to redeem all or a portion of our investment in the International Affiliated Funds is subject to significant restrictions.

•

In our due diligence review of potential investments, we may rely on third-party consultants and advisors, as well as certain of our joint venture partners, and representations made by sellers of potential portfolio properties, and we or those we rely upon may not identify all relevant facts that may be necessary or helpful in evaluating potential investments.

•	We rely on property managers to operate our properties and leasing agents to lease vacancies in our properties.

•

We depend on tenants for our revenue, and therefore our revenue is dependent on the success and economic viability of our tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space.

•	We may be unable to renew leases as leases expire.

Risks Related to Investments in Real Estate-Related Assets

•	We invest in equity of other REITs and other real estate-related companies, which subjects us to certain risks including those risks associated with an investment in our own common stock.

•	Some of our real estate-related securities investments may become distressed, which securities would have a high risk of default and may be illiquid.

•

Our investments in debt back principally by real estate face a number of general market-related risks that can affect the creditworthiness of issuers, and modifications to certain loan structures and market terms make it more difficult to monitor and evaluate investments.

Risks Related to International Investments and Debt Financing

•	We are subject to additional risks from our international investments.

•	Investments in properties or other real estate-related assets outside the United States subject us to foreign currency risks, which may adversely affect distributions and our REIT status.

•	We incur mortgage indebtedness and other borrowings, which increases our business risks, could hinder our ability to make distributions and could decrease the value of your investment.

•	If we draw on the Credit Facility (as defined below) or any future line of credit to fund repurchases or for any other reason, our financial leverage ratio could increase beyond our target.

Risks Related to our Relationship with the Advisor and the Dealer Manager

•

We depend on the Advisor to select our investments and otherwise conduct our business, and any material adverse change in its financial condition or our relationship with the Advisor could have a material adverse effect on our business and ability to achieve our investment objectives.

•	The Advisor’s inability to retain the services of key real estate professionals could hurt our performance.

•

The fees we pay in connection with the Offering (as defined below) and the agreements entered into with Nuveen and its affiliates were not determined on an arm’s-length basis and therefore may not be on the same terms we could achieve from a third party.

Risks Related to Conflicts of Interest

•	The Advisor faces a conflict of interest because the fees it receives for services performed are based in part on our NAV, which the Advisor is ultimately responsible for determining.

•

Certain Other Nuveen Real Estate Accounts have similar or overlapping investment objectives and guidelines, and we will not be allocated certain opportunities and may be allocated only opportunities with lower relative returns.

Risks Related to our REIT Status and Certain Other Tax Items

•	If we do not qualify as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.

•	Compliance with REIT requirements may cause us to forego otherwise attractive opportunities, which may hinder or delay our ability to meet our investment objectives and reduce your overall return.

•	Compliance with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

•	Investments outside the United States may subject us to additional taxes and could present additional complications to our ability to satisfy the REIT qualification requirements.

•	Our board of directors is authorized to revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.

•	We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our common stock.

ITEM 1. Business.

The words “we,” “us” and “our” refer to Nuveen Global Cities REIT, Inc., together with its consolidated subsidiaries, including Nuveen Global Cities REIT OP, LP (the “Operating Partnership”), a Delaware limited partnership of which we are the general partner, unless the context requires otherwise.

“Other Nuveen Real Estate Accounts” means investment funds, real estate investment trusts (“REITs”), vehicles, accounts, products and other similar arrangements sponsored, advised, or managed by Nuveen Real Estate (as defined below) or its affiliates, including the International Affiliated Funds (as defined below), whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, surge funds, over- flow funds, co-investment vehicles and other entities formed in connection with Nuveen Real Estate or its affiliates side-by-side or additional general partner investments with respect thereto).

General Description of Business and Operations

Nuveen Global Cities REIT, Inc. (the “Company”) is a Maryland corporation formed on May 1, 2017. We invest in properties in or around certain global cities selected for their resilience, long-term structural performance and ability to deliver an attractive and stable distribution yield. We expect that over time, a majority of our real estate investments will be located in the United States and that a substantial but lesser portion of our portfolio will include real properties located in Canada, Europe and the Asia-Pacific region. We complement our real property investments by investing a smaller portion of our portfolio in real estate-related assets. We are externally managed by our advisor, Nuveen Real Estate Global Cities Advisors, LLC (the “Advisor”), an investment advisory affiliate of Nuveen Real Estate. Nuveen Real Estate is the real estate investment management division of our sponsor, Nuveen, LLC (together with its affiliates, “Nuveen” or the “Sponsor”). Nuveen is the asset management arm and wholly owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”). We believe we have operated, and we intend to continue to operate, in a manner that has allowed us, and will allow us to continue, to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2018.

Our board of directors has at all times ultimate oversight and policy-making authority over us, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to the advisory agreement, however, we have delegated to the Advisor the authority to source, evaluate and monitor our investment opportunities and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors.

On January 31, 2018, we commenced our initial public offering of up to $5.0 billion in shares of common stock (the “IPO”) pursuant to a registration statement on Form S-11 (File No. 333-222231) filed with the Securities and Exchange Commission (the “SEC”). On January 13, 2021, we filed a registration statement on Form S-11 (File No. 333-25277) for our follow-on public offering of up to $5 billion in shares of common stock (the “Follow-on Offering” and together with the IPO, the “Offerings”), which was declared effective on July 2, 2021, and on the same date, our IPO automatically terminated. We are publicly selling any combination of four classes of shares of our common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The publicly offered share classes have different upfront selling commissions and ongoing stockholder servicing fees. The purchase price per share for each class of common stock varies and generally equals our prior month’s net asset value (“NAV”) per share, as calculated monthly, plus applicable upfront selling commissions and dealer manager fees. We continue to sell shares in our Follow-on Offering.

TIAA invested $200,000 through the purchase of 20,000 shares of common stock at $10.00 per share as our initial capitalization. Subsequent to our initial capitalization, TIAA purchased $300 million (less the $200,000 initial capitalization) in shares of our Class N common stock.

Investment Objectives

Our investment objectives are to:

•	provide regular, stable cash distributions;

•	target institutional quality, stabilized commercial real estate to achieve an attractive distribution yield;

•	preserve and protect stockholders’ invested capital;

•	realize appreciation from proactive investment management and asset management; and

•

seek diversification by investing across leading global cities and across real estate sectors including office, industrial, multifamily, retail, healthcare and alternative property types (e.g., self-storage, student and single-family housing, senior living, and other alternatives).

We cannot assure you that we will achieve our investment objectives.

Investment Strategy

Through its affiliation with Nuveen Real Estate, which comprises Nuveen’s real estate business, the Advisor acquires, manages and sells properties in our portfolio on our behalf, subject to the supervision and oversight of our board of directors. Nuveen Real Estate is one of the world’s largest real estate investment managers, with approximately $151 billion in real estate assets under management across its equity and debt platform around the world as of December 31, 2021, including over $114 billion in real estate assets under management in the United States.

Nuveen Real Estate has designed an investment strategy developed from long-term structural growth research that is focused on commercial real estate investments in or around a universe of cities Nuveen Real Estate believes are well positioned across North America, Europe and the Asia-Pacific region. We are building a diversified portfolio of high quality, stabilized, income-oriented commercial real estate with good fundamentals located in or around certain global cities that have been identified, through Nuveen Real Estate’s research and filtering process, for their resilience, structural performance potential and ability to deliver an attractive and stable distribution yield.

Nuveen Real Estate has selected cities using a two-pronged approach to top-down analysis, seeking to capture both structural megatrends and tactical real estate fundamentals that Nuveen Real Estate believes will provide a strong foundation for long-term success. We use the term structural megatrends to describe long-term trends which play out over decades as opposed to the short-term business cycle. Several key examples of such trends which we may consider in evaluating a potential investment include: (1) demographic changes (e.g., population growth, urbanization, aging population), (2) technology changes (e.g., online retailing), (3) sustainability, and (4) shift of economic/political power and class demographics (e.g., recent strong growth in middle class consumers in developing countries). We use the term “tactical real estate fundamentals” to refer to economic and demographic variables relevant to our real estate investment criteria (e.g., vacancy rates, new construction rates, take-up of space and employment growth), which we evaluate with regard to market cycles impacting markets over one to five year periods. At the investment level, the focus is on high quality assets in strong locations with high occupancy levels and secure income streams. We use the term “strong locations” to refer to geographic locations with stable and high demand from real estate occupiers that fall within our real estate investment criteria. The strength of the location will depend on many factors such as infrastructure, proximity, micro-climate, effectiveness of local government, crime rates, green space, etc., which are evaluated by Nuveen Real Estate and the Advisor. To enhance returns, and because of Nuveen Real Estate’s global platform and local expertise, assets with the potential for asset management and growth is sought out where possible.

We expect over time that a majority of our real estate investments will be located in the United States and that a substantial but lesser portion of our portfolio will include properties in Canada, Europe and the Asia-Pacific region. In order to enhance the level of diversification, we make our European and Asia-Pacific investments through funds established by Nuveen Real Estate, including the European Cities Fund and the Asia-Pacific Cities Fund (collectively, the “International Affiliated Funds”). The International Affiliated Funds are designed by Nuveen Real Estate and utilize the same cities-focused long-term research strategy that we employ.

Our investments in primarily stabilized income-oriented commercial real estate in the United States focus on a range of asset types including office, industrial, multifamily, retail, healthcare and alternative property types (e.g., self-storage, student and single family housing, senior living, and other alternatives). We are targeting up to 40% of our total assets less cash will be in commercial real estate located outside of the United States, including our interests in the International Affiliated Funds, along with the properties we acquire directly. We consider a property to be “stabilized” when it is leased to market occupancy, has minimal short-term tenant turnover and requires minimal capital improvements to maintain present operating standards.

We complement our real estate investments by investing to a lesser extent in “real estate-related assets,” which we define as including:

•

Real estate-related securities, such as common and preferred stock of publicly traded REITs and other real estate companies (“real estate-related securities”). These securities provide a source of liquidity for our share repurchase plan, cash management and other purposes; and

•

Debt backed principally by real estate, such as mortgage loans, subordinated mortgage loans, mezzanine loans and commercial mortgage-backed securities (“CMBS”). These investments help to provide a secure source of income with an element of downside protection from potential declines in the value of real estate held by equity investors.

Our real estate-related securities strategy is designed to generate current income by following a largely sector-neutral approach, with the aim of giving us broad real estate exposure, diversification and a more consistent return profile. We believe that our real estate-related securities help maintain sufficient liquidity to satisfy monthly repurchase requests under our share repurchase plan and manage cash before investing subscription proceeds into properties while also seeking to generate superior, risk-adjusted returns over the long term by actively managing the portfolio.

Our commercial real estate debt strategy is designed to provide a secure source of income with an element of downside protection from potential declines in the value of real estate held by equity investors. We believe that our investments in commercial mortgages offer stable, income-focused returns with a low correlation to wider property and investment markets, as well as offering substantial downside and performance protection. Commercial mortgages typically offer attractive risk- adjusted returns, especially in the later stages of the property cycle, and complement our long-term strategy by acting as a diversifier within the portfolio.

We believe that our structure as a perpetual-life REIT allows us to acquire and manage our investment portfolio in a more active and flexible manner, as we are not limited by a predetermined operational period and the need to provide a “liquidity event” at the end of that period.

Subject to limitations in our charter, we may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of the Advisor, including present and future real estate limited partnerships and REITs sponsored by affiliates of the Advisor. We also may acquire interests in or securities issued by these joint ventures, tenant-in-common investments or other joint venture arrangements or other Nuveen-sponsored programs.

Investments in Properties

To execute our investment strategy, we invest in or around certain global cities selected for their resilience, long-term structural performance and potential to deliver an attractive and stable distribution yield.

Our investments in commercial real estate focus on a range of asset types including office, industrial, multifamily, retail, healthcare and other alternative property types (e.g., self-storage, student and single family housing, senior living and other alternatives). We expect that over time a majority of our real estate investments will be located in the United States and a substantial but lesser portion of our portfolio will be located in Canada, Europe and the Asia-Pacific region. We target that up to 40% of our total assets less cash will be in investments located outside of the United States, including the International Affiliated Funds, which are managed by affiliates of the Advisor. We believe that owning indirect interests in the properties owned by the International Affiliated Funds, together with the properties we acquire directly, will result in a more diversified and stable portfolio of real estate investments for our stockholders in the short and medium term.

Investments in the International Affiliated Funds

The International Affiliated Funds are private real estate funds managed by affiliates of Nuveen Real Estate that invest exclusively in stabilized, income-oriented commercial real estate in Europe and the Asia-Pacific region. Our investments in the International Affiliated Funds enable us to invest side-by-side with a number of institutional investors into a diversified portfolio of high quality and stabilized commercial real estate with good fundamentals (i.e. core real estate) located in Europe and the Asia-Pacific region. Since the scale of capital required to acquire a diversified portfolio of these types of properties on a global basis and across sectors is substantial, we believe that owning indirect interests in the properties owned by the International Affiliated Funds will result in a more diversified and stable portfolio of real estate investments for our stockholders in the short and medium term. The limited partnership interests we hold in the International Affiliated Funds are generally treated in the same way as investments by other investors in the International Affiliated Funds. International investments involve unique risks. See “Risk Factors—Risks Related to International Investments.” Because certain international investments may expose us to currency risks, we may enter into currency rate swaps or caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our currency risk.

Borrowing Policies

We use financial leverage to provide additional funds to support our investment activities. This allows us to make more investments than would otherwise be possible, resulting in a broader portfolio. Subject to the limitations on indebtedness for money borrowed in our charter described below, our target leverage ratio is 30% to 50% of our gross real estate assets (measured using the fair market value of gross real estate assets, including equity in our securities portfolio), inclusive of property-level and entity-level debt, but excluding debt on our securities portfolio. Our leverage ratio calculation also factors in the leverage ratios of other funds in which we may invest, including the International Affiliated Funds and other properties we acquire directly. Indebtedness incurred (i) in connection with funding a deposit in advance of the closing of an investment or (ii) as other working capital advances, are not included as part of the calculation above. Furthermore, the refinancing of any amount of existing indebtedness is not deemed to constitute incurrence of new indebtedness so long as no additional amount of net indebtedness is incurred in connection therewith (excluding the amount of transaction expenses associated with such refinancing).

Our real estate-related assets portfolio may have embedded leverage. During times of increased investment and capital market activity, but subject to the limitation on indebtedness for money borrowed in our charter described below, we may employ greater leverage in order to quickly build a broader portfolio of assets. We may leverage our portfolio by assuming or incurring secured or unsecured property-level or entity-level debt. An example of property-level debt is a mortgage loan secured by an individual property or portfolio of properties incurred or assumed in connection with our acquisition of such property or portfolio of properties. An example of entity-level debt is a line of credit obtained by us or the Operating Partnership. In an effort to provide for a ready source of liquidity to fund repurchases of shares of our common stock in the event that repurchase requests exceed our operating cash flows and/or net proceeds from our continuous offering, we may decide to obtain a line of credit under which we would reserve borrowing capacity. If we decide to obtain a line of credit and are able to do so, borrowings under the line may be used not only to repurchase shares, but also to fund acquisitions or for any other corporate purpose.

There is no limit on the amount we may borrow with respect to any individual property or portfolio. However, under our charter we may not incur indebtedness for money borrowed in an amount exceeding 300% of the cost of our net assets, which approximates borrowing 75% of the cost of our investments. This limitation includes indebtedness for money borrowed with respect to our securities portfolio. “Net assets” is defined as our total assets other than intangibles valued at cost (prior to deducting depreciation, reserves for bad debts and other non-cash reserves) less total liabilities. We may exceed this charter limitation if a majority of our independent directors approves each borrowing in excess of the limit and we disclose the justification for doing so to our stockholders.

Governmental Regulations

As an owner of real estate, our operations are subject, in certain instances, to supervision and regulation by U.S. and other governmental authorities, and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, include among other things: (i) federal and state securities laws and regulations; (ii) federal, state and local tax laws and regulations; (iii) state and local laws relating to real property; (iv) federal, state and local environmental laws, ordinances, and regulations; and (v) various laws relating to housing, including permanent and temporary rent control and stabilization laws, the Americans with Disabilities Act of 1990 and the Fair Housing Amendment Act of 1988, among others.

Compliance with the federal, state and local laws described above has not had a material, adverse effect on our business, assets, results of operations, financial condition and ability to pay distributions, and we do not believe that our existing portfolio will require us to incur material expenditures to comply with these laws and regulations.

Our Taxation as a REIT

We believe we have operated in a manner that has allowed us to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code (the “Code”), commencing with our taxable year ended December 31, 2018 and intend to continue to operate in a manner that will allow us to continue to qualify as a REIT. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our taxable income that we timely distribute to our stockholders. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes in certain circumstances, including on our undistributed taxable income.

We have formed wholly owned subsidiaries to function as taxable REIT subsidiaries (“TRSs”). In general, a TRS may perform additional services for our tenants, earn income and hold assets that would not be qualifying gross income for purposes of the gross income tests for REIT qualification or would not be qualifying assets for purposes of the asset tests, and generally may engage in any real estate or non-real estate-related business other than management or operation of a lodging facility or a health care facility. Domestic TRSs will be subject to taxation at the federal, state and local levels, as applicable. Cayman Island TRSs are not subject to US corporate federal income tax or Cayman Islands taxes. We will account for applicable income taxes by utilizing the asset and liability method. As such, we will record deferred tax assets and liabilities for the future tax consequences resulting from the difference between the carrying value of existing assets and liabilities and their respective tax basis. A valuation allowance for deferred tax assets is provided if we believe all or some portion of the deferred tax asset may not be realized.

Competition

We face competition from various entities for investment opportunities in properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships and developers. In addition to third-party competitors, other programs sponsored by the Advisor and its affiliates, particularly those with investment strategies that overlap with ours, will seek investment opportunities under Nuveen’s prevailing policies and procedures. Many of these entities may have greater access to capital to acquire properties than we have.

Human Capital

We do not have any employees. We are externally managed by the Advisor pursuant to the advisory agreement. Our executive officers serve as officers of the Advisor, and are employed by an affiliate of the Advisor. See “Item 13. Certain Relationships and Related Transactions, and Director Independence—Certain Relationship and Related Transactions—The Advisor.”

Environmental, Social and Governance

As an externally managed company, our day-to-day operations are managed by our Advisor and our executive officers under the oversight of our board of directors. Our executive officers are senior Real Estate professionals and our Advisor is an investment advisory affiliate of Nuveen Real Estate. Nuveen Real Estate is the real estate investment management division of our sponsor, Nuveen, LLC. Nuveen is the asset management arm and wholly owned subsidiary of TIAA. As such, many of the corporate responsibility initiatives undertaken by TIAA are relevant to and impact our business and the business decisions made on our behalf by employees of our Advisor. From its founding, TIAA has dedicated itself to being a responsible corporate citizen by incorporating relevant environmental, social and governance (“ESG”) factors into its investment decision-making process. TIAA also has a dedicated Global Real Estate ESG team that works closely with TIAA Real Estate asset management teams across the globe to build on existing ESG efforts relevant to each vehicle’s strategy and scale them across the firm’s global real estate portfolio. The Global Real Estate ESG team also works with the Real Estate team’s portfolio companies to ensure that the firm’s commitment to sustainability as well as diversity, equity, and inclusion are fully integrated across asset classes and geographies.

Conflicts of Interest

We are subject to conflicts of interest arising out of our relationship with Nuveen and the Advisor. See Part I. Item 1A. “Risk Factors.”

Available Information

Stockholders may obtain copies of our filings with the SEC, free of charge from the website maintained by the SEC at www.sec.gov or from our website at www.nuveenglobal.com. We also routinely post on our website important information about the Company, including press releases and other information. We are providing the address to our website solely for the information of investors. The information on our website is not a part of, nor is it incorporated by reference into this report.

Review of Our Policies

Our board of directors, including our independent directors, have reviewed the policies described in this Annual Report and determined that they are in the best interest of our stockholders because: (1) they increase the likelihood that we will be able implement and execute our business strategies; (2) our executive officers, directors and affiliates of the Advisor have expertise with the type of real estate investments we seek; (3) borrowings enable us to purchase additional investments, thereby increasing portfolio diversification and our ability to achieve investment objectives; (4) there are sufficient property acquisition opportunities with the attributes that we seek; and (5) corporate governance best practices and high ethical standards help promote our long-term performance, thereby increasing our likelihood of generating income for our stockholders and preserving stockholder capital.

Our board of directors, including our independent directors, has examined the material terms, factors and circumstances surrounding any related party transactions or arrangements described herein. On the basis of such examination, our board of directors, including our independent directors, has determined that such transactions are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

ITEM 1A. Risk Factors.

An investment in shares of our common stock involves risks. You should specifically consider the following material risks in addition to the other information contained in this Annual Report on Form 10-K. If any of the events described below actually occurs, our business, financial condition and operating results could be materially adversely affected. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, financial condition, prospects and forward-looking statements.

Risks Related to Our Organizational Structure

We have held most of our current investments for only a limited period of time and you will not have the opportunity to evaluate our future investments before we make them, and we may not have the opportunity to evaluate or approve investments made by entities in which we invest, such as the International Affiliated Funds, which makes your investment more speculative.

We have not yet acquired or identified all of the investments we may make. We are not able to provide you with any information to assist you in evaluating the merits of any specific properties or real estate-related assets that we may acquire in the future, except for investments that may be described in one or more supplements to the prospectus for our offering (the “Prospectus”). We will seek to invest substantially all of the net offering proceeds from our Offerings, after the payment of fees and expenses, in the acquisition of or investment in interests in properties, real estate-related assets and the International Affiliated Funds. However, because you are unable to evaluate the economic merit of our future investments before we make them, you will have to rely entirely on the ability of the Advisor to select suitable and successful investment opportunities. The Advisor has broad discretion in selecting the types of properties we will invest in and the tenants of those properties, and you do not have the opportunity to evaluate potential investments. Further, we may not have the opportunity to evaluate or approve properties acquired or other investments made by entities in which we invest, such as the International Affiliated Funds. You will likewise have no opportunity to evaluate future transactions completed and properties acquired by the International Affiliated Funds. We may be subject to similar risks in relation to investments made by entities in which we acquire an interest but do not control, such as the International Affiliated Funds. These factors increase the risk that your investment may not generate returns comparable to other real estate investment alternatives.

We have incurred net losses under GAAP in the past and may incur net losses in the future, and we have an accumulated deficit and may continue to have an accumulated deficit in the future.

For the year ended December 31, 2021, we had net income attributable to our stockholders of approximately $19.1 million. As of December 31, 2021, we had an accumulated deficit of approximately $64.0 million. These amounts largely reflect the expense of real estate depreciation and amortization in accordance with GAAP, which was $29.1 million during the year ended December 31, 2021. We may incur net losses and continue to have an accumulated deficit in the future.

There is no public trading market for shares of our common stock; therefore, your ability to dispose of your shares will likely be limited to repurchase by us. If you do sell your shares to us, you may receive less than the price you paid.

There is no current public trading market for shares of our common stock, and we do not expect that such a market will ever develop. Therefore, repurchase of shares by us will likely be the only way for you to dispose of your shares. We will repurchase shares at a price equal to the transaction price of the class of shares being repurchased on the date of repurchase (which is generally equal to our prior month’s NAV per share, and not based on the price at which you initially purchased your shares). Subject to limited exceptions, shares repurchased within one year of the date of issuance will be repurchased at 95% of the transaction price for the class of shares being repurchased as of the repurchase date. As a result, you may receive less than the price you paid for your shares when you sell them to us pursuant to our share repurchase plan.

Your ability to have your shares repurchased through our share repurchase plan is limited. We may choose to repurchase fewer shares than have been requested to be repurchased, in our discretion at any time, and the amount of shares we may repurchase is subject to caps. Further, our board of directors may modify, or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders.

We may choose to repurchase fewer shares than have been requested in any particular month to be repurchased under our share repurchase plan, or none at all, in our discretion at any time. We may repurchase fewer shares than have been requested to be repurchased due to lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or because we have determined that investing in real property or other illiquid investments is a better use of our capital than repurchasing our shares. In addition, the total amount of shares that we will repurchase is limited, in any calendar month, to shares whose aggregate value (based on the repurchase price per share on the date of the repurchase) is no more than 2% of our aggregate NAV as of the last day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of our aggregate NAV as of the last day of the previous calendar quarter. Further, our board of directors may modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders. If the full amount of all shares of our common stock requested to be repurchased in any given month are not repurchased, funds are allocated pro rata based on the total number of shares of common stock being repurchased without regard to class and subject to the volume limitation. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.

The vast majority of our assets consist of properties that cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy repurchase requests. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of the company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Because we are not required to authorize the recommencement of the share repurchase plan within any specified period of time, we may effectively terminate the plan by suspending it indefinitely. As a result, your ability to have your shares repurchased by us may be limited and at times you may not be able to liquidate your investment.

Economic events that may cause our stockholders to request that we repurchase their shares may materially adversely affect our cash flow and our results of operations and financial condition.

Economic events affecting the U.S. or global economy could cause our stockholders to seek to sell their shares to us pursuant to our share repurchase plan at a time when such events are adversely affecting the performance of our assets, and our cash flow could be materially adversely affected. These economic events could result from war (including the conflict between Russia and Ukraine and the related impact on macroeconomic conditions as a result of such conflict), terrorism, natural and environmental disasters and the spread of infectious illnesses, pandemics or other public health emergencies and may adversely affect the global economy and the securities and local commercial real property markets and issuers in which we invest. Recent examples of such events include the outbreak of COVID-19. In addition, if we determine to sell assets to satisfy repurchase requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth of our portfolio by property type and location, could be materially adversely affected.

Our share repurchase program requires that we follow certain restrictive procedures with respect to new investments if, during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted repurchase requests or accept all properly submitted tenders in a self-tender offer for our shares, which may adversely affect our flexibility and our ability to achieve our investment objectives.

Subject to certain exceptions, our share repurchase program generally requires that if, during any consecutive 24-month period, we do not have at least one month in which we fully satisfy 100% of properly submitted repurchase requests or accept all properly submitted tenders in a self-tender offer for our shares, we will not make any new investments (excluding short-term cash management investments under 30 days in duration) and we will use all available investable assets to satisfy repurchase requests (subject to the limitations under the program) until all outstanding repurchase requests have been satisfied. If triggered, this requirement may prevent us from pursuing potentially accretive investment opportunities and may keep us from fully realizing our investment objectives. In addition, this requirement may limit our ability to pay distributions to our stockholders.

The amount and source of distributions we may make to our stockholders is uncertain, and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by a number of factors. We may not generate sufficient income to make distributions to our stockholders. Our board of directors (or a committee of our board of directors) will make determinations regarding distributions based upon, among other factors, our financial performance, debt service obligations, debt covenants, REIT qualification and tax requirements and capital expenditure requirements. Among the factors that could impair our ability to make distributions to our stockholders are:

•	the limited size of our portfolio in the early stages of our development;

•	our inability to invest the proceeds from sales of our shares on a timely basis in income-producing properties;

•	our inability to realize attractive risk-adjusted returns on our investments;

•	high levels of expenses or reduced revenues that reduce our cash flow or non-cash earnings; and

•	defaults in our investment portfolio or decreases in the value of our investments.

As a result, we may not be able to make distributions to our stockholders at any time in the future, and the level of any distributions we do make to our stockholders may not increase or even be maintained over time, any of which could materially and adversely affect the value of your investment.

We may pay distributions from sources other than our cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources.

We may not generate sufficient cash flow from operations to fully fund distributions to stockholders. Therefore, we may fund distributions to our stockholders from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds. For the year ended December 31, 2021, we funded our distributions approximately 70.2% from cash flows from operating activities and 29.8% from debt and financing proceeds. The extent to which we pay distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan and how quickly we invest the proceeds from this and any future offering and the performance of our investments, including our real estate-related assets portfolio. Funding distributions from the sales of assets, borrowings, return of capital or proceeds of the Offering will result in us having fewer funds available to acquire properties or other real estate-related investments. As a result, the return you realize on your investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute your interest in us on a percentage basis and may impact the value of your investment especially if we sell these securities at prices less than the price you paid for your shares. We may be required to continue to fund our regular distributions from a combination of some of these sources if our investments fail to perform, if expenses are greater than our revenues or due to numerous other factors. We have not established a limit on the amount of our distributions that may be paid from any of these sources.

To the extent we borrow funds to pay distributions, we would incur borrowing costs and these borrowings would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease our NAV, decrease the amount of cash we have available for operations and new investments and adversely impact the value of your investment.

We may also defer operating expenses or pay expenses with shares of our common stock in order to preserve cash flow for the payment of distributions. The ultimate repayment of these deferred expenses could adversely affect our operations and reduce the future return on your investment. The payment of expenses in shares of our common stock will dilute your ownership interest in our portfolio of assets.

We are dependent on Nuveen Real Estate and its affiliates, including the Advisor, and their key personnel who provide services to us, and we may not find a suitable replacement for the Advisor if the advisory agreement is terminated, or for these key personnel if they leave Nuveen Real Estate or otherwise become unavailable to us.

We have no separate facilities and are completely reliant on Nuveen Real Estate and the Advisor. The Advisor has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of the Advisor and Nuveen Real Estate.

The officers and key personnel of the Advisor evaluate, negotiate, close and monitor our investments; therefore, our success depends on their continued service. The departure of any of the officers or key personnel of the Advisor could have a material adverse effect on our performance.

Neither the Advisor nor Nuveen Real Estate are obligated to dedicate any specific personnel exclusively to us. In addition, none of our officers or the officers of the Advisor are obligated to dedicate any specific portion of their time to our business. Each of them has significant responsibilities for other accounts and funds. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of the Advisor’s personnel and our executive officers and the resources of Nuveen Real Estate and Nuveen, will also be required by other accounts and funds. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed.

In addition, we offer no assurance that the Advisor will remain our advisor or that we will continue to have access to Nuveen Real Estate’s or Nuveen’s officers and key personnel. The advisory agreement is expected to be renewed annually. If the advisory agreement is terminated and no suitable replacement is found, we may not be able to execute our business plan. The International Affiliated Funds are also managed by Nuveen affiliates. Their performance and success are also dependent on Nuveen Real Estate and Nuveen and the International Affiliated Funds are likewise subject to these risks.

The Advisor manages our portfolio pursuant to very broad investment guidelines and generally is not required to seek the approval of our board of directors for each investment, financing or asset allocation decision, which may result in our making riskier investments and which could adversely affect our results of operations and financial condition.

Our board of directors approved very broad investment guidelines that delegate to the Advisor the authority to execute acquisitions and dispositions of real estate properties and real estate-related assets on our behalf, in each case so long as such investments are consistent with the investment guidelines and our charter. There can be no assurance that the Advisor will be successful in applying any strategy or discretionary approach to our investment activities. Our board of directors reviews our investment guidelines on an annual basis (or more often as it deems appropriate) and reviews our investment portfolio periodically. The prior approval of our board of directors or a committee of independent directors is required only as set forth in our charter (including for transactions with affiliates of the Advisor) or for the acquisition or disposition of assets that are not in accordance with our investment guidelines. In addition, in conducting periodic reviews, our directors rely primarily on information provided to them by the Advisor.

Furthermore, transactions entered into on our behalf by the Advisor may be costly, difficult or impossible to unwind when they are subsequently reviewed by our board of directors.

Purchases and repurchases of shares of our common stock are not made based on the current NAV per share of our common stock.

Generally, our offering price per share and the price at which we make repurchases of our shares equals the NAV per share of the applicable class as of the last calendar day of the prior month, plus, in the case of our offering price, applicable upfront selling commissions and dealer manager fees. The NAV per share as of the date on which you make your subscription request or repurchase request may be significantly different than the offering price you pay or the repurchase price you receive. In addition, we may offer and repurchase shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month.

We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share.

While the transaction price for shares of our common stock normally equals the prior month’s NAV, we maintain the flexibility to adjust the transaction price to a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share (including by updating a previously disclosed offering price), or to suspend the Offering or our share repurchase plan in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month.

We have not set specific materiality thresholds to determine when such transaction price adjustments will be required as the occurrence or magnitude of changes affecting NAV cannot be predicted with any certainty. Factors which may be considered in connection with transaction price adjustments include (but are not limited to) material non-recurring events, including major economic events such as a material adverse change in the business or financial markets, major uninsured losses related to natural disasters, other force majeure events or other factors that in the good faith opinion of the Advisor materially impact the value of our assets and accordingly our NAV share price. Any such adjustments or decision not to make such adjustments to our transaction price will be based on the Advisor’s good faith opinion and estimates regarding the impact of these factors on the valuation of our portfolio. There is a risk that such opinion or estimates may not be fully accurate and that the adjusted transaction price may therefore not reflect the NAV per share more appropriately than the prior month’s NAV per share.

Valuations and appraisals of our properties and real estate-related assets are estimates of fair value and may not necessarily correspond to realizable value.

For purposes of calculating our monthly NAV, our properties are generally initially valued at cost, which we expect to represent fair value at that time. Thereafter, valuations of properties are determined by the independent valuation advisor based on appraisals of each of our properties on a quarterly basis in accordance with valuation guidelines approved by our board of directors. Likewise, our investments in debt backed principally by real estate are valued quarterly by our independent valuation advisor and our investments in other real estate-related assets are valued monthly at fair market value by the Advisor. The valuations of our real properties are based on asset and portfolio level information provided by the Advisor, including historical operating revenues and expenses of the properties, lease agreements on the properties, information regarding recent or planned capital expenditures and any other information relevant to valuing the real estate property, which information is not independently verified by our independent valuation advisor. The valuations of our investments in debt backed principally by real estate may be based, in part, on information provided by the Advisor. In addition, our investments in real estate-related assets other than debt backed principally by real estate, while a component of NAV, are valued by the Advisor based on market quotations or at fair value, and are not reviewed by our independent valuation advisor or appraised. Our investments in the International Affiliated Funds are valued on a quarterly basis.

Within the parameters of our valuation guidelines, the valuation methodologies used to value our properties will involve subjective judgments and projections and may not be accurate. Valuation methodologies will also involve assumptions and opinions about future events, which may or may not turn out to be correct. Valuations and appraisals of our properties and real estate-related assets will be only estimates of fair value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond our control and the control of the Advisor and our independent valuation advisor. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. As such, the carrying value of an asset may not reflect the price at which the asset could be sold in the market, and the difference between carrying value and the ultimate sales price could be material. In addition, accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the appraisal. There will be no retroactive adjustment in the valuation of such assets, the offering price of our shares of common stock, the price we paid to repurchase shares of our common stock or NAV based fees we paid to the Advisor and Nuveen Securities, LLC (the “Dealer Manager”) to the extent such valuations prove to not accurately reflect the realizable value of our assets. Because the price you will pay for shares of our common stock in the Offering, and the price at which your shares may be repurchased by us pursuant to our share repurchase plan are generally based on our prior month’s NAV per share, you may pay more than realizable value or receive less than realizable value for your investment.

Our NAV per share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month.

The appraisals of our properties are conducted on a rolling basis, such that properties may be appraised at different times but each property is appraised at least once per quarter. As such, when these appraisals are reflected in our NAV calculations, there may be a material change in our NAV per share amounts for each class of our common stock from those previously reported. These changes in a property’s value may be as a result of property-specific events or as a result of more general changes to real estate values resulting from local, nation or global economic changes, including as a result of the coronavirus pandemic. In addition, actual operating results for a given month may differ from what we originally budgeted for that month, which may cause a material increase or decrease in the NAV per share amounts. We do retroactively adjust the NAV per share of each class reported for the previous month. Therefore, because a new quarterly appraisal may differ materially from the prior appraisal or the actual results from operations may be better or worse than what we previously budgeted for a particular month, the adjustment to reflect the new appraisal or actual operating results may cause the NAV per share for each class of our common stock to increase or decrease, and such increase or decrease will occur on the day the adjustment is made.

It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.

The Advisor’s determination of our monthly NAV per share, which is calculated by our fund administrator under the supervision of the Advisor, is based in part on estimates of the values of each of our properties provided periodically by our independent valuation advisor in accordance with valuation guidelines approved by our board of directors. As a result, our published NAV per share on any given month may not fully reflect any or all changes in value that may have occurred since the most recent appraisal, including as a result of economic fallout from the coronavirus pandemic. The Advisor reviews appraisal reports and monitors our properties and real estate-related assets, and is responsible for notifying the independent valuation advisor of the occurrence of any property-specific or market-driven event it believes may cause a material valuation change in the real estate valuation, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our properties and real estate-related assets or liabilities between valuations, or to obtain quickly complete information regarding any such events. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies or an unanticipated structural or environmental event at a property may cause the value of a property to change materially, yet obtaining sufficient relevant information after the occurrence has come to light or analyzing fully the financial impact of such an event may be difficult to do and may require some time. As a result, the NAV per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation guidelines. Depending on the circumstance, the resulting potential disparity in our NAV may be in favor of either stockholders who submit their shares to us for repurchase, or stockholders who buy new shares, or existing stockholders.

NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.

The method for calculating our NAV, including the components used in calculating our NAV, is not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish NAV solely for purposes of establishing the transaction price at which we sell and repurchase shares of our common stock, and you should not view our NAV as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future.

In addition, our NAV calculations, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with GAAP. These valuations, which are based on market values that assume a willing buyer and seller, may differ from liquidation values that could be realized in the event that we were forced to sell assets.

Additionally, errors may occur in calculating our NAV, which could impact the price at which we sell and repurchase shares of our common stock and the amount of the Advisor’s advisory fee. The Advisor has implemented certain policies and procedures to address such errors in NAV calculations. If such errors were to occur, the Advisor, depending on the circumstances surrounding each error and the extent of any impact the error has on the price at which shares of our common stock were sold or repurchased or on the amount of the Advisor’s advisory fee, may determine in its sole discretion to take certain corrective actions in response to such errors, including, subject to Nuveen’s policies and procedures, making adjustments to prior NAV calculations.

The continuing coronavirus pandemic may adversely affect our investments and operations.

The global impact of the outbreak of COVID-19 has been widespread and many countries have reacted by instituting quarantines and restrictions on travel, closing financial markets and/or restricting trading, and limiting operations of non-essential businesses. Such actions have created disruption in global supply chains and have adversely impacted many industries. Although vaccines are widely available, vaccine rates vary, vaccines may lose effectiveness without boosters, and vaccines may be less effective against new strains of COVID-19. Considerable uncertainty still surrounds the coronavirus and its potential effects, and the extent of and effectiveness of any responses taken on a national and local level. As a result, the pandemic could have a continued adverse impact on economic and market conditions.

As a result of our property investments being located in the United States, the coronavirus has impacted and will continue to impact our properties and operating results to the extent that its continued spread within the United States reduces occupancy, increases the cost of operation or results in limited hours or necessitates the closure of such properties. In addition, quarantines, states of emergencies and other measures taken to curb the spread of the coronavirus may negatively impact the ability of our properties to continue to obtain necessary goods and services or provide adequate staffing, which may also adversely affect our properties and operating results. With respect to our retail properties, individual stores and shopping malls have been, and may continue to be, closed for an extended period of time or only open certain hours of the day. Our office, multifamily and industrial properties may be negatively impacted by tenant bankruptcies and defaults. To the extent we acquire hospitality properties, a variety of factors related to the coronavirus have, and are expected to continue to, cause a decline in business and leisure travel, negatively impacting these properties.

Our investments in the International Affiliated Funds have been and may continue to be similarly and negatively impacted by the coronavirus in the foreign countries where their investments are located.

The extent to which the coronavirus may further impact our investments and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that may emerge concerning the severity of the coronavirus and the actions taken to contain the coronavirus or treat its impact, new strains of COVID-19, and the availability of effective therapies or vaccines, among others. COVID-19 and the resulting current financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk with respect to our performance, results of operations and ability to pay distributions.

Compliance with the SEC’s Regulation Best Interest by participating broker-dealers may negatively impact our ability to raise capital in the Offering, which would harm our ability to achieve our investment objectives.

Broker-dealers must comply with Regulation Best Interest, which, among other requirements, establishes a new standard of conduct for broker-dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. The impact of Regulation Best Interest on participating dealers cannot be determined at this time, and it may negatively impact whether participating dealers and their associated persons recommend the Offering to certain retail customers. If Regulation Best Interest reduces our ability to raise capital in the Offering, it would harm our ability to create a diversified portfolio of investments and ability to achieve our investment objectives.

Our board of directors may, in the future, adopt certain measures under Maryland law without stockholder approval that may have the effect of making it less likely that a stockholder would receive a “control premium” for his or her shares.

Corporations organized under Maryland law with a class of registered securities and at least three independent directors are permitted to elect to be subject, by a charter or bylaw provision or a board of directors’ resolution and notwithstanding any contrary charter or bylaw provision, to any or all of five provisions:

•	staggering the board of directors into three classes;

•	requiring a two-thirds vote of stockholders to remove directors;

•	providing that only the board of directors can fix the size of the board;

•

providing that all vacancies on the board, regardless of how the vacancy was created, may be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	providing for a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

These provisions may discourage an extraordinary transaction, such as a merger, tender offer or sale of all or substantially all of our assets, all of which might provide a premium price for stockholders’ shares. In our charter, we have elected that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through other provisions in our charter and bylaws, we vest in our board of directors the exclusive power to fix the number of directorships, provided that the number is not less than three. We have not elected to be subject to any of the other provisions described above, but our charter does not prohibit our board of directors from opting into any of these provisions in the future.

Further, under the Maryland Business Combination Act, we may not engage in any merger or other business combination with an “interested stockholder” (which is defined as (1) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock and (2) an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding stock) or any affiliate of that interested stockholder for a period of five years after the most recent date on which the interested stockholder became an interested stockholder. A person is not an interested stockholder if our board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder. In approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by our board of directors. After the five-year period ends, any merger or other business combination with the interested stockholder or any affiliate of the interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of all votes entitled to be cast by holders of outstanding shares of our voting stock; and

•

two-thirds of all of the votes entitled to be cast by holders of outstanding shares of our voting stock other than those shares owned or held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder unless, among other things, our stockholders receive a minimum payment for their common stock equal to the highest price paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors prior to the time the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combination involving us and any person, including Nuveen, the Dealer Manager and the Advisor, from the provisions of this law, provided that such business combination is first approved by our board of directors.

Our charter permits our board of directors to authorize us to issue preferred stock ranking senior to our current common stock with respect to distribution rights or rights upon our liquidation, dissolution or winding up or on terms that may discourage a third party from acquiring us.

Our board of directors is permitted, subject to certain restrictions set forth in our charter, to authorize the issuance of shares of preferred stock without stockholder approval. Further, our board of directors may classify or reclassify any unissued shares of common or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of the stock and may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue without stockholder approval. Thus, our board of directors could authorize us to issue shares of preferred stock ranking senior to our common stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets, that might provide a premium price for holders of our common stock.

Maryland law limits, in some cases, the ability of a third party to vote shares acquired in a “control share acquisition.”

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by employees who are directors of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares. The control share acquisition statute does not apply: (1) to shares acquired in a merger, consolidation or share exchange if the Maryland corporation is a party to the transaction; or (2) to acquisitions approved or exempted by the charter or bylaws of the Maryland corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Maryland law and our organizational documents limit our rights and the rights of our stockholders to recover claims against our directors and officers, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, subject to the additional limitations of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007 (the “NASAA REIT Guidelines”), our charter provides that no director or officer shall be liable to us or our stockholders for monetary damages unless the director or officer (1) actually received an improper benefit or profit in money, property or services or (2) was actively and deliberately dishonest as established by a final judgment as material to the cause of action. Moreover, our charter generally requires us to indemnify and advance expenses to our directors and officers for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Further, we have entered into separate indemnification agreements with each of our officers and directors. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses. In addition, we are obligated to fund the defense costs incurred by these persons in some cases. However, our charter provides that we may not indemnify our directors, the Advisor our or the Advisor’s affiliates, for any liability or loss suffered by them or hold our directors, the Advisor and any of our Advisor’s affiliates harmless for any liability or loss suffered by us, unless they have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability or loss was not the result of negligence or misconduct by our non-independent directors, the Advisor or any of our or the Advisor’s affiliates, or gross negligence or willful misconduct by our independent directors, and the indemnification or agreement to hold harmless is recoverable only out of our net assets or the proceeds of insurance and not from the stockholders.

Maryland law and our organizational documents limit our stockholders’ ability to amend our charter or dissolve us without the approval of our board of directors.

Although the NASAA REIT Guidelines indicate that stockholders are permitted to amend our charter or terminate us without the necessity for concurrence by our board of directors, we are required to comply with the Maryland General Corporation Law, which provides that any amendment to our charter or any dissolution of our company must first be declared advisable by our board of directors. Therefore, our stockholders may vote to authorize the amendment of our charter or the dissolution of our company, but only after such action has been declared advisable by our board of directors. Accordingly, the only proposals to amend our charter or to dissolve our company that will be presented to our stockholders will be those that have been declared advisable by our board of directors and also require approval by our stockholders.

Your interest in us will be diluted if we issue additional shares.

Holders of our common stock will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue up to 2,200,000,000 shares of capital stock, of which 2,100,000,000 shares are classified as common stock, of which 500,000,000 shares are classified as Class T shares, 500,000,000 shares are classified as Class S shares, 500,000,000 shares are classified as Class D shares, 500,000,000 shares are classified as Class I shares and 100,000,000 shares are classified as Class N shares, and 100,000,000 shares are classified as preferred stock. In addition, our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. Our board of directors may elect, without stockholder approval, to: (1) sell additional shares in this or future public offerings; (2) issue equity interests in private offerings; (3) issue shares upon the exercise of the options we may grant to our independent directors or future employees; (4) issue shares to the Advisor, or its successors or assigns, in payment of an outstanding obligation to pay fees for services rendered to us; or (5) issue shares to sellers of properties we acquire in connection with an exchange of limited partnership interests of the Operating Partnership. To the extent we issue additional shares after your purchase in the Offering, your percentage ownership interest in us will be diluted.

Our UPREIT structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.

Our directors and officers have duties to our corporation under Maryland law and our charter in connection with their management of the corporation. At the same time, we, as general partner, have fiduciary duties under Delaware law to the Operating Partnership and to the limited partners in connection with the management of the Operating Partnership. Our duties as general partner of the Operating Partnership and its partners may come into conflict with the duties of our directors and officers to the corporation. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of the Operating Partnership provides that, for so long as we own a controlling interest in the Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners may be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees will not be liable or accountable to the Operating Partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, the Operating Partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of the Operating Partnership, unless it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

Our business is subject to certain regulatory regimes applicable to TIAA, including applicable financial industry rules, which may impact our returns or prevent us from taking advantage of investment opportunities that would otherwise be advantageous to our stockholders.

Nuveen Real Estate, Nuveen and the Advisor are affiliates of TIAA and therefore are subject to banking laws, regulations and orders that apply to TIAA including, among other things, the Dodd-Frank Wall Street Reform and Consumer Protection Act (as amended, the “Dodd-Frank Act”) and Section 619 thereof (the “Volcker Rule”). Because TIAA invested $300 million in shares of our Class N common stock, we are deemed to be a “banking entity” until TIAA and its affiliates are no longer deemed to have “control” (as defined by the Volcker Rule). Subject to a number of exceptions, the Volcker Rule and its implementing regulations prohibit banking entities from engaging in “proprietary trading” (as defined in those regulations) and prohibit banking entities from sponsoring or acquiring or retaining an “ownership interest” in “covered funds” (each term as defined in these regulations). For example, short-term trades with a turn of 60 days or less are subject to a rebuttable presumption that they constitute proprietary trading under the Volcker Rule. The Volcker Rule prohibition of proprietary trading could impact our ability to obtain liquidity under certain circumstances, which in turn could negatively impact our returns with respect to our investments in financial instruments, distributions to our stockholders, or repurchases pursuant to our share repurchase plan, as well as our ability to fund investments in line with our investment objectives.

In addition, a banking entity may not enter into certain so-called “covered transactions” with any covered fund that the banking entity sponsors, organizes and offers or which the banking entity serves as investment manager, investment advisor or commodity trading advisor, except as permitted pursuant to certain specified exemptions. Finally, it is possible that, under the Volcker Rule and its implementing regulations, certain pooled investment vehicles that we are considered to “control” for purposes of the Volcker Rule, including the International Affiliated Funds, may themselves be deemed to be banking entities and subject to the requirements and restrictions of the Volcker Rule, unless there is an applicable exception or exemption.

The Volcker Rule and its implementing regulations requires us to establish and maintain a compliance program and restricts our ability to engage in certain investment activities as described above, and which may result in potential loss of diversification opportunities. We have additional expenses related to monitoring our trades in our securities investments over our peers who are not subject to the Volcker Rule. The costs of implementing and maintaining a compliance program and the restrictions on our investment activities could lower our overall returns with respect to our investments in financial instruments. If our investments in the International Affiliated Funds, in or with Other Nuveen Real Estate Accounts or otherwise are deemed to be investments in covered funds, we may be required to sell our investments quickly and possibly at a discount, depending on market conditions. These limitations and restrictions could disadvantage us against competitors that are not subject to the Volcker Rule.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

We intend to conduct our operations so that neither we, nor the Operating Partnership nor the subsidiaries of the Operating Partnership are investment companies under the Investment Company Act. However, there can be no assurance that we, the Operating Partnership or the subsidiaries of the Operating Partnership will be able to successfully avoid operating as an investment company.

Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an investment company if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an investment company if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. “Investment securities” exclude (A) U.S. government securities, (B) securities issued by employees’ securities companies and (C) securities issued by majority-owned subsidiaries which (i) are not investment companies and (ii) are not relying on the exception from the definition of investment company under Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

With respect to Section 3(a)(1)(A), we do not intend to engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries. With respect to Section 3(a)(1)(C), we expect that most of the entities through which we own assets will be wholly or majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act and, thus, we do not expect to own a significant amount of investment securities and intend that less than 40% of our total assets (exclusive of U.S. government securities and cash items) will consist of “investment securities.”

Through our subsidiaries, we plan to acquire, invest in and manage instruments that could be deemed to be securities for purposes of the Investment Company Act. Accordingly, it is possible that more than 40% of the assets of our subsidiaries will be investments that will be deemed to be investment securities for Investment Company Act purposes. However, in such a circumstance, in reliance on Section 3(c)(5)(C) of the 1940 Act, we do not intend to register any of our subsidiaries as an investment company under the Investment Company Act. Section 3(c)(5)(C) is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of each such subsidiary’s portfolio must be comprised of qualifying assets and at least 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the Investment Company Act (and no more than 20% comprised of non-qualifying or non-real estate-related assets). As a result of the foregoing restrictions, we will be limited in our ability to make certain investments.

We expect that substantially all of the assets of our subsidiaries will comply with the requirements of Section 3(c)(5)(C), as such requirements have been interpreted by the SEC staff. Although we intend to monitor our portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that we will be able to maintain this exemption from registration. Existing SEC no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC will concur with our classification of the assets of our subsidiaries. Future revisions to the Investment Company Act or further guidance from the SEC staff may cause us to lose our ability to rely on Section 3(c)(5)(C) or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the applicable exemption under the

Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register as an investment company, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration, and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our NAV and our ability to pay distributions to our stockholders. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business.

Our investments in the International Affiliated Funds are subject to the risks described in this risk factor as the International Affiliated Funds will need to operate in a manner to avoid qualifying as an investment company as well. If any of the International Affiliated Funds is required to register as an investment company, the extra costs and expenses and limitations on operations resulting from such as described above could adversely impact such International Affiliated Fund’s operations, which would indirectly reduce your investment return, and that registration also could adversely affect our status as an investment company.

The Advisor is not registered and does not intend to register as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). If the Advisor is required to register as an investment advisor under the Advisers Act, it could impact our operations and possibly reduce your investment return.

The Advisor is not currently registered as an investment advisor under the Advisers Act and does not expect to register as an investment advisor because it does not and does not intend to have sufficient regulatory assets under management to meet the eligibility requirement under Section 203A of the Advisers Act. Whether an advisor has sufficient regulatory assets under management to require registration under the Advisers Act depends on the nature of the assets it manages. In calculating regulatory assets under management, the Advisor must include the value of each “securities portfolio” it manages. The Advisor expects that our assets will not constitute a securities portfolio so long as a majority of our assets consist of assets that we believe are not securities. However, because we may also invest in several types of securities in accordance with our investment strategy and the SEC will not affirm our determination of what portion of our investments are not securities, there is a risk that such determination is incorrect and, as a result, our investments are a securities portfolio. In such event, the Advisor may be acting as an investment advisor subject to registration under the Advisers Act but not be registered. If our investments were to constitute a securities portfolio, then the Advisor would be required to register under the Advisors Act, which would require it to comply with a variety of regulatory requirements under the Advisers Act on such matters as record keeping, disclosure, compliance, limitations on the types of fees it could earn and other fiduciary obligations. As a result, the Advisor would be required to devote additional time and resources and incur additional costs to manage our business, which could possibly reduce your investment return.

Operational risks, including the risk of cyberattacks, may disrupt our businesses, result in losses or limit our growth.

We rely heavily on TIAA’s, Nuveen Real Estate’s and Nuveen’s financial, accounting, communications and other data processing systems. Such systems may fail to operate properly or become disabled as a result of tampering or a breach of the network security systems or otherwise. In addition, such systems are from time to time subject to cyberattacks and other cyber security incidents. Breaches of Nuveen Real Estate’s or Nuveen’s network security systems could involve attacks that are intended to obtain unauthorized access to our proprietary information or personal identifying information of our stockholders, destroy data or disable, degrade or sabotage our systems, often through the introduction of computer viruses or other malicious code, network failures, computer and telecommunication failures, infiltration by unauthorized persons and security breaches, usage errors by their respective professionals or service providers, power, communications or other service outages and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. If unauthorized parties gain access to such information and technology systems, they may be able to steal, publish, delete or modify private and sensitive information. Although Nuveen Real Estate takes various measures to ensure the integrity of such systems, there can be no assurance that these measures will provide protection. Breaches such as those involving covertly introduced malware, impersonation of authorized users and industrial or other espionage may not be identified even with sophisticated prevention and detection systems, potentially resulting in further harm and preventing it from being addressed appropriately. The failure of Nuveen Real Estate’s or Nuveen’s systems or of disaster recovery plans for any reason could cause significant interruptions in Nuveen Real Estate’s, Nuveen’s or our operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to our stockholders and the intellectual property and trade secrets of Nuveen Real Estate and Nuveen. If such systems are compromised, do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to stockholders, regulatory intervention or reputational damage.

In addition, we are highly dependent on information systems and technology. Nuveen’s and Nuveen Real Estate’s information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us. We rely on third-party service providers for certain aspects of our business, including for certain information systems, technology and administration. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair the quality of our operations and could affect our reputation and hence adversely affect our business.

Cyber security incidents and cyber-attacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. Our information and technology systems as well as those of Nuveen Real Estate and Nuveen, may be vulnerable to damage or interruption from cyber security breaches, computer viruses or other malicious code, network failures, computer and telecommunication failures, infiltration by unauthorized persons and other security breaches, usage errors by their respective professionals or service providers, power, communications or other service outages and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. Cyberattack and other security threats could originate from a wide variety of sources, including cyber criminals, nation state hackers, hacktivists and other outside parties. There has been an increase in the frequency and sophistication of the cyber and security threats Nuveen Real Estate and Nuveen face, with attacks ranging from those common to businesses generally to those that are more advanced and persistent, which may target Nuveen Real Estate and Nuveen because Nuveen Real Estate and Nuveen hold a significant amount of confidential and sensitive information about their investors, their portfolio companies and potential investments. As a result, Nuveen Real Estate and Nuveen may face a heightened risk of a security breach or disruption with respect to this information. If successful, these types of attacks on Nuveen Real Estate’s and Nuveen’s network or other systems could have a material adverse effect on our business and results of operations, due to, among other things, the loss of investor or proprietary data, interruptions or delays in the operation of our business and damage to our reputation. There can be no assurance that measures Nuveen Real Estate and Nuveen take to ensure the integrity of their systems will provide protection, especially because cyber-attack techniques used change frequently or are not recognized until successful.

If unauthorized parties gain access to such information and technology systems, they may be able to steal, publish, delete or modify private and sensitive information, including nonpublic personal information related to stakeholders (and their beneficial owners) and material nonpublic information. Although Nuveen Real Estate and Nuveen have implemented, and their affiliates and service providers may implement, various measures to manage risks relating to these types of events, such systems could prove to be inadequate and, if compromised, could become inoperable for extended periods of time, cease to function properly or fail to adequately secure private information. Nuveen Real Estate and Nuveen do not control the cyber security plans and systems put in place by third party service providers, and such third party service providers may have limited indemnification obligations to Nuveen Real Estate and Nuveen, their portfolio entities and us, each of which could be negatively impacted as a result. Breaches such as those involving covertly introduced malware, impersonation of authorized users and industrial or other espionage may not be identified even with sophisticated prevention and detection systems, potentially resulting in further harm and preventing them from being addressed appropriately. The failure of these systems and/or of disaster recovery plans for any reason could cause significant interruptions in Nuveen Real Estate’s and Nuveen’s, their affiliates’ or our operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to shareholders, material nonpublic information and the intellectual property and trade secrets and other sensitive information in the possession of Nuveen Real Estate and Nuveen. We, Nuveen Real Estate, or Nuveen could be required to make a significant investment to remedy the effects of any such failures, harm to their reputations, legal claims that they and their respective affiliates may be subjected to, regulatory action or enforcement arising out of applicable privacy and other laws, adverse publicity and other events that may affect their business and financial performance.

In addition, Nuveen Real Estate and Nuveen operate in businesses that are highly dependent on information systems and technology. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. In addition, cybersecurity has become a top priority for regulators around the world. Many jurisdictions in which Nuveen Real Estate and Nuveen operate have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including the General Data Protection Regulation in the European Union that went into effect in May 2018. Some jurisdictions have also enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Breaches in security could potentially jeopardize Nuveen Real Estate and Nuveen, their employees’ or our investors’ or counterparties’ confidential and other information processed and stored in, and transmitted through Nuveen Real Estate’s and Nuveen’s computer systems and networks, or otherwise cause interruptions or malfunctions in their employees’, our investors’, our counterparties’ or third parties’ operations, which could result in significant losses, increased costs, disruption of Nuveen Real Estate’s and Nuveen’s businesses, liability to our investors and other counterparties, regulatory intervention or reputational damage. Furthermore, if Nuveen Real Estate and Nuveen fail to comply with the relevant laws and regulations, it could result in regulatory investigations and penalties, which could lead to negative publicity and may cause our investors or Nuveen Real Estate and Nuveen fund investors and clients to lose confidence in the effectiveness of our or Nuveen Real Estate’s and Nuveen’s security measures.

Other disruptive events, including, but not limited to, natural disasters and public health or pandemic crises (such as COVID-19) may adversely affect our ability to conduct business. Such adverse effects may include the inability of the Advisor’s employees, or the employees of its affiliates and other service providers, to perform their responsibilities as a result of any such event. Such disruptions to Nuveen Real Estate’s business operations can cause operational issues.

Finally, we depend on Nuveen Real Estate’s and Nuveen’s headquarters for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. Nuveen Real Estate’s and Nuveen’s disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that impact the real estate market in general.

We are subject to risks generally attributable to the ownership of real property, including:

•	changes in global, national, regional or local economic, demographic or capital market conditions;

•	future adverse national real estate trends, including increasing vacancy rates, declining rental rates and general deterioration of market conditions;

•	changes in supply of or demand for similar properties in a given market or metropolitan area, which could result in rising vacancy rates or decreasing market rental rates;

•	adverse economic conditions as a result of an epidemic, pandemic or other health-related issue in one or more markets where we own property;

•	vacancies, fluctuations in the average occupancy and room rates for hotel properties or inability to lease space on favorable terms;

•	increased competition for properties targeted by our investment strategy;

•	bankruptcies, financial difficulties or lease defaults by our tenants;

•	increases in interest rates and lack of availability of financing; and

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changes in government rules, regulations and fiscal policies, including increases in property taxes, changes in zoning laws, limitations on rental rates, and increasing costs to comply with environmental laws.

All of these factors are beyond our control. Any negative changes in these factors could affect our performance and our ability to meet our obligations and make distributions to stockholders.

Our success is dependent on general market and economic conditions.

The real estate industry generally and the success of our investment activities in particular will both be affected by global and national economic and market conditions generally and by the local economic conditions where our properties are located. These factors may affect the level and volatility of real estate prices, which could impair our profitability or result in losses. In addition, general fluctuations in the market prices of securities and interest rates may affect our investment opportunities and the value of our investments. Nuveen’s financial condition may be adversely affected by a significant economic downturn and it may be subject to legal, regulatory, reputational and other unforeseen risks that could have a material adverse effect on Nuveen Real Estate’s or Nuveen’s businesses and operations (including the Advisor).

A recession, slowdown or sustained downturn in the U.S. or global real estate market, and the U.S. or global economy (or any particular segment thereof) would have a pronounced impact on us, the value of our assets and our profitability, impede the ability of our assets to perform under or refinance their existing obligations, and impair our ability to effectively deploy our capital or realize upon investments on favorable terms. We could also be affected by any overall weakening of, or disruptions in, the financial markets. Any of the foregoing events could result in substantial losses to our business, which losses will likely be exacerbated by the presence of leverage in our investments’ capital structures.

Any future financial market disruptions may force us to use a greater proportion of our offering proceeds to finance our acquisitions and fund tenant improvements, reducing the cash available to satisfy repurchase requests and reducing the number of acquisitions we would otherwise make.

Additionally, events such as war (including the conflict between Russia and Ukraine), terrorism, natural and environmental disasters and the spread of infectious illnesses or other public health emergencies may adversely affect the global economy and the markets in which we and the International Affiliated Funds invest. A recent example of such an event includes the COVID-19 pandemic. These events could reduce consumer demand or economic output, result in market closure, travel restrictions or quarantines, and generally have a significant impact on the economy, our operations and performance.

The impacts of climate-related initiatives at the U.S. federal and state levels remain uncertain at this time but could result in increased operating costs.

Government authorities and various interest groups are promoting laws and regulations that could limit greenhouse gas (“GHG”), emissions due to concerns over contributions to climate change. The United States Environmental Protection Agency (“EPA”), has moved to regulate GHG emissions from large stationary sources, including electricity producers, and mobile sources, through fuel efficiency and other requirements, using its existing authority under the Clean Air Act. Moreover, certain state and regional programs are being implemented to require reductions in GHG emissions. Any additional taxation or regulation of energy use, including as a result of (i) the regulations that EPA has proposed or may propose in the future, (ii) state programs and regulations, or (iii) renewed GHG legislative efforts by future Congresses, could result in increased operating costs that we may not be able to effectively pass on to our tenants. In addition, any increased regulation of GHG emissions could impose substantial costs on our industrial tenants. These costs include, for example, an increase in the cost of the fuel and other energy purchased by our industrial tenants and capital costs associated with updating or replacing their trucks earlier than planned. Any such increased costs could impact the financial condition of our industrial tenants and their ability to meet their lease obligations and to lease or re-lease our properties.

Keeping our Net Zero Carbon target could result in increased operating costs

Transitioning to a low-carbon economy may entail extensive policy, legal, regulatory, technology and market changes as public and private organizations and institutions attempt to mitigate and adapt to climate change. Depending on the nature, speed and focus of these changes, transition risks may pose varying levels of financial and reputational risk to organizations and, by definition, also to their investors and portfolio assets (such as those we hold). While transition risk is relevant across sectors, it is likely to be especially severe for carbon-intensive industries. We will attempt to develop a specific pathway to achieve net zero carbon impact across our portfolio properties (“Net Zero Carbon”) in order to mitigate financial risk associated with the transition to a low-carbon economy as part of what TIAA believes is its fiduciary responsibility to mitigate risk in the Account’s portfolio and enhance the financial performance for our real estate investments. Given the long-term nature of commercial real estate investments, TIAA will target to protect and enhance the value of our commercial real estate investments by achieving Net Zero Carbon prior to the time period where a commercial real estate investment may become obsolete or illiquid if it cannot reasonably reduce emissions to meet required standards. TIAA will continue to ensure that all portfolio investment decisions for us with regard to Net Zero Carbon are based on expected financial performance, taking into account potential risks to asset value or liquidity, and opportunities to improve performance through improvements to commercial real estate properties held by us that reduce energy use and carbon emissions and thus decrease long-term costs for the Account.

Our portfolio may be concentrated in a limited number of asset types, geographies or investments.

Our portfolio may be heavily concentrated at any time in only a limited number of asset types, geographies or investments, and, as a consequence, our aggregate return may be substantially affected by the unfavorable performance of even a single investment. To the extent the Advisor concentrates our investments in a particular type of asset or geography, our portfolio may become more susceptible to fluctuations in value resulting from adverse economic or business conditions affecting that particular type of asset or geography. For investments that the Advisor intends to finance (directly or by selling assets), there is a risk that such financing may not be completed, which could result in us holding a larger percentage of our assets in a single investment and asset type than desired. Investors have no assurance as to the degree of diversification in our investments, either by geographic region or asset type.

Our board of directors may change our investment and operational policies or our investment guidelines without stockholder consent.

Except for changes to the investment restrictions contained in our charter, which require stockholder consent to amend, our board of directors may change our investment and operational policies, including our policies with respect to investments, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier or more highly leveraged than, the types of investments described in our prospectus. Our board of directors also approved very broad investment guidelines with which the Advisor must comply, but these guidelines provide the Advisor with broad discretion and can be changed by our board of directors. A change in our investment strategy may, among other things, increase our exposure to real estate market fluctuations, default risk and interest rate risk, all of which could materially affect our results of operations and financial condition.

Any indirect investment we make, including in the International Affiliated Funds, will be consistent with the investment objectives and policies described in our prospectus and will, therefore, be subject to similar business and real estate risks.

Our indirect investments, including in the International Affiliated Funds, will have investment objectives and policies consistent with ours, and are subject to many of the same business and real estate risks as we are. For example, each of the International Affiliated Funds:

•	operates internationally and may be subject to varying currency, inflation or other governmental and regulatory risks specific to the countries in which they operate and own assets;

•	may not have sufficient available funds to make distributions or redeem interests in the funds upon request of investors without delay;

•	expects to acquire additional and dispose of properties in the future which, if unsuccessful, could affect our ability to pay dividends to our stockholders;

•	is subject to risks as a result of joint ownership of real estate with Nuveen Real Estate, its affiliates or third parties;

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intends to use borrowings to partially fund acquisitions, which may result in foreclosures and unexpected debt-service requirements and indirectly negatively affect our ability to pay dividends to our stockholders;

•	is also dependent upon Nuveen Real Estate and its key employees for its success;

•	also operates in a competitive business with competitors who have significant financial resources and operational flexibility;

•	may not have funding or capital resources for future tenant improvements;

•	depends on its tenants for its revenue and relies on certain significant tenants;

•	is subject to risks associated with terrorism, uninsured losses and high insurance costs;

•	will be affected by general economic and regulatory factors it cannot control or predict;

•	will make illiquid investments and be subject to general economic and regulatory factors, including environmental laws, which it cannot control or predict; and

•	will be subject to property taxes and operating expenses that may increase.

To the extent the operations and ability of the International Affiliated Funds, or any other entity through which we indirectly invest in real estate, to make distributions or redeem interests in the funds is adversely affected by any of these risks, our operations and ability to pay distributions to you will be adversely affected. The International Affiliated Funds may make investments in countries or regions where neither we, the Advisor and its affiliates, nor the International Affiliated Funds, have previously invested, which may expose the International Affiliated Funds to additional risk with regard to that jurisdiction’s applicable laws, which may adversely impact our investments in the International Affiliated Funds.

We face significant competition in acquiring properties.

We face competition from various entities for investment opportunities in properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships and developers. In addition to third-party competitors, other programs sponsored by Nuveen and its affiliates, particularly those with investment strategies that overlap with ours, may seek investment opportunities under Nuveen’s prevailing policies and procedures. Many of these entities may have greater access to capital to acquire properties than we have. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Additionally, disruptions and dislocations in the credit markets could have a material impact on the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. The lack of available debt on reasonable terms or at all could result in a further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. In addition, over the past several years, a number of real estate funds and publicly traded and non-listed REITs have been formed and others have been consolidated (and many such existing funds have grown in size) for purposes of investing in real estate or real estate-related assets. Additional real estate funds, vehicles and REITs with similar investment objectives may be formed in the future by other unrelated parties and further consolidations may occur (resulting in larger funds and vehicles). Consequently, it is expected that competition for appropriate investment opportunities would reduce the number of investment opportunities available to us and adversely affecting the terms, including price, upon which investments can be made. This competition may cause us to acquire properties and other investments at higher prices or by using less-than-ideal capital structures, and in such case our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.

We may make a substantial amount of joint venture investments, including with Nuveen’s affiliates and Other Nuveen Real Estate Accounts. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.

We may co-invest in the future with Nuveen’s affiliates or third parties in partnerships or other entities that own real estate properties, which we collectively refer to as joint ventures. We may acquire non-controlling interests in joint ventures. Even if we have some control in a joint venture, we would not be in a position to exercise sole decision-making authority regarding the joint venture. Investments in joint ventures may, under certain circumstances, involve risks not present were another party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their required capital contributions. Joint venture partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Disputes between us and joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our joint venture partners.

In addition, in connection with any shared investments in which we participate alongside any Other Nuveen Real Estate Accounts, the Advisor may from time to time grant absolutely and/or share with such Other Nuveen Real Estate Accounts certain rights relating to such shared investments for legal, tax, regulatory or other reasons, including, in certain instances, rights with respect to the structuring or sale of such shared investments. There is no guarantee that we will be able to co-invest with any Other Nuveen Real Estate Account. We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the 1940 Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Other Nuveen Real Estate Accounts.

If we have a right of first refusal to buy out a joint venture partner, we may be unable to finance such a buy-out if it becomes exercisable or we are required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a joint venture partner subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. If we buy our joint venture partner’s interest we will have increased exposure in the underlying investment. The price we use to buy our joint venture partner’s interest or sell our interest is typically determined by negotiations between us and our joint venture partner and there is no assurance that such price will be representative of the value of the underlying property or equal to our then-current valuation of our interest in the joint venture that is used to calculate our NAV. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our joint venture partner, and our ability to sell or the price we might obtain for such interest may be adversely impacted by such right. Joint ownership arrangements with Nuveen’s affiliates may also entail further conflicts of interest.

Some additional risks and conflicts related to our joint venture investments (including joint venture investments with Nuveen’s affiliates) include:

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the joint venture partner may have economic or other interests that are inconsistent with our interests, including interests relating to the financing, management, operation, leasing or sale of the assets purchased by such joint venture;

•	tax, 1940 Act and other regulatory requirements applicable to the joint venture partner may cause it to want to take actions contrary to our interests;

•	the joint venture partner may have joint control of the joint venture even in cases where its economic stake in the joint venture is significantly less than ours;

•

under the joint venture arrangement, neither we nor the joint venture partner will be in a position to unilaterally control the joint venture, and deadlocks may occur. Such deadlocks could adversely impact the operations and profitability of the joint venture, including as a result of the inability of the joint venture to act quickly in connection with a potential acquisition or disposition. In addition, depending on the governance structure of such joint venture partner, decisions of such vehicle may be subject to approval by individuals who are independent of Nuveen;

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under the joint venture arrangement, we and the joint venture partner may have a buy/sell right and, as a result of an impasse that triggers the exercise of such right, we may be forced to sell our investment in the joint venture, or buy the joint venture partner’s share of the joint venture at a time when it would not otherwise be in our best interest to do so;

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our participation in investments in which a joint venture partner participates will be less than what our participation would have been had such other vehicle not participated, and because there may be no limit on the amount of capital that such joint venture partner can raise, the degree of our participation in such investments may decrease over time; and

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we may rely on our joint venture partners and their personnel for certain matters, including property management and ongoing due diligence with respect to properties to which a joint venture relates, and our success with respect to such properties, to a significant extent, may depend upon the continued services of such joint venture partner.

Furthermore, we may have conflicting fiduciary obligations if we acquire properties with our affiliates or other related entities; as a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Our ability to redeem all or a portion of our investment in the International Affiliated Funds is subject to significant restrictions.

Our investment in the International Affiliated Funds is subject to significant restrictions. Our investments in the International Affiliated Funds will be treated the same as investments by other investors in the International Affiliated Funds, and the managers of the International Affiliated Funds may limit redemptions, including as a result of certain tax, regulatory or other considerations. We may not be able to exit the International Affiliated Funds or liquidate all or a portion of our interests in the International Affiliated Funds.

We cannot assure you that the International Affiliated Funds will have capital available on favorable terms or at all to fund the redemption of interests. If the International Affiliated Funds are not able to raise additional capital to meet redemption requests, the International Affiliated Funds may be required to sell assets that they would otherwise elect to retain or sell assets or otherwise raise capital on less than favorable terms or at a time when they would not otherwise do so. If the International Affiliated Funds are forced to sell any assets under such circumstances, the disposition of such assets could materially adversely impact their operations and ability to make distributions to us and, consequently, the value of our investment in the International Affiliated Funds.

In our due diligence review of potential investments, we may rely on third-party consultants and advisors, as well as certain of our joint venture partners, and representations made by sellers of potential portfolio properties, and we or those we rely upon may not identify all relevant facts that may be necessary or helpful in evaluating potential investments.

Before making investments, due diligence is typically conducted in a manner that the Advisor deems reasonable and appropriate based on the facts and circumstances applicable to each investment. Due diligence may entail evaluation of important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants, investment banks, joint venture partners, and other third parties, including affiliates of the Advisor or Nuveen, may be involved in the due diligence process to varying degrees depending on the type of investment, the costs of which will be borne by us. Such involvement of third-party advisors or consultants may present a number of risks primarily relating to the Advisor’s reduced control of the functions that are outsourced. Where affiliates of Nuveen are utilized, the Advisor’s advisory fee will not be offset for the fees paid or expenses reimbursed to such affiliates. In addition, if the Advisor is unable to timely engage third-party providers, the ability to evaluate and acquire more complex targets could be adversely affected. In the due diligence process and making an assessment regarding a potential investment, the Advisor relies on the resources available to it, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation carried out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment being successful. Further, any recourse we may have against a seller for a breach of representations and warranties may be capped and subject to time limitations and may not be adequate to cover losses that we may incur. There can be no assurance that attempts to provide downside protection with respect to investments, including pursuant to risk management procedures described in our prospectus, will achieve their desired effect and potential investors should regard an investment in us as being speculative and having a high degree of risk.

There can be no assurance that the Advisor will be able to detect or prevent irregular accounting, employee misconduct or other fraudulent practices during the due diligence phase or during our efforts to monitor our investments on an ongoing basis or that any risk management procedures implemented by us will be adequate.

In the event of fraud by the seller of any portfolio property, we may suffer a partial or total loss of capital invested in that property. An additional concern is the possibility of material misrepresentation or omission on the part of the seller. Such inaccuracy or incompleteness may adversely affect the value of our investment in such portfolio property. We will rely upon the accuracy and completeness of representations made by sellers of portfolio properties in the due diligence process to the extent reasonable when we make our investments, but cannot guarantee such accuracy or completeness.

We rely on property managers to operate our properties and leasing agents to lease vacancies in our properties.

The Advisor hires property managers to manage our properties and leasing agents to lease vacancies in our properties. The property managers have significant decision-making authority with respect to the management of our properties. We are particularly dependent on property managers of any hospitality and leisure properties we invest in. Our ability to direct and control how our properties are managed on a day-to-day basis may be limited because we engage other parties to perform this function. Thus, the success of our business may depend in large part on the ability of our property managers to manage the day-to-day operations and the ability of our leasing agents to lease vacancies in our properties. Any adversity experienced by, or problems in our relationship with, our property managers or leasing agents could adversely impact the operation and profitability of our properties.

We depend on tenants for our revenue, and therefore our revenue is dependent on the success and economic viability of our tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space.

Rental income from real property, directly or indirectly, constitutes a significant portion of our income. Delays in collecting accounts receivable from tenants could adversely affect our cash flows and financial condition. In addition, the inability of a single major tenant or a number of smaller tenants to meet their rental obligations would adversely affect our income. Therefore, our financial success is indirectly dependent on the success of the businesses operated by the tenants in our properties or in the properties securing loans we may own. The weakening of the financial condition of or the bankruptcy or insolvency of a significant tenant or a number of smaller tenants and vacancies caused by defaults of tenants or the expiration of leases may adversely affect our operations and our ability to pay distributions.

Some of our properties may be leased to a single or significant tenant and, accordingly, may be suited to the particular or unique needs of such tenant. We may have difficulty replacing such a tenant if the floor plan of the vacant space limits the types of businesses that can use the space without major renovation. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We may be unable to renew leases as leases expire.

We may not be able to lease properties that are vacant or become vacant because a tenant decides not to renew its lease or by the continued default of a tenant under its lease. In addition, certain of the properties we acquire may have some level of vacancy at the time of acquisition. Certain other properties may be specifically suited to the particular needs of a tenant and may become vacant after we acquire them. Even if a tenant renews its lease or we enter into a lease with a new tenant, the terms of the new lease may be less favorable than the terms of the old lease. In addition, the resale value of the property could be diminished because the market value may depend principally upon the value of the property’s leases. If we are unable to promptly renew or enter into new leases, or if the rental rates are lower than expected, our results of operations and financial condition will be adversely affected. For example, following the termination or expiration of a tenant’s lease there may be a period of time before we will begin receiving rental payments under a replacement lease. During that period, we will continue to bear fixed expenses such as interest, real estate taxes, maintenance, security, repairs and other operating expenses. In addition, declining economic conditions may impair our ability to attract replacement tenants and achieve rental rates equal to or greater than the rents paid under previous leases. Increased competition for tenants may require us to make capital improvements to properties which would not have otherwise been planned. Any unbudgeted capital improvements that we undertake may divert cash that would otherwise be available for distributions or for satisfying repurchase requests. Ultimately, to the extent that we are unable to renew leases or re-let space as leases expire, decreased cash flow from tenants will result, which could adversely impact our operating results.

We may be required to expend funds to correct defects or to make improvements before a tenant can be found for a property at an attractive lease rate or an investment in a property can be sold. No assurance can be given that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed on that property. These factors and others that could impede our ability to respond to adverse changes in the performance of our properties could significantly affect our financial condition and operating results.

Our properties will face significant competition.

We face significant competition from owners, operators and developers of properties. Substantially all of our properties face competition from similar properties in the same market. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to lease available space at lower prices than the space in our properties. If one of our properties were to lose an anchor tenant, this could impact the leases of other tenants, who may be able to modify or terminate their leases as a result.

Our properties may be leased at below-market rates under long-term leases.

We may seek to negotiate longer-term leases to reduce the cash flow volatility associated with lease rollovers. In addition, where appropriate, we seek leases that provide for operating expenses, or expense increases, to be paid by the tenants. These leases may allow tenants to renew the lease with pre-defined rate increases. If we do not accurately judge the potential for increases in market rental rates, we may set the rental rates of these long-term leases at levels such that even after contractual rental increases, the resulting rental rates are less than then-current market rental rates. Further, we may be unable to terminate those leases or adjust the rent to then-prevailing market rates. As a result, our income and distributions to our stockholders could be lower than if we did not enter into long-term leases.

We depend on the availability of public utilities and services, especially for water and electric power. Any reduction, interruption or cancellation of these services may adversely affect us.

Public utilities, especially those that provide water and electric power, are fundamental for the sound operation of our assets. The delayed delivery or any material reduction or prolonged interruption of these services could allow tenants to terminate their leases or result in an increase in our costs, as we may be forced to use backup generators, which also could be insufficient to fully operate our facilities and could result in our inability to provide services.

Insurance may not cover all losses which may adversely affect us.

We carry and intend to continue to carry insurance covering our properties under policies the Advisor deems appropriate. However, various types of losses, such as losses due to wars, riots, nuclear reaction, terrorist acts, earthquakes, floods, hurricanes, pollution or environmental matters, generally are either uninsurable, or not economically insurable (i.e., insurable at such high rates that to maintain such coverage would cause an adverse impact on the related investments), or may be subject to insurance coverage limitations, such as large deductibles or co-payments or insurance only being available in amounts less than the full market value or replacement cost. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in an investment, as well as the anticipated future revenue from the investment. In that event, we might nevertheless remain obligated for financial and other obligations related to the investment. Any loss of this nature would adversely affect us.

In addition, inflation, changes in building codes and ordinances, environmental considerations, provisions in loan documents encumbering the portfolio properties pledged as collateral for loans, and other factors might also keep us from using insurance proceeds to replace or renovate a real property investment after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property, which would adversely effect us.

We could become subject to liability for environmental violations, regardless of whether we caused such violations.

We could become subject to liability in the form of fines or damages for noncompliance with environmental laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, the remediation of contaminated property associated with the disposal of solid and hazardous materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on tenants, owners or managers for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. Under various federal, state and local environmental laws, ordinances, and regulations, a current or former owner or manager of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products on, under, from, or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or manager knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred.

In addition, third parties may sue the owner or manager of a property for damages based on personal injury, natural resources, or property damage or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which the property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants. There can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability, or that the environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties. There can be no assurance that these laws, or changes in these laws, will not have a material adverse effect on our business, results of operations or financial condition.

Our properties are, and any properties we acquire in the future will be, subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our properties are, and any properties we acquire in the future will be, subject to real and personal property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Some of our leases may provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we are generally responsible for property taxes related to any vacant space. If we purchase residential properties, the leases for such properties typically will not allow us to pass through real estate taxes and other taxes to residents of such properties. Consequently, any tax increases may adversely affect our results of operations at such properties.

We face risks in effecting operating improvements.

In some cases, the success of an investment will depend, in part, on our ability to restructure and effect improvements in the operations of a property. The activity of identifying and implementing restructuring programs and operating improvements at a property entails a high degree of uncertainty. There can be no assurance that we will be able to successfully identify and implement such restructuring programs and improvements.

In certain cases, financings for our properties may be recourse to us.

Generally, commercial real estate financings are structured as non-recourse to the borrower, which limits a lender’s recourse to the property pledged as collateral for the loan, and not the other assets of the borrower or to any parent of borrower, in the event of a loan default. However, lenders customarily will require that a creditworthy parent entity enter into so-called “recourse carve out” guarantees to protect the lender against certain bad-faith or other intentional acts of the borrower in violation of the loan documents. A “bad boy” guarantee typically provides that the lender can recover losses from the guarantors for certain bad acts, such as fraud or intentional misrepresentation, intentional waste, willful misconduct, criminal acts, misappropriation of funds, voluntary incurrence of prohibited debt and environmental losses sustained by lender. In addition, “bad boy” guarantees typically provide that the loan will be a full personal recourse obligation of the guarantor for certain actions, such as prohibited transfers of the collateral or changes of control and voluntary bankruptcy of the borrower. It is expected that the financing arrangements with respect to our investments generally will require “bad boy” guarantees from us and the Operating Partnership and in the event that such a guarantee is called, our assets could be adversely affected. Moreover, our “bad boy” guarantees could apply to actions of the joint venture partners associated with our investments. While the Advisor expects to negotiate indemnities from such joint venture partners to protect against such risks, there remains the possibility that the acts of such joint venture partner could result in liability to us under such guarantees. We may provide “bad boy” guarantees on behalf of other Sponsor Accounts investing alongside us and as such guarantees are not for borrowed money, they will typically not be included under our leverage limitations.

We may be adversely affected by trends in the office real estate industry.

Some businesses are rapidly evolving to make employee telecommuting, flexible work schedules, open workplaces and teleconferencing increasingly common. These practices enable businesses to reduce their space requirements. A continuation of the movement towards these practices could over time erode the overall demand for office space and, in turn, place downward pressure on occupancy, rental rates and property valuations, each of which could have an adverse effect on our financial position, results of operations, cash flows and ability to make expected distributions to our stockholders.

We could be negatively impacted by the condition of Fannie Mae or Freddie Mac and by changes in government support for multifamily housing.

Fannie Mae and Freddie Mac are a major source of financing for multifamily real estate in the United States. We expect to utilize loan programs sponsored by these entities as a key source of capital to finance our growth and our operations.Since 2011, members of Congress have introduced, and Congressional committees have considered, a substantial number of bills that include comprehensive or incremental approaches to winding down

Fannie Mae and Freddie Mac or changing their purposes, businesses or operations. A decision by the U.S. government to eliminate or downscale Fannie Mae or Freddie Mac or to reduce government support for multifamily housing more generally may adversely affect interest rates, capital availability, development of multifamily communities and the value of multifamily assets and, as a result, may adversely affect our future growth and operations. Any potential reduction in loans, guarantees and credit-enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s derivative securities market, potentially causing breaches in loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of a significant portion of multifamily communities. Specifically, the potential for a decrease in liquidity made available to the multifamily sector by Fannie Mae and Freddie Mac could:

•	make it more difficult for us to secure new takeout financing for any multifamily development projects we acquire;

•	hinder our ability to refinance any completed multifamily assets;

•	decrease the amount of available liquidity and credit that could be used to broaden our portfolio through the acquisition of multifamily assets; and

•	require us to obtain other sources of debt capital with potentially different terms.

Increased levels of unemployment could adversely affect the occupancy and rental rates of any multifamily properties we acquire.

Increased levels of unemployment in multifamily markets, including as a result of the COVID-19 pandemic, could significantly decrease occupancy and rental rates. In times of increasing unemployment, multifamily property occupancy and rental rates have historically been adversely affected by:

•	rental residents deciding to share rental units and therefore rent fewer units;

•	potential residents moving back into family homes or delaying leaving family homes;

•	a reduced demand for higher-rent units;

•	a decline in household formation;

•	persons enrolled in college delaying leaving college or choosing to proceed to or return to graduate school in the absence of available employment;

•	the inability or unwillingness of residents to pay rent increases; and

•	increased collection losses.

These factors generally have contributed to lower rental rates. To the extent that we invest in any multifamily properties, our results of operations, financial condition and ability to make distributions to you may be adversely affected if these factors do not improve or worsen.

If any credit market disruptions or economic slowdowns occur, any investments in multifamily properties may face increased competition from single-family homes and condominiums for rent, which could limit our ability to retain residents, lease apartment units or increase or maintain rents.

Our multifamily properties may compete with numerous housing alternatives in attracting residents, including single-family homes and condominiums available for rent. Such competitive housing alternatives may become more prevalent in a particular area in the event of any tightening of mortgage lending underwriting criteria, homeowner foreclosures, declines in single-family home and condominium sales or lack of available credit. The number of single-family homes and condominiums for rent in a particular area could limit our ability to retain residents, lease apartment units or increase or maintain rents.

Many factors affect the single-family housing rental market, and we may be negatively affected by its assumptions surrounding and general conditions of the single-family housing rental market.

Any potential returns on our investments related to the single-family housing rental market will depend upon many factors including, but not limited to:

•	the availability of properties or other investments that meet our investment criteria and our ability to acquire such properties at favorable prices;

•	real estate appreciation or depreciation in our target markets;

•	the condition of our properties;

•	our ability to contain renovation, maintenance, marketing and other operating costs for our properties;

•	our ability to maintain high occupancy rates and target rent levels;

•

general economic conditions in our target markets, such as changes in employment and household earnings and expenses; the effects of rent controls, stabilization laws and other laws or regulations regarding rental rates and tenant rights; and

•	changes in, and changes in enforcement of, laws, regulations and government policies including health, safety, environmental, property, zoning and tax laws.

We will have no control over many of these factors, which could adversely affect our operations. Our success will also depend, in part, on our assumptions about our target properties, target lessees, renovation, maintenance and other operating costs, and rental rates and occupancy levels and, if our assumptions prove to be inaccurate, this may adversely affect our operations and results.

A number of our residential properties are part of homeowner’s associations (“HOAs”), and we and tenants of such properties are subject to the rules and regulations of such HOAs, which are subject to change and may be arbitrary or restrictive. Violations of such rules may subject us to additional fees, penalties and litigation with such HOAs which would be costly.

A number of our residential properties are located within HOAs, which are private entities that regulate the activities of owners and occupants of, and levy assessments on, properties in a residential subdivision. We pay all HOA fees and assessments directly. The majority of the HOA fees due on our properties are billed annually. The fees are paid when due by our property managers and are included in our property and operating expenses. HOAs in which we own properties may have or may enact onerous or arbitrary rules that restrict our ability to restore, market or lease our properties or require us to restore or maintain such properties at standards or costs that are in excess of our planned budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale or the requirement that specific construction materials be used in restorations. Some HOAs also impose limits on the number of property owners who may rent their homes, which, if met or exceeded, would cause us to incur additional costs to sell the property and opportunity costs of lost rental revenue. Furthermore, many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas, and we may have tenants who violate HOA rules and for which we may be liable as the property owner. Additionally, the boards of directors of the HOAs in which we own property may not make important disclosures about the properties or may block our access to HOA records, initiate litigation, restrict our ability to sell our properties, impose assessments or arbitrarily change the HOA rules. Furthermore, in certain jurisdictions, HOAs may have a statutory right of first refusal to purchase certain types of properties we may desire to sell. Moreover, in certain jurisdictions (such as in Florida), HOAs may be entitled to dispute rent increases, which may result in arbitration. We may be unaware of or unable to review or comply with HOA rules before purchasing a property, and any such excessively restrictive or arbitrary regulations may cause us to sell such property at a loss, prevent us from renting such property or otherwise reduce our cash flow from such property, which would have an adverse effect on our returns on these properties.

Our retail tenants face competition from numerous retail channels.

Retailers leasing our properties face continued competition from discount or value retailers, factory outlet centers, wholesale clubs, mail order catalogues and operators, television shopping networks and shopping via the internet. Such competition could adversely affect our tenants and, consequently, our revenues, funds available for distribution and the value of our retail properties.

The healthcare industry is heavily regulated and new laws or regulations, changes to existing laws or regulations, loss of licensure, failure to obtain licensure or other industry developments could result in the inability of the tenants of our healthcare properties to pay rent.

The healthcare industry is heavily regulated by federal, state and local governmental bodies. The tenants in our healthcare properties generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, and relationships with physicians and other referral sources. Changes in these laws and regulations or the tenants’ failure to comply with these laws and regulations could negatively affect the ability of these tenants to make lease payments to us.

Many of our healthcare properties and their tenants may require a license or certificate of need, or CON, to operate. Failure to obtain a license or CON, or loss of a required license or CON, would prevent a facility from operating in the manner intended by the tenant. These events could materially adversely affect our tenants’ ability to make rent payments to us. We cannot predict the impact of state CON laws or similar laws on the operations of our tenants. In addition, state CON laws often materially impact the ability of competitors to enter into the marketplace of our healthcare properties. The repeal of CON laws could allow competitors to freely operate in previously closed markets. This could negatively affect our tenants’ abilities to make lease payments to us.

The healthcare industry currently is experiencing rapid regulatory changes and uncertainty; changes in the demand for and methods of delivering healthcare services; changes in third-party reimbursement policies; expansion of insurance providers into patient care; continuing pressure by private and governmental payors to reduce payments to providers of services; and increased scrutiny of billing, referral and other practices by governmental authorities. These factors may adversely affect the economic performance of some or all of our healthcare tenants and, in turn, our performance.

Our healthcare properties and tenants may be unable to compete successfully due to increased competition and disruptions.

The healthcare properties we have acquired and will acquire may face competition from nearby hospitals and other medical facilities that provide comparable services. Some of those competing facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our healthcare properties. Similarly, our tenants face competition from other medical practices in nearby hospitals and other medical facilities. Additionally, the introduction and explosion of non-traditional healthcare providers competing with traditional providers in the healthcare market, including companies like Amazon, Apple, Google, Microsoft, CVS Health, as well as telemedicine, telehealth and mhealth, are disrupting the healthcare industry. Our healthcare tenants’ failure to compete successfully with these other practices and providers could adversely affect their ability to make rental payments, which could adversely affect our rental revenues.

Further, from time to time and for reasons beyond our control, referral sources, including physicians and managed care organizations, may change their list of hospitals or physicians to which they refer patients. This could adversely affect our healthcare tenants’ ability to make rental payments, which could adversely affect our performance.

Any investments in life sciences properties are subject to unique risks.

Life science properties and their tenants are subject to a number of unique risks, the occurrence of any could adversely affect our results of operations and financial condition. In particular, life science tenants are subject to a number of risks unique to their industry, including (a) high levels of regulation including increasing government price controls and other healthcare cost containment measures, (b) failures in the safety and efficacy of their products, (c) significant funding requirements for product research and development, and (d) changes in technology, patent expiration, and intellectual property protection. These risks may adversely affect their ability to make rental payments to us or satisfy their other lease obligations and consequently may materially adversely affect property revenue and valuation.

In addition, improvements to life science properties are typically more costly than improvements to traditional office space or other property types. Many life science properties generally contain infrastructure improvements that are significantly more costly than improvements to other property types. Typical improvements include (a) reinforced concrete floors, (b) upgraded roof loading capacity, (c) increased floor-to-ceiling heights, (d) heavy-duty HVAC systems, (e) enhanced environmental control technology, (f) significantly upgraded electrical, gas, and plumbing infrastructure, and (g) laboratory benches.

Further, life sciences tenants may engage in research and development activities that involve controlled use of hazardous materials, chemicals, and biological and radioactive compounds. In the event of contamination or injury from the use of these hazardous materials, we could be held liable for damages that result. This liability could exceed our resources and any recovery available through any applicable insurance coverage, which could adversely affect our ability to make distributions to our stockholders. Together with our tenants, we must comply with federal, state, and local laws and regulations governing the use, manufacture, storage, handling, and disposal of hazardous materials and waste products. Failure to comply with these laws and regulations, or changes thereto, could adversely affect our business or our tenants’ businesses and their ability to make rental payments to us.

Risks Related to Investments in Real Estate-Related Assets

We invest in equity of other REITs and other real estate-related companies, which subjects us to certain risks including those risks associated with an investment in our own common stock.

REITs are generally subject to the risks of the real estate market and securities market. REITs are dependent upon specialized management skills, have limited diversification and are, therefore, subject to risks inherent in financing a limited number of projects. REITs may be subject to management fees and other expenses, and so when we invest in REITs we will bear our proportionate share of the costs of the REITs’ operations. Investing in REITs and real estate-related companies involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. The market value of REIT shares and the ability of the REIT to distribute income may be adversely affected by several factors, including the risks described herein that relate to an investment in our common stock. REITs depend generally on their ability to generate cash flow to make distributions to stockholders, and certain REITs have self-liquidation provisions by which mortgages held may be paid in full and distributions of capital returns may be made at any time. In addition, distributions received by us from REITs may consist of dividends, capital gains or return of capital. Generally, dividends received by us from REIT shares and distributed to our stockholders will not constitute “qualified dividend income” eligible for the reduced tax rate applicable to qualified dividend income. In addition, the performance of a REIT may be affected by changes in the tax laws or by its failure to qualify for tax-free pass-through of income.

REITs (especially mortgage REITs) are also subject to interest rate risk. Rising interest rates may cause REIT investors to demand a higher annual yield, which may, in turn, cause a decline in the market price of the equity securities issued by a REIT.

Investing in certain REITs and real estate-related companies, which often have small market capitalizations, may also involve the same risks as investing in other small capitalization companies. REITs and real estate-related companies may have limited financial resources and their securities may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities.

We may make open market purchases or invest in publicly traded real estate-related securities.

We invest in real estate-related securities that are publicly traded and are, therefore, subject to the risks inherent in investing in public securities. When investing in public securities, we may be unable to obtain financial covenants or other contractual rights, including management rights that we might otherwise be able to obtain in making privately negotiated investments. Moreover, we may not have the same access to information in connection with investments in public securities, either when investigating a potential investment or after making an investment, as compared to privately negotiated investments. Furthermore, we may be limited in our ability to make investments, and to sell existing investments, in public securities because Nuveen Real Estate or its affiliates may be deemed to have material, non-public information regarding the issuers of those securities or as a result of other internal policies. The inability to sell public securities in these circumstances could materially adversely affect the investment results. In addition, an investment may be sold by us to a public company where the consideration received is a combination of cash and stock of the public company, which may, depending on the securities laws of the relevant jurisdiction, be subject to lock-up periods.

The operating and financial risks of issuers and borrowers, and the underlying default risk across capital structures, may adversely affect our results of operations and financial condition.

Our real estate-related investments may involve credit or default risk, which is the risk that an issuer or borrower will be unable to make principal and interest payments on its outstanding debt when due. The risk of default and losses on such investments will be affected by a number of factors, including global, regional and local economic conditions, interest rates, the commercial real estate market in general, and an issuer’s or borrower’s financial circumstances. Such default risk will be heightened to the extent we make relatively junior investments in an issuer’s capital structure since such investments are structurally subordinate to more senior tranches in such issuer’s capital structure, and our overall returns would be adversely affected to the extent one or more issuers is unable to meet its debt payment obligations when due. See “—We may invest in subordinated debt, which is subject to greater credit risk than senior debt” below.

Some of our real estate-related securities investments may become distressed, which securities would have a high risk of default and may be illiquid.

While it is generally anticipated that our real estate-related investments will focus primarily on investments in non-distressed real estate-related interests, our investments may become distressed following our acquisition thereof. During an economic downturn or recession, securities of financially troubled or operationally troubled issuers are more likely to go into default than securities of other issuers. Securities of financially or operationally troubled issuers are less liquid and more volatile than securities of companies not experiencing financial difficulties. The market prices of such securities are subject to volatile market movements.

These financial difficulties may never be overcome and may cause issuers to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, subject us to certain additional potential liabilities that may exceed the value of our original investment therein. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transactions under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize on collateral for loan positions we held, or may adversely affect the economic terms and priority of such loans.

Our investments in debt backed principally by real estate face a number of general market-related risks that can affect the creditworthiness of issuers, and modifications to certain loan structures and market terms make it more difficult to monitor and evaluate investments.

We invest in debt backed principally by real estate. Any deterioration of real estate fundamentals could negatively impact our performance by making it more difficult for borrowers to satisfy their payment obligations to us, increasing the default risk, or making it relatively more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrowers or real estate collateral relating to our investments and may include economic or market fluctuations, changes in environmental and zoning laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand for competing properties in an area, fluctuations in real estate fundamentals, the financial resources of tenants, changes in availability of debt financing which may render the sale or refinancing of properties difficult or impracticable, changes in building, environmental and other laws, energy and supply shortages, various uninsured or uninsurable risks and other unforeseen occurrences. There can be no assurance that there will be a ready market for the resale of our investments in debt backed principally by real estate because these investments may not be liquid. Illiquidity may result from the absence of an established market for these investments, as well as legal or contractual restrictions on their resale by us.

Investments in real estate-related assets may be subject to risks including various creditor risks and early redemption features which may materially adversely affect our results of operations and financial condition.

The real estate-related assets in which we may invest may include secured or unsecured debt at various levels of an issuer’s capital structure. The real estate-related assets in which we may invest may not be protected by financial covenants or limitations upon additional indebtedness, may be illiquid or have limited liquidity, and may not be rated by a credit rating agency. Debt securities are also subject to other creditor risks, including (i) the possible invalidation of an investment transaction as a “fraudulent conveyance,” (ii) lender liability claims by the issuer of the obligation and (iii) environmental liabilities. Our investments may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in the issuer or borrower repaying the principal on an obligation held by us earlier than expected, resulting in a lower return to us than anticipated or reinvesting in a new obligation at a lower return to us.

Rising interest rates could impact the value of our investments.

Interest rates are one of the variables that affect real estate asset prices. A number of other factors are also important including real estate market fundamentals, inflation expectations, and investor investment horizons and return targets. For real estate, changes in interest rates influence real estate capitalization rates, with higher interest rates ultimately resulting in higher capitalization rates and lower property values, all other things being equal. However, interest rates and capitalization rates do not always move in lockstep as there typically is a lag between changes in interest rates and changes in capitalization rates, and especially for high quality properties. Capitalization rates tend to be durable due to the long term, inflation-protected nature of tenant leases, which typically include annual rent increases.

We may invest in debt backed principally by real estate that is non-recourse in nature and includes limited options for financial recovery in the event of default; an event of default may adversely affect our results of operations and financial condition.

We invest from time to time in debt backed principally by real estate, including mezzanine loans and B-notes, which are secured by properties and are subject to risks of delinquency and foreclosure and risks of loss. Commercial real estate loans are generally not fully amortizing, which means that they may have a significant principal balance or balloon payment due on maturity. Full satisfaction of the balloon payment by a commercial borrower is heavily dependent on the availability of subsequent financing or a functioning sales market, as well as other factors such as the value of the property, the level of prevailing mortgage rates, the borrower’s equity in the property and the financial condition and operating history of the property and the borrower. In certain situations, the unavailability of real estate financing may lead to default by a borrower. In addition, in the absence of any such takeout financing, the ability of a borrower to repay a loan secured by a property will depend upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Furthermore, we may not have the same access to information in connection with investments in commercial mortgage loans as compared to publicly traded securities.

Commercial mortgage loans are usually non-recourse in nature. Therefore, if a borrower defaults on the loan, then the options for financial recovery are limited in nature. Default rates and losses on commercial mortgage loans will be affected by a number of factors, including global, regional and local economic conditions in the area where the mortgage properties are located, the borrower’s equity in the mortgage property, the financial circumstances of the borrower, the financial health of the tenants, the property location and condition, competition from other properties, real estate taxes and government regulation. A continued decline in specific commercial real estate markets and property valuations may result in higher delinquencies and defaults and potentially foreclosures. In the event of default, the lender will have no right to assets beyond collateral attached to the commercial mortgage loan. The overall level of commercial mortgage loan defaults remains significant and market values of the underlying commercial real estate remain distressed in many cases.

In the event of any default under a real estate loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage or real estate loan, which could have a material adverse effect on our profitability. In the event of the bankruptcy of a borrower, the real estate loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy, and the lien securing the mortgage or real estate loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Additionally, in the event of a default under any senior debt, the junior or subordinate lender generally forecloses on the equity, purchases the senior debt or negotiates forbearance or restructuring arrangement with the senior lender in order to preserve its collateral.

Our investments in debt backed principally by real estate face prepayment risk and interest rate fluctuations that may adversely affect our results of operations and financial condition.

During periods of declining interest rates, the borrower under a loan may exercise its option to prepay principal earlier than scheduled, forcing us to reinvest the proceeds from such prepayment in lower yielding securities or loans, which may result in a decline in our return. Debt investments frequently have call features that allow the issuer to redeem the security at dates prior to its stated maturity at a specified price (typically greater than par) only if certain prescribed conditions are met. An issuer may choose to redeem a debt security if, for example, the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. In addition, the market price of our investments will change in response to changes in interest rates and other factors. During periods of declining interest rates, the market price of fixed-rate debt investments generally rises. Conversely, during periods of rising interest rates, the market price of such investments generally declines. The magnitude of these fluctuations in the market price of debt investments is generally greater for securities with longer maturities. While interest rates are currently expected to remain at favorable rates in the near term, there is a consensus that the U.S. Federal Reserve will continue to increase benchmark interest rates, which could negatively impact the price of debt securities and could adversely affect the value of our investments.

We may invest in subordinated debt, which is subject to greater credit risk than senior debt.

We may from time to time invest in debt backed principally by real estate, including junior tranches of CMBS and “mezzanine” or junior mortgage loans that are subordinated in an issuer’s capital structure. Investments in subordinated debt involve greater credit risk of default than the senior classes of the issue or series. To the extent we invest in subordinated debt of an issuer’s capital structure or subordinated CMBS bonds, such investments and our remedies with respect thereto, including the ability to foreclose on any collateral securing such investments, will be subject to the rights of any senior creditors and, to the extent applicable, contractual inter-creditor or participation agreement provisions.

We may face risks related to our investments in mezzanine loans.

Although not secured by the underlying real estate, mezzanine loans are also subject to risk of subordination and share certain characteristics of subordinate loan interests described above. As with commercial mortgage loans, repayment of a mezzanine loan is dependent on the successful operation of the underlying commercial properties and, therefore, is subject to similar considerations and risks.

Certain risks associated with CMBS may adversely affect our results of operations and financial condition.

We may invest a portion of our assets in pools or tranches of CMBS. The collateral underlying CMBS generally consists of commercial real estate, mortgages , such as retail space, office buildings, industrial property, multifamily properties and hotels. As a result, the commercial mortgages underlying CMBS generally face the risks described above in “We may invest in debt backed principally by real estate that is non-recourse in nature and includes limited options for financial recovery in the event of default; an event of default may adversely affect our results of operations and financial condition,” including risks that may adversely affect our results of operations and financial condition.

There are certain risks associated with the insolvency of obligations backing CMBS and other investments.

The commercial real estate loans backing the CMBS and other investments may be subject to various laws enacted in the jurisdiction or state of the borrower for the protection of creditors. If an unpaid creditor files a lawsuit seeking payment, the court may invalidate all or part of the borrower’s debt as a fraudulent conveyance, subordinate such indebtedness to existing or future creditors of the borrower or recover amounts previously paid by the borrower in satisfaction of such indebtedness, based on certain tests for borrower insolvency and other facts and circumstances, which may vary by jurisdiction. In addition, in the event of the insolvency of a borrower, payments made on such commercial mortgage loans could be subject to avoidance as a “preference” if made within a certain period of time before insolvency.

There are certain risks associated with CMBS interest shortfalls.

CMBS investments may be subject to interest shortfalls due to interest collected from the underlying loans not being sufficient to pay accrued interest to all of the CMBS. Interest shortfalls to the CMBS trust will occur when the servicer does not advance full interest payments on defaulted loans. Interest shortfalls occur when 90%, generally, of the appraised value is less than the loan amount and the servicer does not advance interest on the full loan amount. The resulting interest shortfalls impact interest payments on the most junior class in the trust first. As interest shortfalls increase, more senior classes may be impacted. Interest shortfalls to the CMBS trust may also occur as a result of accumulated advances and expenses on defaulted loans. When a defaulted loan or foreclosed property is liquidated, the servicer will be reimbursed for accumulated advances and expenses prior to payments to CMBS bond holders. If proceeds are insufficient to reimburse the servicer or if a defaulted loan is modified and not foreclosed, the servicer is able to make a claim on interest payments that is senior to the bond holders to cover accumulated advances and expenses. If the claim is greater than interest collected on the loans, interest shortfalls could impact one or more bond classes in a CMBS trust until the servicer’s claim is satisfied.

Concentrated CMBS investments may pose specific risks beyond the control of the Advisor that may adversely affect our results of operations and financial condition.

Default risks with respect to CMBS investments may be further pronounced in the case of single-issuer CMBSs or CMBSs secured by a small or less diverse collateral pool. At any one time, a portfolio of CMBS may be backed by commercial mortgage loans disproportionately secured by properties in only a few states, regions or foreign countries. As a result, such investments may be more susceptible to geographic risks relating to such areas, including adverse economic conditions, declining home values, adverse events affecting industries located in such areas and other factors beyond the control of the Advisor relative to investments in multi-issuer CMBS or a pool of mortgage loans having more diverse property locations.

CMBS investments may face risks associated with extensions that may adversely affect our results of operations and financial condition.

CMBS and other investments may be subject to extension, resulting in the term of the securities being longer than expected. Extensions are affected by a number of factors, including the general availability of financing in the market, the value of the related mortgaged property, the borrower’s equity in the mortgaged property, the financial circumstances of the borrower, fluctuations in the business operated by the borrower on the mortgaged property, competition, general economic conditions and other factors. Such extensions may also be made without the Advisor’s consent.

We may invest in structured products that may include structural and legal risks.

We may invest from time to time in structured products. These investments may include debt securities issued by a private investment fund that invests, on a leveraged basis, in bank loans, high-yield debt or other asset groups, certificates issued by a structured investment vehicle that holds pools of commercial mortgage loans, as well as MBS credit default swaps (e.g., CMBX). Our investments in structured products will be subject to a number of risks, including risks related to the fact that the structured products will be leveraged, and other structural and legal risks related thereto. The value of an investment in a structured product will depend on the investment performance of the assets in which the structured product invests and will, therefore, be subject to all of the risks associated with an investment in those assets.

We will face risks related to investments in collateralized debt obligations.

We may invest from time to time in collateralized debt obligations (“CDOs”). CDOs include, among other things, collateralized loan obligations (“CLOs”) and other similarly structured securities. CDOs may charge a management fee and administrative expenses. CLO tranches can experience substantial losses due to actual defaults, increased sensitivity to defaults due to collateral default and disappearance of protecting tranches, market anticipation of defaults and aversion to CLO securities as a class. The risks of an investment in a CDO depend largely on the type of the collateral and the class of the CDO in which we invest.

We may acquire and sell residential credit investments, which may subject us to legal, regulatory and other risks that could adversely impact our business and financial results.

We may invest directly and indirectly in residential credit investments, which may include performing loans, nonperforming loans, residential mortgage loans and residential mortgage-backed securities (“RMBS”), which represent interests in pools of residential mortgage loans secured by one to four family residential mortgage loans. Investments in residential credit (including RMBS) are subject to various risks and uncertainties, including credit, market, interest rate, structural and legal risk. These risks may be magnified by volatility in the economy and in real estate markets generally. Residential credits are not traded on an exchange and there may be a limited market for the securities, especially when there is a perceived weakness in the mortgage and real estate market sectors.

Residential mortgage loans are obligations of the borrowers thereunder only and are not typically insured or guaranteed by any other person or entity, although such loans may be securitized by government agencies and the securities issued may be guaranteed. The rate of defaults and losses on residential mortgage loans are affected by a number of factors, including general economic conditions and those in the geographic area where the mortgaged property is located, the terms of the mortgage loan, the borrower’s equity in the mortgaged property, and the financial circumstances of the borrower. Certain mortgage loans may be of sub-prime credit quality (i.e., do not meet the customary credit standards of Fannie Mae and Freddie Mac). Delinquencies and liquidation proceedings are more likely with sub-prime mortgage loans than with mortgage loans that satisfy customary credit standards. If a residential mortgage loan is in default, foreclosure of such residential mortgage loan may be a lengthy and difficult process, and may involve significant expenses. Furthermore, the market for defaulted residential mortgage loans or foreclosed properties may be very limited.

Residential mortgage loans in an issue of RMBS may also be subject to various U.S. federal and state laws, foreign laws, public policies and principles of equity that protect consumers which, among other things, may regulate interest rates and other fees, require certain disclosures, require licensing of originators, prohibit discriminatory lending practices, regulate the use of consumer credit information, and regulate debt collection practices. In addition, a number of legislative proposals have been introduced in the United States at the federal, state, and municipal level that are designed to discourage predatory lending practices. Violation of such laws, public policies, and principles may limit the servicer’s ability to collect all or part of the principal or interest on a residential mortgage loan, entitle the borrower to a refund of amounts previously paid by it, or subject the servicer to damages and administrative enforcement. Any such violation could also result in cash flow delays and losses on the related issue of RMBS.

We may face risks associated with hedging transactions.

We may utilize a wide variety of derivative financial instruments for risk management purposes, the use of which is a highly specialized activity that may entail greater than ordinary investment risks. We may use these instruments to manage or mitigate our risk to the exposure of the effects of currency changes as a result of our international investments or interest rate changes due to variable interest rate debt. Any such hedging transactions may not be effective in mitigating risk in all market conditions or against all types of risk (including unidentified or unanticipated risks), thereby resulting in losses to us. Engaging in hedging transactions may result in a poorer overall performance for us than if we had not engaged in any such hedging transaction, and the Advisor may not be able to effectively hedge against, or accurately anticipate, certain risks that may adversely affect our investment portfolio.

Failure to obtain and maintain an exemption from being regulated as a commodity pool operator could subject us to additional regulation and compliance requirements that could materially adversely affect our business, results of operations and financial condition.

Registration with the U.S. Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” or any change in our operations necessary to maintain our ability to rely upon the exemption from being regulated as a commodity pool operator could adversely affect our ability to implement our investment program, conduct our operations or achieve our objectives and subject us to certain additional costs, expenses and administrative burdens. Furthermore, any determination by us to cease or to limit investing in interests which may be treated as “commodity interests” in order to comply with the regulations of the CFTC may have a material adverse effect on our ability to implement our investment objectives and to hedge risks associated with our operations.

Our status as a banking entity could prevent us from making necessary adjustments to our securities portfolio in a timely manner.

The Volcker Rule and its implementing regulations prohibit banking entities from engaging in “proprietary trading” (as defined in those regulations). For example, short-term trades with a turn of 60 days or less are subject to a rebuttable presumption that they constitute proprietary trading under the Volcker Rule. The Volcker Rule prohibition of proprietary trading could impact our ability to obtain liquidity under certain circumstances, which in turn could negatively impact our returns with respect to our investments in financial instruments, distributions to our stockholders, or repurchases pursuant to our share repurchase plan, as well as our ability to fund investments in line with our investment objectives.

Risks Related to International Investments

We are subject to additional risks from our international investments.

We may purchase real estate investments located internationally and may invest in vehicles, including our current investments in International Affiliated Funds, that own investments located internationally. These investments may be affected by factors particular to the laws and business practices of the jurisdictions in which the properties are located. These laws and business practices may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments are subject to risk, including the following risks:

•	the burden of complying with a wide variety of foreign laws;

•	changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in such environmental laws;

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different laws and regulations including differences in the legal and regulatory environment or enhanced legal and regulatory compliance, including compliance with the United States Foreign Corrupt Practices Act;

•

existing or new laws relating to the foreign ownership of real property or loans and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;

•	the potential for expropriation;

•	possible currency transfer restrictions or exchange rate fluctuations;

•	imposition of adverse or confiscatory taxes;

•	changes in real estate and other tax rates and changes in other operating expenses in particular countries;

•	possible challenges to the anticipated tax treatment of the structures that allow us to acquire and hold investments;

•	adverse market conditions caused by terrorism, civil unrest, pandemics and changes in national or local governmental or economic conditions;

•	the willingness of domestic or foreign lenders to make loans in certain countries and changes in the availability, cost and terms of loan funds resulting from varying national economic policies;

•	general political and economic instability in certain regions; and

•	the potential difficulty of enforcing obligations in other countries.

In addition, the exit by the United Kingdom (“U.K.”) from the European Union, and the present 11-month transition period, could adversely affect our investment in International Affiliated Funds. Unpredictability about the terms of the U.K.’s withdrawal and its future legal, political and economic relationships with Europe is likely to be an ongoing source of instability, produce significant currency fluctuations, and have other adverse effects on international markets, international trade agreements and/or other existing cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise).

These aforementioned risks may adversely impact our performance and ability to make distributions to our stockholders.

Investments in properties or other real estate–related assets outside the United States subject us to foreign currency risks, which may adversely affect distributions and our REIT status.

Revenues generated from any properties or other real estate-related assets we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States, including our investments in the International Affiliated Funds, likely will be denominated in the local currency. Therefore, any investments we make outside the United States may subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to the U.S. dollar may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders’ equity. Changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in foreign currency which are not considered cash or cash equivalents may adversely affect our status as a REIT. Furthermore, while we have the capacity, but not the obligation, to utilize certain foreign exchange hedging instruments, there is no guarantee that this will be successful in mitigating foreign currency risks and in-turn may introduce additional risks and expenses linked to option premiums and mark-to-market costs.

Inflation in foreign countries, along with government measures to curb inflation, may have an adverse effect on our international investments.

Certain countries have in the past experienced extremely high rates of inflation. Inflation, along with governmental measures to curb inflation, coupled with public speculation about possible future governmental measures to be adopted, has had significant negative effects on these international economies in the past and this could occur again in the future. The introduction of governmental policies to curb inflation can have an adverse effect on our business. High inflation in the countries in which we purchase real estate or make other investments could increase our expenses and we may not be able to pass these increased costs on to our tenants.

We may be required to defer repatriation of cash from foreign jurisdictions in order to qualify as a REIT.

Investments in foreign real property may be subject to foreign currency gains and losses. Certain foreign currency gains will generally be excluded from income for purposes of determining our satisfaction of one or both of the REIT gross income tests; however, under certain circumstances (for example, if we regularly trade in foreign securities) such gains will be treated as non-qualifying income. To reduce the risk of foreign currency gains adversely affecting our REIT qualification, we may be required to defer the repatriation of cash from foreign jurisdictions or to employ other structures that could affect the timing, character or amount of income we receive from our foreign investments. No assurance can be given that we will be able to manage our foreign currency gains in a manner that enables us to qualify as a REIT or to avoid U.S. federal income and other taxes on our income as a result of foreign currency gains.

Risks Related to Debt Financing

We incur mortgage indebtedness and other borrowings, which increases our business risks, could hinder our ability to make distributions and could decrease the value of your investment.

The acquisition of properties is financed in substantial part by borrowing, which increases our exposure to loss. Under our charter, we have a limitation that precludes us from borrowing in excess of 300% of our net assets, which approximates borrowing 75% of the cost of our investments (unless a majority of our independent directors approves any borrowing in excess of the limit and we disclose the justification for doing so to our stockholders), but such restriction does not restrict the amount of indebtedness we may incur with respect to any single investment. Our target leverage ratio is 30% to 50% of our gross real estate assets (measured using the fair market value of gross real estate assets, including equity in our securities portfolio), inclusive of property-level and entity-level debt, but excluding debt on our securities portfolio. The use of leverage involves a high degree of financial risk and increases the exposure of the investments to adverse economic factors such as rising interest rates, downturns in the economy or deteriorations in the condition of the investments. Principal and interest payments on indebtedness (including mortgages having “balloon” payments) have to be made regardless of the sufficiency of cash flow from the properties.

We may increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate properties acquired. Depending on the level of leverage and decline in value, if mortgage payments are not made when due, one or more of the properties may be lost (and our investment therein rendered valueless) as a result of foreclosure by the mortgagee(s). A foreclosure may also have substantial adverse tax consequences for us.

Many of these same issues also apply to credit facilities which are expected to be in place at various times as well. For example, the loan documents for such facilities may include various coverage ratios, the continued compliance with which may not be completely within our control. If such coverage ratios are not met, the lenders under such credit facilities may declare any unfunded commitments to be terminated and declare any amounts outstanding to be due and payable.

Although borrowings by us have the potential to enhance overall returns that exceed our cost of funds, they will further diminish returns (or increase losses on capital) to the extent overall returns are less than our cost of funds. As a result, the possibilities of profit and loss are increased. Borrowing money to purchase properties provides us with the advantages of leverage, but exposes us to greater market risks and higher current expenses.

If we draw on the Credit Facility (as defined below) or any future line of credit to fund repurchases or for any other reason, our financial leverage ratio could increase beyond our target.

We may obtain lines of credit in an effort to provide for a ready source of liquidity for any business purpose, including to fund repurchases of shares of our common stock in the event that repurchase requests exceed our operating cash flow or net proceeds from our continuous offering. There can be no assurances that we will be able to obtain additional lines of credit on financially reasonable terms. In addition, we may not be able to maintain the Credit Facility or any additional lines of credit of an appropriate size for our business until such time as we have a substantial portfolio, or at all. If we borrow under our Credit Facility or any additional a line of credit to fund repurchases of shares of our common stock, our financial leverage will increase and may exceed our target leverage ratio. Our leverage may remain at the higher level until we receive additional net proceeds from our continuous offering or generate sufficient operating cash flow or proceeds from asset sales to repay outstanding indebtedness.

Increases in interest rates could increase the amount of our loan payments and adversely affect our ability to make distributions to our stockholders.

Interest we pay on our loan obligations will reduce cash available for distributions. For our variable rate loans, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to you. In addition, if we need to repay existing loans during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.

Changes to, or the elimination of, LIBOR may adversely affect interest expense related to borrowings under our credit facilities and real-estate related investments.

We pay interest under our credit facilities and certain mortgage indebtedness, and receive interest payments on certain of our real estate-related securities investments and loans secured by real estate, based on LIBOR, which is the subject of recent national, international and regulatory guidance and proposals for reform. In a speech on July 27, 2017, Andrew Bailey, the Chief Executive of the Financial Conduct Authority of the U.K. (the “FCA”), announced the FCA’s intention to cease sustaining LIBOR after 2021. On March 5, 2021, the ICE Benchmark Administration Limited (IBA), which is supervised by the FCA, announced that it will cease publication of the 3-

month USD LIBOR rate after June 30, 2023. There is no assurance that LIBOR will continue to be published until any particular date, and it appears highly likely that the 3-month USD LIBOR rate will be discontinued or modified after June 30, 2023. The U.S. Federal Reserve System, Office of the Comptroller of the Currency, and Federal Deposit Insurance Corporation have issued guidance encouraging market participants to adopt alternatives to LIBOR in new contracts as soon as practicable and no later than December 31, 2021. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, has identified the Secured Overnight Financing Rate (“SOFR”), a new index calculated by short-term repurchase agreements, backed by Treasury securities, as its preferred alternative rate for LIBOR. At this time, it is not possible to predict how markets will respond to SOFR or other alternative reference rates as the transition away from LIBOR is anticipated in coming years. Our debt includes floating-rate loans and repurchase agreements for which the interest rates are tied to LIBOR and real estate-related securities investments with interest payments based on LIBOR. There is currently no certainty regarding the future utilization of LIBOR or of any particular replacement rate. As such, the potential effect of any such event on our cost of capital and net investment income cannot yet be determined, and any changes to benchmark interest rates could increase our financing costs or decrease the income we earn on our real estate-related securities investments, which could impact our results of operations, cash flows and the market value of our investments. In addition, we may need to renegotiate certain of our loan agreements that extend past December 31, 2021, or June 30, 2023, depending on the applicable LIBOR setting. Such amendments could require us to incur significant expense and may subject us to disputes or litigation over the appropriateness or comparability to the relevant benchmark of the replacement reference rates. Moreover, the elimination of LIBOR or changes to another index could result in mismatches with the interest rate of investments that we are financing. In addition, the overall financial markets may be disrupted as a result of the phase-out or replacement of LIBOR. We are assessing the impact of a potential transition from LIBOR; however, we cannot reasonably estimate the impact of the transition at this time.

Volatility in the financial markets and challenging economic conditions could adversely affect our ability to secure debt financing on attractive terms and our ability to service any future indebtedness that we may incur.

The volatility of the global credit markets has made it more difficult for financial sponsors like Nuveen to obtain favorable financing for investments. A widening of credit spreads, coupled with the extreme volatility of the global debt markets and a rise in interest rates, has dramatically reduced investor demand for high yield debt and senior bank debt, which in turn has led some investment banks and other lenders to be unwilling to finance new investments or to only offer committed financing for these investments on unattractive terms. If the overall cost of borrowing increases, either by increases in the index rates or by increases in lender spreads, the increased costs may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. Disruptions in the debt markets negatively impact our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness that is maturing. Moreover, to the extent that such marketplace events are not temporary and continue, they may have an adverse impact on the availability of credit to businesses generally and could lead to an overall weakening of the U.S. economy.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to obtain additional loans. Loan documents we enter into may contain covenants that limit our ability to further mortgage or dispose of the property or discontinue insurance coverage. In addition, loan documents may limit our ability to enter into or terminate certain operating or lease agreements related to the property. These or other limitations may adversely affect our flexibility and our ability to make distributions to you and the value of your investment.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions to our stockholders.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment is uncertain and may depend upon our ability to obtain replacement financing or our ability to sell particular properties. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. Such a refinancing would be dependent upon interest rates and lenders’ policies at the time of refinancing, economic conditions in general and the value of the underlying properties in particular. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets.

Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.

Subject to any limitations required to maintain qualification as a REIT, we may manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest rate cap or collar agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. These interest rate hedging arrangements may create additional assets or liabilities from time to time that may be held or liquidated separately from the underlying property or loan for which they were originally established. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.

Risks Related to our Relationship with the Advisor and the Dealer Manager

We depend on the Advisor to select our investments and otherwise conduct our business, and any material adverse change in its financial condition or our relationship with the Advisor could have a material adverse effect on our business and ability to achieve our investment objectives.

Our success is dependent upon our relationship with, and the performance of, the Advisor in the acquisition and management of our real estate portfolio and our corporate operations. The Advisor may suffer or become distracted by adverse financial or operational problems in connection with Nuveen Real Estate’s or Nuveen’s business and activities unrelated to us and over which we have no control. Should the Advisor fail to allocate sufficient resources to perform its responsibilities to us for any reason, we may be unable to achieve our investment objectives or to pay distributions to our stockholders.

The termination or replacement of the Advisor could trigger a repayment event under our mortgage loans for some of our properties and the credit agreement governing any line of credit we obtain.

Lenders for certain of our properties may request provisions in the mortgage loan documentation that would make the termination or replacement of the Advisor an event requiring the immediate repayment of the full outstanding balance of the loan. If we elect to obtain a line of credit and are able to do so, the termination or replacement of the Advisor could trigger repayment of outstanding amounts under the credit agreement governing our line of credit. If a repayment event occurs with respect to any of our properties, our results of operations and financial condition may be adversely affected.

The Advisor’s inability to retain the services of key real estate professionals could hurt our performance.

Our success depends to a significant degree upon the contributions of certain key real estate professionals employed by Nuveen Real Estate, each of whom would be difficult to replace. There is ever increasing competition among alternative asset firms, financial institutions, private equity firms, investment advisors, investment managers, real estate investment companies, REITs and other industry participants for hiring and retaining qualified investment professionals and there can be no assurance that such professionals will continue to be associated with us or the Advisor, particularly in light of our perpetual-life nature, or that replacements will perform well. Neither we nor the Advisor have employment agreements with these individuals and they may not remain associated with us. If any of these persons were to cease their association with us, our operating results could suffer. Our future success depends, in large part, upon the Advisor’s ability to attract and retain highly skilled managerial, operational and marketing professionals. If the Advisor loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.

The success of the Offering is dependent, in part, on the ability of the Dealer Manager to retain key employees and to successfully build and maintain a network of licensed broker-dealers.

The dealer manager for the Offering is Nuveen Securities, LLC. The success of the Offering and our ability to implement our business strategy is dependent upon the ability of our Dealer Manager to retain key employees and to build and maintain a network of licensed securities broker-dealers and other agents. If the Dealer Manager is unable to retain qualified employees or build and maintain a sufficient network of participating broker-dealers to distribute shares in the Offering, we may not be able to raise adequate proceeds through the Offering to implement our investment strategy. In addition, the Dealer Manager currently serves and may serve as dealer manager for other issuers. As a result, the Dealer Manager may experience conflicts of interest in allocating its time between the Offering and such other issuers, which could adversely affect our ability to raise adequate proceeds through the Offering and implement our investment strategy. Further, the participating broker-dealers retained by the Dealer Manager may have numerous competing investment products, some with similar or identical investment strategies and areas of focus as us, which they may elect to emphasize to their retail clients.

The fees we pay in connection with the Offering and the agreements entered into with Nuveen and its affiliates were not determined on an arm’s-length basis and therefore may not be on the same terms we could achieve from a third party.

The compensation paid to the Advisor, Dealer Manager and other Nuveen affiliates for services they provide us was not determined on an arm’s-length basis. All service agreements, contracts or arrangements between or among Nuveen and its affiliates, including the Advisor and us, were not negotiated at arm’s-length. Such agreements include the Advisory Agreement, the Operating Partnership’s partnership agreement, our dealer manager agreement, and any property management and other agreements we may enter into with affiliates of the Advisor from time to time.

Risks Related to Conflicts of Interest

Various potential and actual conflicts of interest will arise, and these conflicts may not be identified or resolved in a manner favorable to us.

Various potential and actual conflicts of interest will arise as a result of our overall investment activities and the overall investment activities of the Advisor, the Dealer Manager, and their affiliates. The following risk factors enumerate certain but not all potential conflicts of interest that should be carefully evaluated before making an investment in us. The Advisor and the Advisor’s personnel may in the future engage in further activities that may result in additional conflicts of interest not addressed below. If any matter arises that we and our affiliates (including the Advisor) determine in our good faith judgment constitutes an actual conflict of interest, we and our affiliates (including the Advisor) may take such action as we determine in good faith may be necessary or appropriate to ameliorate the conflict. Transactions between us and the Advisor or its affiliates will require approval by our board of directors, including a majority of our independent directors, not otherwise interested in such transaction. There can be no assurance that our board of directors or Nuveen will identify or resolve all conflicts of interest in a manner that is favorable to us.

The Advisor faces a conflict of interest because the fees it receives for services performed are based in part on our NAV, which the Advisor is ultimately responsible for determining.

The Advisor is paid an advisory fee for its services based on our NAV, which is calculated by our fund administrator, based on valuations provided by the independent valuation advisor and the Advisor. The calculation of our NAV includes certain subjective judgments with respect to estimating, for example, the value of our portfolio and our accrued expenses, net portfolio income and liabilities, and therefore, our NAV may not correspond to realizable value upon a sale of those assets. The Advisor may benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV. If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock or the price paid for the repurchase of your shares of common stock on a given date may not accurately reflect the value of our portfolio, and your shares may be worth less than the purchase price or more than the repurchase price.

The Advisor’s advisory fee may not create proper incentives or may induce the Advisor and its affiliates to make certain investments, including speculative investments, which increase the risk of our real estate portfolio.

We pay the Advisor an advisory fee based on our NAV regardless of the performance of our portfolio. The Advisor’s entitlement to an advisory fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We may be required to pay the Advisor an advisory fee in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.

Because the advisory fee is based on our NAV, the Advisor may also be motivated to accelerate acquisitions in order to increase NAV or, similarly, delay or curtail repurchases to maintain a higher NAV, which would, in each case, increase amounts payable to the Advisor.

Nuveen Real Estate and Nuveen personnel work on other projects and conflicts may arise in the allocation of personnel between us and other projects.

The Advisor and its affiliates devote such time as they deem necessary to conduct our business affairs in an appropriate manner. However, a core group of real estate professionals devote substantially all of their business time not only to our activities but also to the activities of several Other Nuveen Real Estate and affiliated investment vehicles and any successor funds thereto (and their respective investments) and their related entities (which may include separate accounts, dedicated managed accounts and investment funds formed for specific geographical areas or investments). Consequently, conflicts are expected to arise in the allocation of personnel, and we may not receive the level of support and assistance that we otherwise might receive if we were internally managed. The Advisor and its affiliates are not restricted from entering into other investment advisory relationships or from engaging in other business activities.

We may purchase assets from or sell assets to the Advisor and its affiliates, and such transactions may cause conflicts of interest.

We may purchase assets from or sell assets to the Advisor and its affiliates or their clients. These purchases and sales may cause conflicts of interest, including with respect to the consideration offered and the obligations of such affiliates. The purchases and sales referred to in this paragraph are subject to the approval of a majority of directors (including a majority of our independent directors) not otherwise interested in the transaction.

Certain Other Nuveen Real Estate Accounts have similar or overlapping investment objectives and guidelines, and we will not be allocated certain opportunities and may be allocated only opportunities with lower relative returns.

Certain inherent conflicts of interest arise from the fact that Nuveen and its affiliates, provide investment management and other services both to us and to other persons and entities, whether or not the investment objectives or guidelines of any such other person or entity are similar to ours, including, without limitation, the sponsoring, closing and/or managing of Other Nuveen Real Estate Accounts. In particular, there is overlap of real property and real estate-related asset investment opportunities with certain Other Nuveen Real Estate Accounts that are actively investing and similar overlap with future Other Nuveen Real Estate Accounts that may be established. This overlap will from time to time create conflicts of interest. Additionally, in certain circumstances investment opportunities suitable for us will not be presented to us and there will be one or more investment opportunities where our participation is restricted.

While the Advisor seeks to manage potential conflicts of interest in a fair and reasonable manner as required pursuant to our charter and the Advisory Agreement, the portfolio strategies employed by the Advisor, Nuveen Real Estate or their affiliates in managing the Other Nuveen Real Estate Accounts could conflict with the strategies employed by the Advisor in managing our business and may adversely affect the marketability, exit strategy, prices and availability of the properties, securities and instruments in which we invest. The Advisor, Nuveen Real Estate or their affiliates may also give advice to the Other Nuveen Real Estate Accounts that may differ from advice given to us even though their investment objectives or guidelines may be the same or similar to ours.

The allocation of investment opportunities may be based on the Advisor’s or its affiliates’ determination of the expected returns for such investments (e.g., specific investment opportunities with higher expected returns may be allocated to Other Nuveen Real Estate Accounts whereas those with lower relative expected returns may be allocated to us). At times, the investment professionals employed by the Advisor or its affiliates and other investment vehicles affiliated with the Advisor or Nuveen may determine that an investment opportunity may be appropriate for only some of the accounts, clients, entities, funds or investment companies for which he or she exercises investment responsibility and not for us.

There may also be circumstances, including in the case where there is a seller who is seeking to dispose of a pool or combination of assets, properties, securities or instruments, where we and Other Nuveen Real Estate Accounts participate in a single or related transactions with a particular seller where certain of such assets, properties, securities or instruments are specifically allocated (in whole or in part) to any of us and such Other Nuveen Real Estate Accounts. The combined purchase price paid to a seller may be allocated among the multiple assets, properties, securities or instruments based on a determination by the seller, by a third-party valuation firm or by the Advisor and its affiliates. Similarly, there may also be circumstances, including in the case where there is a single buyer who is seeking to purchase a pool or combination of assets, properties, securities or instruments, where we and Other Nuveen Real Estate Accounts participate in a single or related transactions with such buyer where certain of such assets, properties, securities or instruments are specifically allocated (in whole or in part) to any of us and such Other Nuveen Real Estate Accounts. The allocation of such specific items may be based on the Advisor’s determination of the expected returns for such items (e.g., specific items with higher expected returns may be allocated to Other Nuveen Real Estate Accounts whereas those with lower relative expected returns may be allocated to us or vice versa), and in any such case the combined purchase price paid by such buyer would be allocated among the multiple assets, properties, securities or instruments based on a determination by such buyer, by a third party valuation firm or the Advisor and its affiliates. There can be no assurance that the relevant investment will not be valued or allocated a purchase price that is higher or lower than it might otherwise have been allocated or received if such investment were sold independently rather than as a component of a portfolio sale that contains investments of Other Nuveen Real Estate Accounts.

The amount of advisory fees paid by us may be less than or exceed the amount of management fees paid by Other Nuveen Real Estate Accounts. Such variation may create an incentive for Nuveen Real Estate to allocate a greater percentage of an investment opportunity to us or such Other Nuveen Real Estate Accounts, as the case may be.

Our board of directors has adopted a resolution that renounces our interest or expectancy with respect to business opportunities and competitive activities.

Our board of directors has adopted a resolution that renounces our interest or expectancy in, or in being offered an opportunity to participate in, business opportunities, and provides that none of Nuveen or its affiliates, our directors or any person our directors control must refrain from competing with us or present to us such business opportunities except under certain limited circumstances. Under this resolution, Nuveen and its affiliates and our directors or any person our directors control would not be obligated to present to us opportunities unless those opportunities are expressly offered to such person in his or her capacity as a director or officer and intended exclusively for us or any of our subsidiaries, and those persons are able to engage in competing activities without any restriction imposed as a result of Nuveen’s or its affiliates’ status as a stockholder or Nuveen’s affiliates’ status as our officers or directors.

We may co-invest with Nuveen affiliates in real estate-related assets and such investments may be in different parts of the capital structure of an issuer and may otherwise involve conflicts of interest. When we hold investments in which Other Nuveen Real Estate Accounts have a different principal investment, conflicts of interest may arise between us and Other Nuveen Real Estate Accounts, and the Advisor may take actions that are adverse to us.

We may co-invest with Other Nuveen Real Estate Accounts in investments that are suitable for both us and such Other Nuveen Real Estate Accounts. We and the Other Nuveen Real Estate Accounts may make or hold investments in the same asset or issuer. To the extent we hold interests that are different (including with respect to their relative seniority) than those held by such Other Nuveen Real Estate Accounts, the Advisor and its affiliates may be presented with decisions when our interests and the interests of the Other Nuveen Real Estate Accounts are in conflict and actions may be taken for the Other Nuveen Real Estate Accounts that are adverse to us.

Other Nuveen Real Estate Accounts may also participate in a separate tranche of a financing with respect to an issuer/borrower in which we have an interest or otherwise in different classes of such issuer’s securities. If we make or have an investment in a property in which an Other Nuveen Real Estate Account has a mezzanine or other debt investment, Nuveen Real Estate and its affiliates may have conflicting loyalties between its duties to us and to other affiliates. To the extent we hold an equity interest or an interest in a loan or debt security that is different (including with respect to their relative seniority) than those held by such Other Nuveen Real Estate Accounts, the Advisor and its affiliates may have limited or no rights with respect to decisions when our interests and the interests of the Other Nuveen Real Estate Accounts are in conflict, and Nuveen Real Estate and its affiliates may have conflicting loyalties between duties to us and to other affiliates. In that regard, actions may be taken for the Other Nuveen Real Estate Accounts that are adverse to us.

We may enter into joint ventures and other shared assets which will involve risks and conflicts of interests.

We and any Other Nuveen Real Estate Accounts may invest in shared assets typically through the formation of joint ventures. Such joint venture investments will involve risks and conflicts of interests. See “—Risks Related to Investments in Real Estate—We may make a substantial amount of joint venture investments, including with Nuveen’s affiliates and Other Nuveen Real Estate Accounts. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.”

Nuveen and its affiliates may raise or manage Other Nuveen Real Estate Accounts which could result in the reallocation of Nuveen personnel and the direction of potential investments to such Other Nuveen Real Estate Accounts.

Nuveen reserves the right to raise and manage additional accounts and funds, including the Other Nuveen Real Estate Accounts and other opportunistic and stabilized and substantially stabilized real estate funds or separate accounts, dedicated managed accounts, investments suitable for lower risk, lower return funds or higher risk, higher return funds, real estate debt obligation and trading investment vehicles, real estate funds primarily making investments in a single sector of the real estate investment space (e.g., office, industrial, retail or multifamily) or making non-controlling investments in public and private debt and equity securities or investment funds that may have the same or similar investment objectives or guidelines as us, investment funds formed for specific geographical areas or investments, including those raised by us and one or more managed accounts (or other similar arrangements structured through an entity) for the benefit of one or more specific investors (or related group of investors) which, in each case, may have investment objectives or guidelines that overlap with ours. See “—Certain Other Nuveen Real Estate Accounts have similar or overlapping investment objectives and guidelines, and we will not be allocated certain opportunities and may be allocated only opportunities with lower relative returns.” In particular, there is overlap of real property and real estate-related asset investment opportunities with certain Other Nuveen Real Estate Accounts that are actively investing and similar overlap with future Other Nuveen Real Estate Accounts that may be established. The closing of an Other Nuveen Real Estate Account could result in the reallocation of Nuveen personnel, including reallocation of existing real estate professionals, to such Other Nuveen Real Estate Accounts. In addition, potential investments that may be suitable for us may be directed toward such Other Nuveen Real Estate Accounts.

Certain principals and employees may be involved in and have a greater financial interest in the performance of other Nuveen affiliated funds or accounts, and such activities may create conflicts of interest in making investment decisions on our behalf.

Certain of the principals and employees of the Advisor and the Dealer Manager may be subject to a variety of conflicts of interest relating to their responsibilities to us and the management of our real estate portfolio. Such individuals may serve in an advisory capacity to other managed accounts or investment vehicles, as members of an investment or advisory committee or a board of directors (or similar such capacity) for one or more investment funds, corporations, foundations or other organizations. Such positions may create a conflict between the services and advice provided to such entities and the responsibilities owed to us. The other managed accounts and investment funds in which such individuals may become involved may have investment objectives that overlap with ours. Furthermore, certain principals and employees of the Advisor may have a greater financial interest in the performance of such other funds or accounts than our performance. Such involvement may create conflicts of interest in making investments on our behalf and such other funds and accounts. Such principals and employees seek to limit any such conflicts in a manner that is in accordance with their fiduciary duties to us and such organizations.

The Advisor may face conflicts of interest related to tenants.

Certain properties owned by us or an Other Nuveen Real Estate Account may be leased out to tenants that are affiliates of Nuveen, including but not limited to Other Nuveen Real Estate Accounts and their respective portfolio companies, which would give rise to a conflict of interest. In such events, the Advisor will endeavor to ensure that such conflicts are resolved in a fair and equitable manner, subject to applicable oversight of the board of directors.

Risks Related to our REIT Status and Certain Other Tax Items

If we do not qualify as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.

We believe we have operated, and we intend to continue to operate, in a manner that has allowed us, and will allow us to continue, to qualify as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the Code, various compliance requirements could be failed and could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•

we would be taxed as a regular domestic corporation, which under current laws would result in, among other things, our being unable to deduct distributions to stockholders in computing taxable income and being subject to federal and applicable state and local income tax on our taxable income at regular corporate income tax rates;

•	any resulting tax liability could be substantial and could have a material adverse effect on our book value;

•

unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT and for which we had taxable income; and

•	we generally would not be eligible to re-elect to be taxed as a REIT for the subsequent four full taxable years.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. On December 22, 2017, tax legislation commonly referred to as the Tax Cuts and Jobs Act was signed into law. The Tax Cuts and Jobs Act has resulted in fundamental changes to the Code, with many of the changes applicable to individuals applying only through December 31, 2025. Among the numerous changes included in the Tax Cuts and Jobs Act is a deduction of up to 20% of qualified REIT dividends for non-corporate U.S. taxpayers for taxable years beginning on or after January 1, 2018 through 2025. Further changes to the tax laws are possible. In particular, the federal income taxation of REITs may be modified, possible with retroactive effect, by legislative, administrative or judicial action at any time.

We cannot assure stockholders that further changes to the tax laws will not adversely affect the taxation of our stockholders. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. Stockholders are urged to consult with their tax advisors with respect to the impact of these legislative changes on their investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. Although REITs generally receive certain tax advantages compared to entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that changes to U.S. federal income tax laws and regulations or other considerations mean it is no longer in our best interests to qualify as a REIT.

Our qualification as a REIT could be jeopardized as a result of an interest in joint ventures or investment funds.

We hold certain limited partner or non-managing member interests in partnerships or limited liability companies that are joint ventures or investment funds, such as the International Affiliated Funds. Such investments may be substantial and will, at least in the case of the International Affiliated Funds, take the form of non-managing, non-controlling interests. Our ability to qualify as a REIT will be affected by such investments. To the extent that our investment in an entity that is classified as a partnership for U.S. federal income tax purposes is not held through one of our taxable REIT subsidiaries (“TRSs”), our share of the gross income of the entity will be taken into account for purposes of determining whether we satisfy the gross income tests and our share of the assets of the entity will be taken into account for purposes of determining whether we satisfy the asset tests. In the case of the International Affiliated Funds, common commercial practices outside the United States may be inconsistent with the REIT rules for qualifying “rents from real property,” and exchange gains are likely to be recognized that may or may not be treated as non-qualifying income for purposes of the REIT gross income tests. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity or contribute such interest to a TRS. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such actions in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In addition, we will have to take into account our share of the income of such joint ventures and investment funds that are classified as partnerships for tax purposes, without regard to whether such joint ventures or funds make distributions to us to fund our distribution requirements. We may avoid some of these risks by investing in the International Affiliated Funds or other joint ventures or funds that are classified as partnerships for U.S. federal income tax purposes through one of our TRSs. Under the asset tests, however, no more than 20% of our assets may consist of TRS securities. In addition, in the case of any non-U.S. TRSs, we would expect to have to take into income the net income of such a TRS each year under the “subpart F income” rules applicable to “controlled foreign corporations” without regard to whether we receive any distributions from the TRS. Such subpart F inclusions will be treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

To maintain our REIT status, we may have to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute annually to our stockholders dividends equal to at least 90% of our net taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains. Our taxable income will include our allocable share of any partnerships (including investment funds and joint ventures that are treated as partnerships for federal income tax purposes) without regard to the amount, if any, of distributions we receive from such partnerships. We will be subject to regular corporate income taxes on any undistributed taxable income each year including undistributed net capital gain. Additionally, we will be subject to a 4% nondeductible excise tax on any amount by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years. Payments we make to our stockholders under our share repurchase plan will not be taken into account for purposes of these distribution requirements. If we do not have sufficient cash to make distributions necessary to preserve our REIT status for any year or to avoid taxation, we may be forced to borrow funds or sell assets even if the market conditions at that time are not favorable for these borrowings or sales.

Compliance with REIT requirements may cause us to forego otherwise attractive opportunities, which may hinder or delay our ability to meet our investment objectives and reduce your overall return.

To qualify as a REIT, we are required at all times to satisfy tests relating to, among other things, the sources of our income, the nature and diversification of our assets, the ownership of our stock and the amounts we distribute to our stockholders. Compliance with the REIT requirements may impair our ability to operate solely on the basis of maximizing profits. For example, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution.

Compliance with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

To qualify as a REIT, at the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than qualified real estate assets, government securities and securities of our taxable REIT subsidiaries), generally cannot include more than 10% of the voting securities (other than securities that qualify for the straight debt safe harbor) of any one issuer or more than 10% of the value of the outstanding securities. Debt will generally meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a certain sum of money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on profits, the borrower’s discretion, or similar factors. Additionally, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 25% of our assets may be represented by “nonqualified publicly offered REIT debt instruments.” If we fail to comply with these requirements at the end of any calendar quarter, we must dispose of a portion of our assets within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions in order to avoid losing our REIT qualification and suffering adverse tax consequences. In order to satisfy these requirements and maintain our qualification as a REIT, we may be forced to liquidate assets from our portfolio or not make otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Our charter does not permit any person or group to own more than 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common stock or of our outstanding capital stock of all classes or series, and attempts to acquire our common stock or our capital stock of all other classes or series in excess of these 9.8% limits would not be effective without an exemption (effective prospectively or retroactively) from these limits by our board of directors.

For us to qualify as a REIT under the Code, not more than 50% of the value of our outstanding stock may be owned directly or indirectly, by five or fewer individuals (including entities treated as individuals for this purpose) at any time during the last half of each taxable year after the first year for which we elect to be taxed as a REIT. Our charter prohibits beneficial or constructive ownership by any person or group of more than 9.8%, in value or by number of shares, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% in value or number of shares, whichever is more restrictive of our outstanding capital stock of all classes or series, which we refer to as the “ownership limits.” Our charter permits our board of directors to grant exemptions from the ownership limits and establish alternative ownership limits (“Excepted Holder Limits”) if various conditions designed to ensure our continuing ability to qualify as a REIT are satisfied. On January 23, 2019, the board granted such an exemption to, and established an Excepted Holder Limit of 100% for, T-C GA Real Estate Fund Holdings, LLC, a wholly owned subsidiary of TIAA, with respect to the shares of Class N common stock purchased by T-C GA Real Estate Fund Holdings, LLC and certain entities that would be treated as owning the Class N common stock owned by T-C GA Real Estate Fund Holdings, LLC for purposes of the ownership limits. The constructive ownership rules under the Code and our charter are complex and may cause the shares of our stock owned by a group of related persons to be treated as owned by one person. As a result, the acquisition of less than 9.8% of our outstanding common stock or our capital stock by a person could cause another person to be treated as owning in excess of 9.8% of our common stock or our capital stock, respectively, and thus violate the ownership limits. There can be no assurance that our board of directors, as permitted in the charter, will not decrease the ownership limits in the future. Any attempt to own or transfer shares of our common stock or capital stock in excess of an ownership limit without the consent of our board of directors will result either in the shares in excess of the ownership limits being transferred by operation of the charter to a charitable trust or in the transfer being void.

The ownership limits may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the best interests of our stockholders or would result in receipt of a premium to the price of our common stock (and even if such change in control would not reasonably jeopardize our REIT status).

Non-U.S holders may be required to file U.S. federal income tax returns and pay U.S. federal income tax upon their disposition of shares of our common stock or upon their receipt of certain distributions from us.

In addition to any potential withholding tax on ordinary dividends, a non-U.S. holder other than a “qualified shareholder” or a “qualified foreign pension fund,” as each is defined for purposes of the Code, that disposes of a “United States real property interest” (“USRPI”) (which includes shares of stock of a U.S. corporation whose assets consist principally of USRPIs), is generally required to report such income on U.S. federal income tax returns and is subject to U.S. federal income tax at regular U.S. federal income tax rates under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), on the gain from such disposition. FIRPTA gains must be reported on U.S. federal income tax returns and are taxable at regular U.S federal income tax rates. Such tax does not apply, however, to the gain on disposition of stock in a REIT that is “domestically controlled.” Generally, a REIT is domestically controlled if less than 50% of its stock, by value, has been owned directly or indirectly by non-U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, amounts received by a non-U.S. holder on certain dispositions of shares of our common stock (including a redemption) would be subject to tax under FIRPTA, unless (i) our shares of common stock were regularly traded on an established securities market and (ii) the non-U.S. holder did not, at any time during a specified testing period, hold more than 10% of our common stock.

A non-U.S. holder, other than a “qualified shareholder” or a “qualified foreign pension fund,” that receives a distribution from a REIT that is attributable to gains from the disposition of a USRPI as described above, including in connection with a repurchase of our common stock, is generally subject to U.S. federal income tax under FIRPTA to the extent such distribution is attributable to gains from such disposition, regardless of whether the difference between the fair market value and the tax basis of the USRPI giving rise to such gains is attributable to periods prior to or during such non-U.S. holder’s ownership of our common stock, unless the relevant class of stock is regularly traded on an established securities market in the United States and such non-U.S. holder did not own more than 10% of such class at any time during the one-year period ending on the date of such distribution. In addition, a repurchase of our common stock, to the extent not treated as a sale or exchange, may be subject to withholding as an ordinary dividend.

We seek to act in the best interests of our company as a whole and not in consideration of the particular tax consequences to any specific holder of our stock. Potential non-U.S. holders should inform themselves as to the U.S. tax consequences, and the tax consequences within the countries of their citizenship, residence, domicile, and place of business, with respect to the purchase, ownership and disposition of shares of our common stock.

Investments outside the United States may subject us to additional taxes and could present additional complications to our ability to satisfy the REIT qualification requirements.

Non-U.S. investments may subject us and/or other entities through which such international investments are made to various non-U.S. tax liabilities, including withholding taxes. In addition, operating in functional currencies other than the U.S. dollar and in environments in which real estate transactions are typically structured differently than they are in the United States or are subject to different legal rules may present complications to our ability to structure non-U.S. investments in a manner that enables us to satisfy the REIT qualification requirements. Even if we maintain our status as a REIT, entities through which we hold investments in assets located outside the United States may be subject to income taxation by jurisdictions in which such assets are located or in which our subsidiaries that hold interests in such assets are located. Any such taxes could adversely affect our business, results of operations, cash flows or financial condition, and our cash available for distribution to our stockholders will be reduced by any such foreign income taxes.

We may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. Similarly, if we were to fail a gross income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect) we would be subject to tax on the income that does not meet the gross income test requirements. We also may decide to retain net capital gain we earn from the sale or other disposition of our investments and pay income tax directly on such income. We may not make sufficient distributions to avoid excise taxes applicable to REITs.

In that event, our stockholders would be treated as if they earned that income and paid the tax we paid on the amount of undistributed capital gain that we designate. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which we indirectly own our assets, such as our taxable REIT subsidiaries. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

Restrictions on deduction of our interest expense could prevent us from satisfying the REIT distribution requirements and avoiding incurring income or excise taxes.

Rules enacted as part of the Tax Cuts and Jobs Act, may limit our ability (and the ability of entities that are not treated as disregarded entities for U.S. federal income tax purposes and in which we hold an interest) to deduct interest expense. The deduction for business interest expense may be limited to the amount of the taxpayer’s business interest income plus 30% of the taxpayer’s “adjusted taxable income” unless the taxpayer’s gross receipts do not exceed $25 million per year during the applicable testing period or the taxpayer qualifies to elect and elects to be treated as an “electing real property trade or business.” A taxpayer’s adjusted taxable income will start with its taxable income and add back items of non-business income and expense, business interest income and business interest expense, net operating losses, any deductions for “qualified business income,” and, in taxable years beginning before January 1, 2022, any deductions for depreciation, amortization or depletion. A taxpayer that is exempt from the interest expense limitations as an electing real property trade or business is ineligible for certain expensing benefits and is subject to less favorable depreciation rules for real property. The rules for business interest expense apply to us and at the level of each entity in which or through which we invest that is not a disregarded entity for U.S. federal income tax purposes. To the extent that our interest expense is not deductible, our taxable income will be increased, as will our REIT distribution requirements and the amounts we need to distribute to avoid incurring income and excise taxes.

Our board of directors is authorized to revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.

Our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. Our board of directors has fiduciary duties to us and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our best interests. In this event, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net income to our stockholders, which may cause a reduction in the total return to our stockholders.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless you are a tax-exempt entity, you may be forced to use funds from other sources to pay your tax liability on the reinvested dividends.

Generally, ordinary dividends payable by REITs do not qualify for reduced U.S. federal income tax rates.

Currently, the maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rate. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividend income could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. However, under the Tax Cuts and Jobs Act, for taxable years through 2025, non-corporate U.S. taxpayers may be entitled to claim a deduction in determining their taxable income of up to 20% of qualified REIT dividends (which are dividends other than capital gain dividends and dividends attributable to certain qualified dividend income received by us). You are urged to consult with your tax advisor regarding the effect of this change on your effective tax rate with respect to REIT dividends.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We have invested in a mezzanine loan, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. We may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the asset and income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.

If the Operating Partnership failed to qualify as a partnership or is not disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

If the IRS were to successfully challenge the status of the Operating Partnership as a partnership or disregarded entity for U.S. federal income tax purposes, and treat it as taxable as a corporation, it would reduce the amount of distributions that the Operating Partnership could make to us. This would also result in our failing to qualify as a REIT and becoming subject to a corporate income tax on our income, which would substantially reduce our cash available to pay distributions and the yield on your investment.

Our TRSs are subject to special rules that may result in increased taxes.

We conduct certain activities and invest in assets through one or more TRSs. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. Other than some activities relating to management of hotel and health care properties, a TRS may generally engage in any business, including the provision of services to tenants of its parent REIT. A TRS is subject to U.S. federal income tax as a regular C corporation.

No more than 20% of the value of our total assets may consist of stock or securities of one or more TRSs. This requirement limits the extent to which we can conduct our activities through TRSs. The values of some of our assets, including assets that we hold through TRSs, may not be subject to precise determination, and values are subject to change in the future. In addition, as a REIT, we must pay a 100% penalty tax on certain IRS adjustments to payments that we make or receive if the economic arrangements between us and any of our TRSs are not comparable to similar arrangements between unrelated parties. We intend to structure transactions with any TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above; however, the IRS may successfully assert that the economic arrangements of any of our inter-company transactions are not comparable to similar arrangements between unrelated parties.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate risk will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if: (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (C) hedges a position entered into pursuant to clause (A) or (B) after the extinguishment of such liability or disposition of the asset producing such income; and (ii) such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

We may choose to pay dividends in a combination of cash and our own common stock, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.

Under IRS Revenue Procedure 2017-45, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in our common stock. As long as at least 20% (modified pursuant to IRS Revenue Procedure 2021-53 to 10% for distributions declared on or after November 1, 2021 and on or before June 30, 2022) of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of our earnings and profits). As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends they receive. In the case of non-U.S. stockholders, we generally will be required to withhold tax with respect to the entire dividend, which withholding tax may exceed the amount of cash such non-U.S. stockholder would otherwise receive.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase real properties and lease them back to the sellers of such properties. We cannot guarantee that the IRS will not challenge our characterization of any sale-leaseback transactions. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “gross income tests” and, consequently, lose our REIT status. Alternatively, the amount of our taxable income could be recalculated which might also cause us to fail to meet the distribution requirements for a taxable year.

Sales of our properties at gains are potentially subject to the prohibited transaction tax, which could reduce the return on a stockholder’s investment.

Our ability to dispose of property is restricted as a result of our REIT status. Under applicable provisions of the Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through a subsidiary entity, including our Operating Partnership, but excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business unless a safe harbor applies under the Code. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a TRS, (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary other than a TRS, will be treated as a prohibited transaction, or (3) structuring certain dispositions of our properties to comply with certain safe harbors available under the Code. However, no assurance can be given that any particular property will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business or that a safe harbor will apply.

There may be tax consequences to any modifications to our borrowings, our hedging transactions and other contracts to replace references to LIBOR.

We are parties to loan agreements with LIBOR-based interest rates and may hold or acquire MBS and other assets with LIBOR-based terms. We may have to renegotiate such LIBOR-based instruments to replace references to LIBOR. Under current law, certain modifications of terms of LIBOR-based instruments may have tax consequences, including deemed taxable exchanges of the pre-modification instrument for the modified instrument. Recently finalized Treasury Regulations, which will be effective March 7, 2022, will treat certain modifications that would be taxable events under current law as non-taxable events. The Treasury Regulations also will permit REMICs to make certain modifications without losing REMIC qualification. The Treasury Regulations do not discuss REIT-specific issues of modifications to LIBOR-based instruments. The IRS has also issued Revenue Procedure 2020-44, which provides additional guidance to facilitate the market’s transition from LIBOR rates. This guidance clarifies the treatment of certain debt instruments modified to replace LIBOR-based terms. We will attempt to migrate to a post-LIBOR environment without jeopardizing our REIT qualification or suffering other adverse tax consequences but can give no assurances that we will succeed.

Retirement Plan Risks

If the fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, fails to meet the fiduciary and other standards under ERISA, the Code or common law as a result of an investment in our stock, the fiduciary could be subject to civil penalties.

There are special considerations that apply to investing in our shares on behalf of a trust, pension, profit sharing or 401(k) plans, health or welfare plans, trusts, individual retirement accounts, or IRAs, or Keogh plans. If you are investing the assets of any of the entities identified in the prior sentence in our common stock, you should satisfy yourself that:

•	the investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code;

•	the investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

•	the investment will not impair the liquidity of the trust, plan or IRA;

•	the investment will not produce “unrelated business taxable income” for the plan or IRA;

•	our stockholders will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	the investment will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties, and can subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

If our assets at any time are deemed to constitute “plan assets” under ERISA, that may lead to the rescission of certain transactions, tax or fiduciary liability and our being held in violation of certain ERISA and Code requirements.

Stockholders subject to ERISA should consult their own advisors as to the effect of ERISA on an investment in the shares. If our assets are deemed to constitute “plan assets” of stockholders that are ERISA Plans (as defined below) (i) certain transactions that we might enter into in the ordinary course of our business might have to be rescinded and may give rise to certain excise taxes and fiduciary liability under Title I of ERISA or Section 4975 of the Code; (ii) our management, as well as various providers of fiduciary or other services to us (including the Advisor), and any other parties with authority or control with respect to us or our assets, may be considered fiduciaries or otherwise parties in interest or disqualified persons for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code; and (iii) the fiduciaries of stockholders that are ERISA Plans would not be protected from “co-fiduciary liability” resulting from our decisions and could be in violation of certain ERISA requirements.

Accordingly, prospective investors that are (i) “employee benefit plans” (within the meaning of Section 3(3) of ERISA), which are subject to Title I of ERISA; (ii) “plans” defined in Section 4975 of the Code, which are subject to Section 4975 of the Code (including “Keogh” plans and “individual retirement accounts”); or (iii) entities whose underlying assets are deemed to include plan assets within the meaning of Section 3(42) of ERISA and the regulations thereunder (e.g., an entity of which 25% or more of the total value of any class of equity interests is held by “benefit plan investors”) (each such plan, account and entity described in clauses (i), (ii) and (iii) we refer to as “ERISA Plans”) should consult with their own legal, tax, financial and other advisors prior to investing to review these implications in light of such investor’s particular circumstances. The sale of our common stock to any ERISA Plan is in no respect a representation by us or any other person associated with the offering of our shares of common stock that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

ITEM 1B. Unresolved Staff Comments.

None.

ITEM 2. Properties.

For an overview of our real estate investments, see Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Portfolio.”

ITEM 3. Legal Proceedings.

Neither we nor the Advisor is currently involved in any material litigation.

ITEM 4. Mine Safety Disclosures.

Not applicable.

PART II

ITEM 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Offering of Common Stock

The Follow-on Offering consists of four classes of shares of our common stock, Class T shares, Class S shares, Class D shares, and Class I shares. The share classes have different upfront selling commissions and dealer manager fees, and different ongoing stockholder servicing fees. Other than the differences in upfront selling commissions, dealer manager fees, and ongoing stockholder servicing fees, each class of common stock has the same economics and voting rights. Shares of our common stock are not listed for trading on a stock exchange or other securities market, and there is no established public trading market for our common stock. As of March 1, 2022, there were 92,062,293 stockholders of record of our common stock, including 11,654,344 holders of Class T shares, 30,576,669 holders of Class S shares, 6,255,309 holders of Class D shares, and 43,575,771 holders of Class I shares. Our Class N shares are not offered or sold in the Follow-on Offering.

The following table presents the upfront selling commissions and dealer manager fees payable at the time of subscription along with the stockholder servicing fee per annum based on the aggregate outstanding NAV of each class of shares:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares
Maximum Upfront Selling Commissions (% of Transaction Price)	up to 3.0%	up to 3.5%	—	—
Maximum Upfront Dealer Manager Fees (% of Transaction Price)	0.50%	—	—	—
Stockholder Servicing Fee (% of NAV)	0.85%(1)	0.85%	0.25%	—

(1)

Consists of an advisor stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum (or other amounts, provided that the sum equals 0.85%), of the aggregate NAV of outstanding Class T shares.

For Class T shares sold in the primary offering, investors will pay upfront selling commissions of up to 3.0% of the transaction price and upfront dealer manager fees of 0.5% of the transaction price, however such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price. For Class S shares sold in the primary offering, investors will pay upfront selling commissions of up to 3.5% of the transaction price.

The Dealer Manager, a registered broker-dealer affiliated with the Advisor, serves as the dealer manager for the Follow-on Offering and is entitled to receive stockholder servicing fees of 0.85% per annum of the aggregate NAV for Class T and Class S shares. For Class T shares such stockholder servicing fee includes an advisor stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the Class T shares, however, with respect to Class T shares sold through certain participating broker-dealers, the advisor stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares. For Class D shares, a stockholder servicing fee equal to 0.25% per annum of the aggregate NAV for the Class D shares.

The Dealer Manager anticipates that all or a portion of the upfront selling commissions, dealer manager and stockholder servicing fees will be retained by, or re allowed (paid) to, participating broker-dealers. Through December 31, 2021, the Dealer Manager had not retained any upfront selling commissions, dealer manager fees and stockholder servicing fees.

We will cease paying the stockholder servicing fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held within such account would exceed, in the aggregate, 8.75% of the sum of the gross proceeds from the sale of such shares and the aggregate gross proceeds of any shares issued under the distribution reinvestment plan with respect thereto (or, solely with respect to the Class T shares, a lower limit set forth in an agreement between the Dealer Manager and the applicable participating broker-dealer in effect on the date that such shares were sold). At the end of such month, each Class T share, Class S share and Class D share held in a stockholder’s account will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class T share or Class S share over approximately seven years from the date of purchase and with respect to a Class D share over approximately 35 years from the date of purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV of $10.00 per share. Under these assumptions, if a stockholder holds his or her shares for these time periods, this fee with respect to a Class T share or Class S share would total approximately $0.91 and with respect to a Class D share would total approximately $0.88.

In addition, we will cease paying the stockholder servicing fee on the Class T shares, Class S shares and Class D shares on the earlier to occur of the following: (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which stockholders receive cash and/or securities listed on a national stock exchange or (iii) the date following the completion of the primary portion of the Offering on which, in the aggregate, underwriting compensation from all sources in connection with the Offering, including upfront selling commissions, the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.

Either party may terminate the Dealer Manager Agreement upon 60 days written notice to the other party or immediately upon notice to the other party in the event such other party failed to comply with a material provision of the Dealer Manager Agreement. No termination fees are payable in connection with the termination of the Dealer Manager Agreement. Our obligations under the Dealer Manager Agreement to pay the stockholder servicing fees with respect to the Class T, Class S and Class D shares distributed in the Offerings as described therein shall survive termination of the agreement until such shares are no longer outstanding (including such shares that have been converted into Class I shares).

The purchase price per share for each class of our common stock will generally equal our prior month’s NAV per share, as determined monthly, plus applicable selling commissions and dealer manager fees. Our NAV for each class of shares is based on the net asset values of our investments (including real estate-related securities, commercial mortgage loans and international affiliate funds), the addition of any other assets (such as cash on hand) and the deduction of any liabilities and stockholder servicing fees applicable to such class of shares.

The following table presents our monthly NAV per share for each of the five classes of shares since the commencement of the IPO through December 31, 2021:

Date	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares
January 31, 2018	—	—	—	—	10.08
February 28, 2018	—	—	—	—	10.07
March 31, 2018	—	—	—	—	10.12
April 30, 2018	—	—	—	—	10.14
May 31, 2018	—	—	—	10.16	10.19
June 30, 2018	—	—	10.24	10.26	10.29
July 31, 2018	—	—	10.25	10.25	10.31

Date	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares
August 31, 2018	—	—	10.29	10.29	10.35
September 30, 2018	—	—	10.27	10.27	10.34
October 31, 2018	—	—	10.25	10.25	10.32
November 30, 2018	—	—	10.29	10.30	10.36
December 31, 2018	—	—	10.28	10.29	10.35
January 31, 2019	10.41	—	10.40	10.41	10.47
February 28, 2019	10.33	—	10.44	10.45	10.51
March 31, 2019	10.42	—	10.50	10.52	10.59
April 30, 2019	10.39	—	10.49	10.49	10.59
May 31, 2019	10.51	—	10.60	10.60	10.70
June 30, 2019	10.51	—	10.61	10.59	10.72
July 31, 2019	10.50	—	10.60	10.58	10.71
August 31, 2019	10.60	—	10.69	10.68	10.80
September 30, 2019	10.58	—	10.65	10.67	10.83
October 31, 2019	10.62	—	10.70	10.71	10.88
November 30, 2019	10.64	—	10.73	10.74	10.90
December 31, 2019	10.70	10.69	10.79	10.81	10.97
January 31, 2020	10.70	10.66	10.79	10.81	10.98
February 29, 2020	10.64	10.61	10.73	10.75	10.92
March 31, 2020	10.53	10.51	10.62	10.64	10.80
April 30, 2020	10.31	10.29	10.40	10.42	10.57
May 31, 2020	10.28	10.27	10.35	10.38	10.53
June 30, 2020	10.30	10.29	10.37	10.41	10.55
July 31, 2020	10.36	10.34	10.44	10.47	10.60
August 31, 2020	10.37	10.36	10.45	10.48	10.62
September 30, 2020	10.35	10.34	10.43	10.46	10.60
October 31, 2020	10.35	10.33	10.43	10.46	10.60
November 30, 2020	10.44	10.42	10.52	10.55	10.69
December 31, 2020	10.53	10.50	10.61	10.63	10.78
January 31, 2021	10.64	10.61	10.72	10.74	10.89
February 29, 2021	10.71	10.68	10.80	10.82	10.97
March 31, 2021	10.79	10.74	10.87	10.89	11.06
April 30, 2021	10.94	10.89	11.02	11.03	11.22
May 31, 2021	11.07	11.01	11.15	11.15	11.37
June 30, 2021	11.22	11.15	11.30	11.30	11.53
July 31, 2021	11.41	11.33	11.49	11.46	11.73
August 31, 2021	11.61	11.52	11.68	11.65	11.94
September 30, 2021	11.92	11.81	11.99	11.95	12.27
October 31, 2021	12.14	12.01	12.19	12.16	12.51
November 30, 2021	12.21	12.07	12.25	12.22	12.60
December 31, 2021	12.57	12.44	12.63	12.59	12.97

Net Asset Value

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. We believe our Net Asset Value (“NAV”) is a meaningful supplemental non-GAAP operating metric. The following table provides a breakdown of the major components of our NAV as of December 31, 2021 ($ and shares in thousands):

Components of NAV	December 31, 2021
Investments in real property	$1,163,810
Investments in international affiliated funds	131,046
Investments in real estate-related securities(1)	108,173
Investment in commercial mortgage loan	140,512

Cash and cash equivalents	36,017
Restricted cash	101,082
Other assets	8,003
Debt obligations	(314,700)
Subscriptions received in advance	(100,878)
Other liabilities	(19,981)
Accrued stockholder servicing fees(2)	(545)

Net Asset Value	$1,252,539
Net Asset Value attributable to Series A preferred stock	126

Net Asset Value attributable to common stockholders	$1,252,413

Number of outstanding shares	98,850

(1)	Includes investments in real estate debt of $14,183.
(2)

Stockholder servicing fees only apply to Class T, Class S and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class T, Class S and Class D shares. As of December 31, 2021, we have accrued under GAAP approximately $24.5 million of stockholder servicing fees payable to the Dealer Manager related to the Class T, Class S and Class D shares sold.

The following table provides a breakdown of our total NAV and NAV per share by share of common stock by share class as of December 31, 2021 ($ and shares in thousands, except per share data):

NAV Per Share	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
Net asset value	$115,702	$296,177	$58,691	$396,114	$385,729	$1,252,413
Number of outstanding shares	9,201	23,809	4,648	31,461	29,731	98,850

NAV per share as of December 31, 2021	$12.57	$12.44	$12.63	$12.59	$12.97

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the December 31, 2021 valuations, based on property types. Once we own more than one retail property, we will include the key assumptions for such property type.

Property Type	Discount Rate	Exit Capitalization Rate
Industrial	5.87%	4.87%
Multifamily	6.49	4.63
Office	6.87	6.27
Healthcare	7.27	6.13
Single-Family Housing	7.40	4.94

These assumptions are determined by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Industrial Investment Values	Multifamily Investment Values	Office Investment Values	Healthcare Investment Values	Single-Family Housing Investment Values
Discount Rate	0.25% decrease	+2.04%	+2.03%	+1.87%	+2.15%	+1.99%
(weighted average)	0.25% increase	(1.97)%	(1.91)%	(2.04)%	(1.97)%	(1.88)%
Exit Capitalization Rate	0.25% decrease	+3.89%	+3.94%	+2.64%	+2.88%	+3.46%
(weighted average)	0.25% increase	(3.48)%	(3.44)%	(2.55)%	(2.53)%	(3.03)%

The following table reconciles stockholders’ equity per our consolidated balance sheet to our NAV ($ in thousands):

Reconciliation of Stockholders’ Equity to NAV	December 31, 2021
Stockholders’ equity under US GAAP	$979,991
Redeemable non-controlling interest	258

Total partners’ capital of Nuveen OP	980,249
Adjustments:
Organization and offering costs (1)	4,648
Accrued stockholder servicing fees (2)	25,046
Unrealized net real estate appreciation (3)	179,568
Unrealized mortgage payable appreciation
Accumulated depreciation and amortization (4)	69,479
Straight-line rent receivable	(6,451)

Net Asset Value	$1,252,539

(1)

The Advisor and its affiliates agreed to advance organization and offering costs on our behalf through December 31, 2018 and had incurred organization and offering expenses of $4.6 million. Organization costs of $1.1 million are expensed and Offering costs of $3.5 million is a component of equity in the form of additional paid-in capital. For NAV, such costs will be recognized as a reduction to NAV as they are reimbursed over 60 months commencing on the earlier of the date the NAV reaches $1.0 billion or January 31, 2023.

(2)

Accrued stockholder servicing fee represents the accrual for the full cost of the stockholder servicing fee for Class T, Class S, and Class D shares. Under GAAP, we accrue the full cost of the stockholder servicing fee payable over the life of each share (assuming such share remains outstanding the length of time required to pay the maximum stockholder servicing fee) as an offering cost at the time we sold the shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid.
(3)

Our investments in real estate are presented under historical cost in our GAAP Consolidated Financial Statements. As such, any increases in the fair market value of our investments in real estate are not included in our GAAP results. For purposes of determining our NAV, our investments in real estate are recorded at fair value. Our mortgage payable is presented under historical cost in our GAAP consolidated financial statements. As such, any changes in the fair market value of our mortgage payable is not included in our GAAP results. For purposes of determining our NAV, our mortgage payable is recorded at fair value.

(4)

In accordance with GAAP, we depreciate our investments in real estate and amortize certain other assets and liabilities. Such depreciation and amortization is not recorded for purposes of determining our NAV. Additionally, we retire the cost of our asset when a tenant vacates and remove the associated accumulated depreciation and amortization from the accounts with the resulting gains or losses reflected in net income or loss for the period.

Limitations and Risks

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different NAV per share. Accordingly, with respect to our NAV per share, we can provide no assurance that:

(1)	a stockholder would be able to realize this NAV per share upon attempting to resell his or her shares;

(2)

we would be able to achieve, for our stockholders, the NAV per share, upon a listing of our shares of common stock on a national securities exchange, selling our real estate portfolio, or merging with another company; or

(3)	the NAV per share, or the methodologies relied upon to estimate the NAV per share, will be found by any regulatory authority to comply with any regulatory requirements.

Furthermore, the NAV per share was calculated as of a particular point in time. The NAV per share will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities, and attributes specific to the properties and assets within our portfolio.

Distribution Policy

We intend to distribute sufficient income so that we satisfy the requirements for qualification as a REIT. In order to qualify as a REIT, we are required to distribute 90% of our annual net taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders. Our distribution policy is set by our board of directors and is subject to change based on available cash flows. We cannot guarantee the amount of distributions paid, if any. Our stockholders will not be entitled to receive a distribution if the shares are repurchased prior to the applicable time of the record date. In connection with a distribution to our stockholders, our board of directors approves a monthly distribution for a certain dollar amount for each class of our common stock. We then calculate each stockholder’s specific distribution amount for the monthly using applicable record and declaration dates, and the distributions begin to accrue on the date we admit our stockholders.

Beginning September 30, 2018, we established monthly record dates for quarterly distributions to stockholders of record as of the last day of each applicable month typically payable within 30 days following month end. On January 17, 2020, our board of directors amended our distribution policy to reflect that we intend to pay distributions monthly rather than quarterly going forward, subject to the discretion of the board of directors. The net distribution varies for each class based on the applicable stockholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the applicable distributor.

Distributions

Beginning January 31, 2020, we declared monthly distributions for each class of our common stock which are generally paid within 30 days after month-end. We have paid distributions consecutively each month since such time. Each class of our common stock received the same gross distribution per share, which was $0.7447 per share for the year ended December 31, 2021. The net distribution varies for each class based on the applicable stockholder servicing fee and advisory fee, which are deducted from the monthly distribution per share and paid by us to the recipient.

The following table details the net distribution paid for each of our share classes for the year ended December 31, 2021:

	Year Ended December 31, 2021
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.7447	$0.7447	$0.7447	$0.7447	$0.7447
Advisory fee per share of common stock	(0.1321)	(0.1311)	(0.1130)	(0.1328)	(0.0708)
Stockholder servicing fee per share of common stock	(0.0978)	(0.0971)	(0.0289)	—	—

Net distribution per share of common stock	$0.5148	$0.5165	$0.6028	$0.6119	$0.6739

For the year ended December 31, 2021, we declared and paid distributions in the amount of $37.4 million. The following table outlines the tax character of our distributions paid in 2021 as a percentage of total distributions. The December 2021 distribution was declared and paid in January 2022, and is excluded from the analysis below as it will be a 2022 tax event.

	Ordinary Income	Capital Gains	Return of Capital
2021 Tax Year	—%	—%	100.00%

The following table summarizes our distributions declared and paid during the years ended December 31, 2021, 2020 and 2019 ($ in thousands):

	For the Year Ended December 31, 2021		For the Year Ended December 31, 2020		For the Year Ended December 31, 2019
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Distributions
Payable in cash	$29,683	79.43%	$24,147	92.25%	$13,019	98.92%
Reinvested in shares	7,687	20.57%	2,029	7.75%	142	1.08%

Total distributions	$37,370	100.00%	$26,176	100.00%	$13,161	100.00%

Sources of distributions
Cash flows from operating activities	$20,832	55.75%	$16,545	68.52%	$12,076	92.76%
Debt and financing proceeds	16,538	44.25%	7,602	31.48%	943	7.24%

Total sources of distributions	$37,370	100.00%	$24,147	100.00%	$13,019	100.00%

Cash flows from operating activities	$20,832		$16,545		$12,076

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan whereby holders of Class T shares, Class S shares, Class D shares and Class I shares (other than residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, Ohio, Oregon, Vermont and Washington and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) have their cash distributions automatically reinvested in additional shares of our common stock (of that same class) unless they elect to receive their distributions in cash. The holder of Class N shares is not eligible to participate in the distribution reinvestment plan and will receive its distributions in cash. Residents of Alabama, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, Ohio, Oregon and Washington and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan will also receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of our common stock. Any cash distributions attributable to the class or classes of shares owned by participants in the distribution reinvestment plan are automatically reinvested in our shares on behalf of the participants on the first business day of the subsequent month.

Share Repurchases

We have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in our discretion, subject to any limitations in the share repurchase plan. The total amount of aggregate repurchases of shares will be limited to 2% of the aggregate NAV per month and 5% of the aggregate NAV per calendar quarter. Shares would be repurchased at a price equal to the transaction price on the applicable repurchase date, subject to any early repurchase deduction. Shares that have not been outstanding for at least one year would be repurchased at 95% of the transaction price. Due to the illiquid nature of investments in real estate, we may not have sufficient liquid resources to fund repurchase requests and has established limitations on the amount of funds we may use for repurchases during any calendar month and quarter. Further, we may modify, suspend or terminate the share repurchase plan.

During the year ended December 31, 2021, we repurchased shares of our common stock in the following amounts, which represented all of the share repurchase requests received for the same period.

Month of:	Total Number of Shares Repurchased	Repurchases as a Percentage of NAV(1)	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Programs(2)
February 2021	2,336	0.0020%	$10.71	2,336
March 2021	14,817	0.0127%	10.76	14,817
April 2021	46,253	0.0402%	10.88	46,253
May 2021	30,349	0.0266%	10.96	30,349
June 2021	2,795	0.0025%	11.09	2,795
July 2021	42,938	0.0387%	11.28	42,938
August 2021	30,833	0.0281%	11.41	30,833
September 2021	48,170	0.0448%	11.64	48,170
October 2021	2,010	0.0019%	11.94	2,010
November 2021	24,360	0.0234%	12.00	24,360
December 2021	27,131	0.0264%	12.20	27,131

	271,992	N/M	$11.35	271,992	—

(1)

Represents aggregate NAV of shares repurchased under our share repurchase plan over aggregate NAV of all shares outstanding, in each case, based on the NAV as of the last calendar day of the prior month.

(2)	All repurchase requests under our share repurchase plan were satisfied.

ITEM 6. Reserved.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

References herein to “Company,” “we,” “us,” or “our” refer to Nuveen Global Cities REIT, Inc. and its subsidiaries unless the context specifically requires otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Annual Report on Form 10-K. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed under Item 1A-“Risk Factors.”

Overview

Nuveen Global Cities REIT, Inc. is a Maryland corporation formed on May 1, 2017 and qualifies as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2018. We were formed to invest in properties in or around certain global cities selected for their resilience, long-term structural performance and ability to deliver an attractive and stable distribution yield. We expect that over time a majority of our real estate investments will be located in the United States and that a substantial but lesser portion of our portfolio will include real properties located in Canada, Europe and the Asia-Pacific region. We seek to complement our real property investments by investing a smaller portion of our portfolio in real estate-related assets. We are externally managed by our advisor, Nuveen Real Estate Global Cities Advisors, LLC, an investment advisory affiliate of Nuveen Real Estate. Nuveen Real Estate is the real estate investment management division of our sponsor, Nuveen, LLC. Nuveen is the asset management arm and wholly owned subsidiary of TIAA.

Public Offerings

On January 31, 2018, we commenced our IPO of up to $5.0 billion in shares of common stock pursuant to a registration statement on Form S-11 (File No. 333-222231) filed with the SEC. On January 13, 2021, we filed a registration statement on Form S-11 (File No. 333-25277) for our Follow-on Offering of up to $5.0 billion in shares of common stock, which was declared effective on July 2, 2021, and on the same date, our IPO automatically terminated. We are publicly selling any combination of four classes of shares of our common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The publicly offered share classes have different upfront selling commissions and ongoing stockholder servicing fees. The purchase price per share for each class of common stock varies and generally equals our prior month’s NAV per share, as calculated monthly, plus applicable upfront selling commissions and dealer manager fees. We continue to sell shares in our Follow-on Offering.

TIAA Investment

TIAA invested $200,000 through the purchase of 20,000 shares of common stock at $10.00 per share as our initial capitalization. Subsequent to our initial capitalization, TIAA purchased $300.0 million (less the $200,000 initial capitalization) in shares of our Class N common stock.

2021 Highlights

Operating results:

•

Raised $638.1 million of net proceeds in the Offerings during the year ended December 31, 2021. The details of the average annualized distributions rates and total returns are shown in the following table:

	Class I	Class D	Class T	Class S
Average Annualized Distribution Rate	5.41%	5.15%	4.58%	4.62%
Year-to-Date Total Return, without upfront selling commissions	27.48%	27.12%	26.58%	26.82%
Year-to-Date Total Return, assuming maximum upfront selling commissions	N/A	N/A	22.21%	22.45%
Inception-to-Date Total Return, without upfront selling commissions	11.90%	11.80%	12.62%	14.12%
Inception-to-Date Total Return, assuming maximum upfront selling commissions	N/A	N/A	11.31%	12.21%

Investments:

•

Acquired 274 real estate properties, including three multifamily, two industrial, one office, 11 healthcare and 257 single family rentals, with a total purchase price of $500.2 million, inclusive of closing costs, resulting in a diversified portfolio of income producing real estate properties concentrated in high growth markets in the United States.

•	Originated two commercial mortgage loans totaling $140.5 million to finance the acquisitions of an office and multifamily property.

•	Funded an additional $50.9 million and $30.1 million towards our ECF and APCF investments, respectively, with both commitments now fully funded as of December 31, 2021.

•	Made additional investments in real estate-related securities with 90 holdings and a total fair market value of $94 million as of December 31, 2021.

Financings:

•

On September 30, 2021, the Company amended its Credit Agreement to increase the Credit Facility to $335.0 million in aggregate commitments, comprised of a $235.0 million revolving facility, and a senior delayed draw term loan facility in the aggregate amount of up to $100.0 million.

•	Used net borrowings of $108.7 million towards the financing of our real estate acquisitions.

Investment Objectives

Our investment objectives are to:

•	provide regular, stable cash distributions;

•	target institutional quality, stabilized commercial real estate to achieve an attractive distribution yield;

•	preserve and protect stockholders’ invested capital;

•	realize appreciation from proactive investment management and asset management; and

•

seek diversification by investing across leading global cities and across real estate sectors including office, industrial, multifamily, retail, healthcare, and alternative property types (e.g., self-storage, student and single family housing, senior living, and other alternatives).

We cannot assure you that we will achieve our investment objectives.

Portfolio

The following map shows the location of our investments within our global portfolio, including our directly-held real estate and properties owned by the International Affiliated Funds, as of December 31, 2021:

The following chart outlines the allocation of our investments based on fair value as of December 31, 2021:

The following charts further describe the diversification of our investments in real properties based on fair value as of December 31, 2021:

Investments in Real Estate

The following table sets forth our properties as of December 31, 2021:

Sector and Property/Portfolio Name	Number of Properties	Location	Acquisition Date	Ownership Interest	Sq Ft (in thousands) / # of units	Occupancy
Multifamily:
Kirkland Crossing	1	Aurora, IL	Dec, 2017	100%	266 units	95%
Tacara Steiner Ranch	1	Austin, TX	June, 2018	100%	246 units	95%
Brookson Flats	1	Huntersville, NC	June, 2021	100%	296 units	92%
Signature at Hartwell	1	Seneca, SC	Nov, 2021	96.5%	185 units	100%
The Reserve at Stonebridge Ranch	1	McKinney, TX	Dec, 2021	100%	301 units	90%

Total Multifamily	5				1,294 units	94%
Industrial:
West Phoenix Industrial	1	Phoenix, AZ	Dec, 2017	100%	265 sq ft	100%
Denver Industrial	3	Golden & Denver, CO	Dec, 2017	100%	486 sq ft	92%
Henderson Interchange	1	Henderson, NV	Dec, 2018	100%	197 sq ft	100%
Globe Street Industrial	1	Moreno Valley, CA	Oct, 2019	100%	252 sq ft	100%
1 National Street	1	Boston, MA	Nov, 2020	100%	300 sq ft	100%
Rittiman West 6 & 7	2	San Antonio, TX	Dec, 2020	100%	147 sq ft	100%
10850 Train Ct	1	Houston, TX	Dec, 2021	100%	113 sq ft	100%
5501 Mid Cities Pkwy	1	San Antonio, TX	Dec, 2021	100%	88 sq ft	100%

Total Industrial	11				1,848 sq ft	98%
Retail:
Main Street at Kingwood	1	Houston, TX	Oct, 2018	100%	199 sq ft	100%

Total Retail	1				199 sq ft	100%
Office:
Defoor Hills	1	Atlanta, GA	June, 2018	100%	91 sq ft	100%
East Sego Lily	1	Salt Lake City, UT	May, 2019	100%	149 sq ft	99%
Perimeter’s Edge	1	Raleigh, NC	Sept, 2021	100%	85 sq ft	97%

Sector and Property/Portfolio Name	Number of Properties	Location	Acquisition Date	Ownership Interest	Sq Ft (in thousands) / # of units	Occupancy
Total Office	3				325 sq ft	99%
Healthcare:
9725 Datapoint	1	San Antonio, TX	Dec, 2019	100%	205 sq ft	100%
Linden Oaks	1	Chicago, IL	Nov, 2020	100%	43 sq ft	100%
Locust Grove	1	Atlanta, GA	Nov, 2020	100%	40 sq ft	100%
2945 Wilderness Place	1	Boulder, CO	Jan, 2021	100%	31 sq ft	100%
Pacific Court	1	San Diego, CA	May, 2021	100%	92 sq ft	100%
Hillcroft Medical Clinic	1	Sugarland, TX	June, 2021	100%	41 sq ft	100%
Buck’s Town Medical Campus I	5	Philadelphia, PA	Sept, 2021	100%	142 sq ft	89%
620 Roseville Parkway	1	Roseville, CA	Oct, 2021	100%	194 sq ft	51%
Buck’s Town Medical Campus II	2	Langhorne, PA	Oct, 2021	100%	69 sq ft	100%

Total Healthcare	14				857 sq ft	87%
Single Family Housing:
Single Family Residences	257	Various	Various	100%	526 sq ft	24%

Total Single Family Housing	257				526 sq ft	24%

Total Investment Properties	291

(1)	Acquisition price is inclusive of acquisition-related adjustments.

Lease Expirations

The following schedule details the expiring leases at our industrial, retail, office and healthcare properties by annualized base rent and square footage as of December 31, 2021 ($ and square feet data in thousands). The table below excludes our multifamily and single-family residential properties as substantially all leases at such properties expire within 12 months.

Year	Number of Expiring Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent Expiring	Sum of Lease NRA (SqFt)	% of Total Square Feet Expiring
2022	21	$2,318	6%	315	10%
2023	9	729	2%	77	3%
2024	18	2,231	6%	231	8%
2025	23	11,084	31%	1,060	35%
2026	17	1,833	5%	219	7%
2027	23	5,258	15%	424	14%
2028	7	3,518	10%	181	6%
2029	4	318	1%	15	0%
2030	7	3,067	9%	161	5%
2031	—	—	0%	—	0%
Thereafter	13	5,465	15%	370	12%

Total	142	$35,821	100%	3,053	100%

(1)	The annualized December 31, 2021 base rent per leased square foot of the applicable year excluding tenant recoveries, straight-line rent and above-market and below-market lease amortization.

Investments in Real Estate-Related Securities

As part of our investment strategy we invest in real estate-related securities including shares of common stock of publicly-traded real estate investment trusts. As of December 31, 2021, we had 90 holdings and have invested $72.7 million in securities that are valued at $94.0 million on the balance sheet.

Investments in Real Estate Debt

As part of our investment strategy we invest in commercial mortgage-backed securities (“CMBS”) to the extent permitted by the REIT rules. CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or pool of commercial mortgage loans. CMBS are generally pass-through and represent beneficial ownership interests in trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. Losses are usually borne by the most subordinate class, which receive payments only after the senior classes have received payments they are entitled to. CMBS are subject to the risks of the underlying mortgage loans. The majority of these securities are back by a single loan (77%), and all securities are rated Investment Grade (BBB- or higher). The greatest concentration by property sector is in industrial properties. Additionally, to minimize interest rate risk, the portfolio is concentrated in floating-rate securities (78%) that had a purchase yield of 2.84% which is expected to increase as the base index rates (LIBOR and SOFR) increase. As of December 31, 2021, we have invested $14.2 million in CMBS that are valued at $14.2 million on the balance sheet.

Investments in International Affiliated Funds

European Cities Fund SCSp (“ECF”)

ECF was formed in March 2016 as an open-end, Euro-denominated fund that seeks to build a diversified portfolio of high quality and stabilized commercial real estate with good fundamentals (i.e., core real estate) located in or around certain investment cities in Europe selected for their resilience, potential for long-term structural performance and ability to deliver an attractive and stable distribution yield. As of the latest available information, ECF has total equity commitments of $1.3 billion (€1.2 billion) and has called $1.3 billion (€1.2 billion) of these commitments. ECF has 13 assets with a gross asset value of $2.1 billion (€1.9 billion) and has a loan to value ratio of 35.2%. The ECF portfolio is well diversified and as of December 31, 2021 had a balanced country exposure with 21% in UK, 20% in Netherlands, 12% in Finland, 12% in Spain, 12% in Germany, 11% in Italy, 5% in Denmark, 4% in France, and 3% in Austria resulting in an annualized since inception gross income return of 4.1% and a gross total return of 6.0%.

On December 22, 2017, we entered into a subscription agreement to invest approximately $28.4 million (€25.0 million) into ECF. Subsequently on December 3, 2021 the Company increased its commitment by $51.0 million (€45.0 million). As of December 31, 2021, we have fully satisfied both commitments.

The following table summarizes the equity investment in Unconsolidated International Affiliated Funds from ECF as of December 31, 2021, ($ in thousands):

Investment in ECF
Balance as of December 31, 2020	$29,803
Contributions	50,971
Income distributions	(795)
Income from equity investment in unconsolidated international affiliated fund	1,525
Foreign currency translation adjustment	(2,407)

Balance as of December 31, 2021	$79,097

Income (Loss) from Equity Investments in Unconsolidated International Affiliated Funds from ECF for the years ended December 31, 2021, 2020 and 2019, was $1.5 million, $(0.2) million and $0.5 million respectively.

Asia Pacific Cities Fund (“APCF”)

APCF was launched in November 2018 as an open-end, U.S. dollar-denominated fund that seeks durable income and capital appreciation from a balanced and diversified portfolio of real estate investments in a defined list of investment cities in the Asia-Pacific region. As of the latest available information, APCF has total equity commitments of $990.0 million and has called $696.5 million of these commitments. APCF has 14 assets with a gross asset value of $1.3 billion and has a loan to value ratio of 40.7%. As of December 31, 2021, APCF had 39% exposure in Singapore, 11% in Australia, 29% in Japan and 21% in South Korea resulting in an annualized since inception total return of 6.9%.

On November 9, 2018 we entered into a subscription agreement to invest $10.0 million into APCF. Subsequently, on September 11, 2019 and January 6, 2021 the Company increased its commitment by $20.0 million each, bringing its total commitment to $50.0 million.

The following table summarizes the Equity Investment in Unconsolidated International Affiliated Funds from APCF as of December 31, 2021 ($ in thousands):

Investment in APCF
Balance as of December 31, 2020	$21,205
Contributions	30,145
Income distributions	(314)
Income from equity investment in unconsolidated international affiliated fund	912

Balance as of December 31, 2021	$51,948

Income (Loss) from Equity Investments in Unconsolidated International Affiliated Funds from APCF for the years ended December 31, 2021, 2020 and 2019 was $0.9 million, $2.0 million and ($0.3) million, respectively.

Investment in Commercial Mortgage Loan

We originated our first commercial mortgage loan on March 28, 2019 to finance the acquisition and renovation of an industrial property located in Maspeth, New York. The initial term of the loan was three years with two one-year extension options. Based on the terms of the loan, we funded the loan on a 60% loan to cost basis amounting to $46.0 million. The borrower had the option to up-size the loan in two phases up to 80% loan to cost basis with a corresponding reduction in the interest rate and the ability to request the up-size once an anchor lease for the property was signed and other requirements had been fulfilled. In June 2019, we sold the senior portion of the loan for $34.3 million to an unaffiliated party and retained the subordinate mezzanine mortgage, receiving proceeds of $34.0 million, which is net of disposition fees. Subsequently, in November 2020, the outstanding balance of the subordinate mortgage loan was paid off in full, and we received $14.4 million.

On November 9, 2021 we originated a floating rate senior mortgage and mezzanine loan to finance the acquisition of a four building life science/office campus in Farmington, Massachusetts, amounting to $62.3 million and have committed to fund an additional $30.4 million for future renovations of the property. The advance rate was 65% LTV with an in-place debt yield of 8.47%. On November 16, 2021 we originated a second floating rate senior mortgage and mezzanine loan in the amount of $76.9 million to finance the acquisition of a multi-family property in Seattle, Washington, with additional commitments to fund $11.1 million for future renovations. The advance rate was 74% LTV with an in-place debt yield of 5.14%. The secondary market execution for both of these loan facilities will be to sell the senior mortgage position and increase the mezzanine yield.

In accordance with the adoption of the fair value option allowed under ASC 825, Financial Instruments, and at the election of the Company, the existing commercial mortgage loans are stated at fair value and were initially valued at the face amount of the loan funding. Subsequently, the commercial mortgage loans will be valued at least quarterly by an independent third-party valuation firm with additional oversight being performed by the Advisor’s internal valuation department. The value will be based on market factors, such as market interest rates and spreads for comparable loans, the performance of the underlying collateral (such as the loan-to-value ratio and the cash flow of the underlying collateral), and the credit quality of the borrower.

For the years ended December 31, 2021, 2020 and 2019, we did not have any realized or unrealized gains or losses on our commercial mortgage loans.

Results of Operations

The information below should be read in conjunction with “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in this Annual Report.

The following table sets forth the results of our operations for the years ended December 31, 2021 and 2020 ($ in thousands):

	For the Year Ended December 31,
	2021	2020	2021 vs 2020
Revenues
Rental revenue	$56,607	$38,357	$18,250
Income from commercial mortgage loan	1,913	890	1,023

Total revenues	58,520	39,247	19,273
Expenses
Rental property operating	18,163	11,923	6,240
General and administrative	3,796	3,538	258
Advisory fee due to affiliate	8,781	3,326	5,455
Depreciation and amortization	29,088	17,478	11,610

Total expenses	59,828	36,265	23,563
Other income (expense)
Realized and unrealized income (loss) from real estate-related securities	22,471	(485)	22,956
Unrealized income from real estate debt	3	—	3
Income from equity investment in unconsolidated international affiliated funds	2,435	1,851	584
Interest income	207	155	52
Interest expense	(4,705)	(3,778)	(927)

Total other income (expense)	20,411	(2,257)	22,668

Net income	19,103	725	18,378
Net income attributable to non-controlling interest in third party joint venture	5	—	5
Net income attributable to Series A preferred stockholders	19	18	1

Net income attributable to common stockholders	$19,079	$707	$18,372

Rental Revenue, Income from Commercial Mortgage Loan, Rental Property Operating Expenses, Depreciation and Amortization

Due to acquisitions of real estate we have made since we commenced principal operations in December 2017, our revenues and operating expenses for the years ended December 31, 2021 and 2020 are not comparable. However, certain properties in our portfolio were owned for the full years ended December 31, 2021 and 2020 and are further discussed below in “Same Property Results of Operations.”

General and Administrative Expenses

During the year ended December 31, 2021, general and administrative expenses increased slightly by $0.2 million compared to the year ended December 31, 2020, primarily due to an increase in legal and printing fees.

Advisory Fee Due to Affiliate

During the year ended December 31, 2021, the advisory fee due to affiliate increased $5.5 million compared to the year ended December 31, 2020, primarily due to the growth of our NAV.

Realized and Unrealized Income (Loss) from Real Estate-Related Securities

Realized and unrealized income (loss) from real estate-related securities increased $23.0 million for the year ended December 31, 2021 compared to 2020. The increase is due to the favorable market conditions.

Income from Equity Investment in Unconsolidated International Affiliated Funds

During the year ended December 31, 2021, income from our investments in the International Affiliated Funds increased $0.6 million compared to the year ended December 31, 2020. The increase was primarily due to valuation gains on properties within our investments in ECF and APCF driven by improved market conditions surrounding COVID-19.

Interest Expense

During the year ended December 31, 2021, interest expense increased $0.9 million compared to the year ended December 31, 2020. The increase was primarily due to additional borrowings on our Credit Facility and Mortgage Payables during the current year, partially offset by decreasing interest rates resulting from market instability associated with the COVID-19 pandemic.

Same Property Results of Operations

We evaluate our consolidated results of operations on a same property basis, which allows us to analyze our property operating results excluding acquisitions during the periods under comparison. Properties in our portfolio are considered same property if they were owned for the full periods presented, otherwise they are considered non-same property. Newly acquired or recently developed properties that have not achieved stabilized occupancy are excluded from same property results and are considered non-same property. We do not consider our real estate-related securities and International Affiliated Funds segments to be same property.

For the years ended December 31, 2021 and 2020, our same property portfolio consisted of four industrial, two multifamily, two office, one retail and one healthcare property.

Same property operating results are measured by calculating same property net operating income (“NOI”). Same property NOI is a supplemental non-GAAP disclosure of our operating results that we believe is meaningful as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties. We define same property NOI as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expense items such as (a) general and administrative expenses, (b) advisory fee, (c) interest income, (d) income from real estate-related securities (e) income from equity investment in unconsolidated international affiliated funds, (f) income from commercial mortgage loan, and (g) income from unconsolidaated joint ventures.

Our same property NOI may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income (loss).

The following table reconciles GAAP net income attributable to our stockholders to same property NOI for the years ended December 31, 2021 and 2020 ($ in thousands):

	For the Year Ended December 31,
	2021	2020
Net income attributable to common stockholders	$19,079	$707
Adjustments to reconcile to same property NOI
General and administrative	3,796	3,538
Advisory fee due to affiliate	8,781	3,326
Depreciation and amortization	29,088	17,478
(Income) loss from real-estate related securities	(22,471)	485
Income from real estate debt	(3)	—
Income from commercial mortgage loans	(1,913)	(890)
Income from equity investment in unconsolidated international affiliated funds	(2,435)	(1,851)
Interest income	(207)	(155)
Interest expense	4,705	3,778
Series A Preferred Stock	19	18
Income attributable to non-controlling interest in third party joint venture	5	—

NOI	$38,444	$26,434
Non-same property NOI	11,812	613

Same property NOI	$26,632	$25,821

The following table details the components of same property NOI for the years ended December 31, 2021 and 2020 ($ in thousands):

	Year Ended December 31,		2021 vs 2020
	2021	2020	$	%
Same property revenues
Multifamily	$10,225	$9,355	$870	9%
Industrial	9,749	9,882	(133)	-1%
Office	8,031	7,209	822	11%
Retail	7,213	6,783	430	6%
Healthcare	4,359	4,371	(12)	0%

Total revenues	39,577	37,600	1,977	5%
Same property operating expenses
Multifamily	4,735	4,520	215	5%
Industrial	3,474	2,854	620	22%
Office	2,163	2,040	123	6%
Retail	1,479	1,355	124	9%
Healthcare	1,094	1,010	84	8%

Total expenses	12,945	11,779	1,166	10%

Same property NOI	$26,632	$25,821	$811	3%

Same Property—Revenue

Our rental revenue includes contracted rental income from our tenants based on the leases and tenant reimbursement income for costs related to common area maintenance, real estate taxes and other recoverable costs.

Same property rental revenues increased $2.0 million for the year ended December 31, 2021 compared to 2020. The increase was primarily related to increases in occupancy at our same store multi-family and office properties, increased market rents and settlement proceeds received in 2021 from a retail property tenant that vacated in the prior year.

Same Property—Operating Expenses

Same property rental property operating expenses primarily includes real estate taxes, utilities and other maintenance expenses associated with our real properties. Property operating expenses increased $1.2 million across the same property portfolio during the year ended December 31, 2021 compared to the corresponding period in 2020. The increase in rental property operating expenses was primarily due to higher real estate taxes owed on our properties based on property reassessments during the current year.

Non-same Property NOI

Due to ongoing fundraising and continued deployment of the net proceeds into new property acquisitions, non-same property NOI is not comparable period over period. We expect the non-same property NOI variance period over period to continue as we raise additional proceeds from selling shares of our common stock and invest in new property acquisitions.

Factors Impacting Operating Results

Results of operations are affected by a number of factors and depend on the rental revenue we receive from the properties that we acquire, the timing of lease expirations, general market conditions, operating expenses, the competitive environment for real estate assets and income from our investments in real estate-related securities and the International Affiliated Funds. The strong U.S. economic recovery is benefiting real estate prices overall. COVID-19 vaccines have been widely administered, and pandemic-related restrictions have largely been removed, though some remain in place to control the spread of the Omicron variant of COVID-19. The U.S. real estate recovery is generally tracking with the broader economic recovery; however, we expect certain regions, cities, and property types to continue to outperform and others to underperform. U.S. commercial real estate should benefit even during a rising interest rate environment, as real-estate assets will continue to be a higher-yielding alternative to fixed-income assets in the short term.

Rental Revenues

We receive income primarily from rental revenue generated by the properties that we acquire. The amount of rental revenue depends upon a number of factors, including: our ability to enter into leases with increasing or market value rents for the properties that we acquire; and rent collection, which primarily relates to each tenant’s financial condition and ability to make rent payments to us on time.

Competitive Environment

We face competition from a diverse mix of market participants, including but not limited to, other companies with similar business models, independent investors, hedge funds and other real estate investors. Competition from others may diminish our opportunities to acquire a desired property on favorable terms or at all. In addition, this competition may put pressure on us to reduce the rental rates below those that we expect to charge for the properties that we acquire, which would adversely affect our financial results.

Operating Expenses

Operating expenses include general and administrative expenses, including legal, accounting, and other expenses related to corporate governance, public reporting and compliance with the various provisions of U.S. securities laws. As we have with the leases associated with our industrial, retail, office and healthcare properties, we generally expect to structure our leases so that the tenant is responsible for taxes, maintenance, insurance, and structural repairs with respect to the premises throughout the lease term. Increases or decreases in such operating expenses will impact our overall financial performance.

Our Qualification as a REIT

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2018. Shares of our common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. In order for us to qualify as a REIT under the Code, we are required to, among other things, distribute as dividends at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets. In order to satisfy a requirement that five or fewer individuals do not own (or be treated as owning) more than 50% of our stock, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock.

The Tax Cuts & Jobs Act was enacted on December 22, 2017. Among other things, the Tax Cuts & Jobs Act reduced the U.S. federal corporate income tax rate from 35% to 21% and created new taxes on certain foreign-sourced earnings. Federal legislation intended to ameliorate the economic impact of the COVID-19 pandemic, the CARES Act, was enacted on March 27, 2020, which, among other things, makes technical corrections to, or modifies on a temporary basis, certain of the provisions of the Tax Cuts & Jobs Act. Management has evaluated the effects of the Tax Cuts & Jobs Act, as modified by the CARES Act and concluded that the TCJA will not materially impact its consolidated financial statements. We also estimate that the taxes on foreign-sourced earnings imposed under the Tax Cuts & Jobs Act are not likely to apply to its foreign investments.

Liquidity and Capital Resources

Our primary needs for liquidity and capital resources are to fund our investments, make distributions to our stockholders, repurchase shares of our common stock pursuant to our share repurchase plan, pay our offering and operating fees and expenses and pay interest on any outstanding indebtedness we may incur. We will obtain the funds required to purchase investments and conduct our operations from the net proceeds of the Offering and any future offerings we may conduct, from secured and unsecured borrowings from banks and other lenders and from any undistributed funds from operations. Generally, cash needs for items other than asset acquisitions are expected to be met from operations and use of proceeds from the Credit Facility, and cash needs for asset acquisitions are funded by public offerings of our common stock and debt financings. However, there may be a delay between the sale of our shares and our purchase of assets, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Our target leverage ratio is approximately 30% to 50% of our gross real estate assets (measured using the fair market value of gross real estate assets, including equity in our securities portfolio), including property and entity-level debt, but excluding debt on the securities portfolio, although it may exceed this level during our offering stage. Our leverage ratio calculation also factors in the leverage ratios of other funds in which we may invest, including the International Affiliated Funds and other properties that we acquire. Our charter restricts the amount of indebtedness we may incur to 300% of our net assets, which approximates 75% of the aggregate cost of our investments, but does not restrict the amount of indebtedness we may incur with respect to any single investment. However, we may borrow in excess of this amount if such excess is approved by a majority of our independent directors, and disclosed to stockholders in the next quarterly report, along with justification for such excess.

If we are unable to raise substantial funds we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Our operating expenses include, among other things, stockholder servicing fees we pay to the Dealer Manager, legal, audit and valuation expenses, federal and state filing fees, printing expenses, administrative fees, transfer agent fees, marketing and distribution expenses and fees related to acquiring, financing, appraising and managing our properties. We do not have any office or personnel expenses as we do not have any employees. We may reimburse the Advisor for certain out-of-pocket expenses in connection with our operations and we did not have any cost to reimburse for year ended December 31, 2021. The Advisor advanced all of our organization and offering expenses on our behalf (other than upfront selling commissions, dealer manager fees and stockholder servicing fees) through the first anniversary of the commencement of the IPO. We will reimburse the Advisor for all such advanced expenses it incurred in 60 equal monthly installments commencing on the earlier of the date the Company’s NAV reaches $1 billion or January 31, 2023. For purposes of calculating our NAV, the organization and offering expenses paid by the Advisor are not recognized as expenses or as a component of equity and will not be reflected in our NAV until we reimburse the Advisor for these costs.

As of December 31, 2021, the Advisor and its affiliates had incurred organization and offering expenses on our behalf of $4.6 million. Organization costs of $1.1 million have been expensed and offering costs of $3.5 million are a component of equity in the form of additional paid in capital. As of December 31, 2021, the Company has not reimbursed the Advisor for such costs.

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2018 and intend to continue to qualify as a REIT. In order to maintain our qualification as a REIT, we are required to, among other things, distribute as dividends at least 90% of our net taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets.

Credit Facility

On October 24, 2018, we entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent and lead arranger. The Credit Agreement initially provided for aggregate commitments of up to $60.0 million for unsecured revolving loans, with an accordion feature that may increase the aggregate commitments to up to $500.0 million (the “Credit Facility”). On December 17, 2018 and June 11, 2019, we amended the Credit Agreement to increase the Credit Facility to $150.0 million and $210.0 million in aggregate commitments, respectively, with all other terms remaining the same. Loans outstanding under the Credit Agreement bear interest, at our Operating Partnership’s option, at either an adjusted base rate or an adjusted LIBOR rate, in each case, plus an applicable margin. The applicable margin ranges from 1.30% to 1.90% for borrowings at the adjusted LIBOR rate, in each case, based on the total leverage ratio of the Operating Partnership and its subsidiaries.

On September 30, 2021, we amended the Credit Agreement to increase the Credit Facility to $335.0 million in aggregate commitments, comprised of a $235.0 million revolving facility, and a senior delayed draw term loan facility in the aggregate amount of up to $100.0 million (the “DDTL Facility”). Loans under the DDTL Facility may be borrowed in up to three advances, each in a minimum amount of $30.0 million. The Credit Facility will terminate, and all amounts outstanding thereunder will be due and payable in full, on September 30, 2024 (the “Revolving Termination Date”), with two additional one-year extension options held by Operating Partnership, including the payment of an extension fee of 0.125% of the aggregate commitment. The DDTL Facility will mature, and all amounts outstanding thereunder will be due and payable in full, on September 30, 2026. Loans outstanding under the Credit Facility bear interest, at the Operating Partnership’s option, at either an adjusted base rate or an adjusted LIBOR rate, in each case, plus an applicable margin. The applicable margin ranges from 0.30% to 0.90% for Credit Facility borrowings for base rate loans, in each case, based on the total leverage ratio of the Operating Partnership and its subsidiaries. The applicable margin ranges from 1.30% to 1.90% for Credit Facility borrowings at the adjusted LIBOR rate, in each case, based on the total leverage ratio of the Operating Partnership and its subsidiaries. Loans outstanding under the DDTL Facility bear interest, at the Operating Partnership’s option, at either an adjusted base rate or an adjusted LIBOR rate, in each case, plus an applicable margin. The applicable margin ranges from 0.25% to 0.85% for DDTL Facility borrowings for base rate loans, in each case, based on the total leverage ratio of the Operating Partnership and its subsidiaries. The applicable margin ranges from 1.25% to 1.85% for DDTL Facility borrowings at the adjusted LIBOR rate, in each case, based on the total leverage ratio of the Operating Partnership and its subsidiaries. There is an unused fee of 0.15% if the usage is greater than or equal to 50% of the aggregate commitments and 0.25% of the usage is less than 50% of the aggregate commitments. There is a ticking fee on the DDTL Facility equal to 0.15% of the undisbursed portion of the DDTL Facility. An upfront fee of 40 basis points was payable at closing.

In July 2017, the Financial Conduct Authority (the authority that regulates LIBOR) announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. The Alternative Reference Rates Committee (“ARRC”) has proposed that the Secured Overnight Financing Rate (“SOFR”) is the rate that represents best practice as the alternative to USD-LIBOR for use in derivatives and other financial contracts that are currently indexed to USD-LIBOR. The consequence of these developments cannot be entirely predicted but could include an increase in debt, derivatives, and the cost of our variable rate indebtedness.

As of December 31, 2021, we had $238.0 million in borrowings and $0.2 million in accrued interest outstanding under the Credit Facility. For the year ended December 31, 2021, we incurred $1.9 million in interest expense.

As of December 31, 2021, were in compliance with all loan covenants.

Mortgages Payable

On November 8, 2019, we entered into a loan agreement (the “Main Street Loan”) secured by Main Street at Kingwood with Nationwide Life Insurance Company (“Nationwide”) as the lender. The Main Street Loan provides for an aggregate principal amount of $48.0 million and will mature on December 1, 2026. Interest is accrued on the unpaid principal balance of the Main Street Loan at the rate of 3.15% per annum.

On May 13, 2021, we entered into a loan agreement secured by Tacara at Steiner Ranch (the “Tacara Loan”) with Brighthouse Life Insurance as the lender. The Tacara Loan provides for an aggregate principal amount of $28.8 million and will mature on June 1, 2028. Interest is accrued on the unpaid principal balance of the Tacara Loan at the rate of 2.62% per annum.

On November 30, 2021, we entered into loan agreements secured by Signature at Hartwell (the “Hartwell Loans”, together with the Main Street Loan and Tacara Loan, the “Mortgages Payable”) with Allstate Insurance Company and American Heritage Life Insurance Company as the lenders. The Hartwell Loans provide for an aggregate principal amount of $29.5 million and mature on December 1, 2028. Interest is accrued on the unpaid principal balance of the Hartwell Loans at a rate of 3.01% per annum.

As of December 31, 2021, we had $106.3 million in borrowings and $0.2 million in accrued interest outstanding under the Mortgages Payable. For the year ended December 31, 2021, we incurred $2.1 million in interest expense.

Cash Flows

The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash for the years ended December 31, 2021, 2020 and 2019 ($ in thousands):

	For the Year Ended December 31,
	2021	2020	2019
Cash flows provided by operating activities	$20,832	$16,545	$12,076
Cash flows used in investing activities	(776.986)	(91,315)	(123,244)
Cash flows provided by financing activities	871,059	74,770	121,140

Net increase in cash and cash equivalents and restricted cash during the period	$114,905	$—	$9,972

Cash flows provided by operating activities increased $4.3 million during the year ended December 31, 2021 compared to the corresponding period in 2020 due to additional cash flows from the operations of our investments in real estate as a result of growth in size of the portfolio. Cash flows provided by operating activities increased $4.5 million during the year ended December 31, 2020 compared to the corresponding period in 2019 due to growth in size of our portfolio, income distributions from our equity investments in unconsolidated International Affiliated Funds, and decrease in interest expense due to low leverage.

Cash flows used in investing activities increased $685.7 million during the year ended December 31, 2021 compared to the corresponding period in 2020 primarily due to net outflows in acquisitions of real estate, origination and funding of two commercial mortgage loans, fundings for our investments in international affiliated funds, and purchases of real estate-related securities. Cash flows used in investing activities decreased $31.9 million during the year ended December 31, 2020 compared to the corresponding period in 2019 primarily due to a decrease of $14.5 million in the acquisition of real estate investments and net cash outflows related to the origination of our commercial mortgage loan in the prior year. This decrease was offset by $14.4 million in gross proceeds received related to the payoff of the commercial mortgage loan balance and an increase in net purchase and sale activity on our real-estate related securities of $6.6 million during the year.

Cash flows provided by financing activities increased $796.3 million during the year ended December 31, 2021 compared to the corresponding period in 2020 primarily due to an inflow of proceeds from the issuance of common stock and subscriptions received in advance. Additionally, we had a net increase in borrowings on the Credit Facility and entered into loan agreements for two of our multi-family properties. Cash flows provided by financing activities decreased $46.4 million during the year ended December 31, 2020 compared to the corresponding period in 2019 primarily due to a decrease in proceeds borrowed from our secured loan of $48.0 million and a $16.3 million net decrease in cash borrowed on the Credit Facility, offset by a $35.9 million increase in proceeds from the issuance of common stock and an additional $13.0 million in distributions paid to stockholders during the year.

Funds from Operations and Adjusted Funds from Operations

We believe funds from operations (“FFO”) is a meaningful supplemental non-GAAP operating metric which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. Our Consolidated Financial Statements are presented under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate Investment Trusts (“NAREIT”).

FFO, as defined by NAREIT and presented below, is calculated as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable real property and impairment write-downs on depreciable real property, plus real estate-related depreciation and amortization.

We also believe that Adjusted FFO (“AFFO”) is a meaningful supplemental non-GAAP disclosure of our operating results. AFFO further adjusts FFO in order for our GAAP operating results to reflect the specific characteristics of our business by adjusting for items we believe are not related to our core operations. Our adjustments to FFO to arrive to AFFO include straight-line rental income, amortization of above-and below-market lease intangibles, organization costs, unrealized gains or losses from changes in fair value of real estate-related securities, amortization of restricted stock awards, unamortized origination fee related to the commercial mortgage loan, unrealized loss (income) from investments in international affiliated funds, and income from equity investment in joint ventures. AFFO is not defined by NAREIT and our calculation of AFFO may not be comparable to the disclosures made by other REITs.

The following table presents a reconciliation of net income to FFO and to AFFO ($ in thousands):

	For the Year Ended December 31,
	2021	2020	2019
Net income	$19,103	$725	$5,704
Adjustments:
Real estate depreciation and amortization	29,088	17,478	14,171
Amount attributable to non-controlling interests for above adjustments	(15)

Funds From Operations attributable to common stockholders	$48,176	18,203	19,875
Straight-line rental income	(2,255)	(1,861)	(1,217)
Amortization of above-and below-market lease intangibles	(2,031)	(724)	(478)
Unrealized gain from changes in fair value of real estate related securities	(16,844)	(2,246)	(3,440)
Unrealized gain from changes in fair value of real estate debt	(3)	—	—
Amortization of restricted stock awards	74	68	68
Unrealized (income) loss from investments in international affiliated funds	(1,326)	(881)	303

Adjusted Funds From Operations attributable to common stockholders	$25,791	$12,559	$15,111

FFO and AFFO should not be considered to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in evaluating our operating performance. In addition, FFO and AFFO should not be considered as alternatives to net income (loss) as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO and AFFO are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders.

Critical Accounting Policies

The preparation of the financial statements in accordance with GAAP involve significant judgements and assumptions and require estimates about matters that are inherently uncertain. These judgments affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements.

Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. We consider our accounting policies over investments in real estate and revenue recognition to be our critical accounting policies. See Note 2 “Summary of Significant Accounting Policies” to the consolidated financial statements in this Annual Report on Form 10-K for further descriptions of such critical accounting policies along with other significant accounting policy disclosures.

Investments in Real Estate

Upon the acquisition of a property, we assess the fair value of the acquired tangible and intangible assets (including land, buildings, tenant improvements, “above market” and “below-market” leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and we allocate the purchase price to the acquired assets and assumed liabilities, which are on a relative fair value basis. The most significant portion of the allocation is to building and land and requires the use of market based estimates and assumptions. We assess and consider fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates, as well as other available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions.

The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. We also consider an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals.

Acquired above-market and below-market leases are recorded at their fair values (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related expenses.

Investments in Real Estate Debt

Our investments in real estate debt consist of commercial mortgage-backed securities. We elected to classify our real estate debt securities as trading securities, therefore we carry such investments at fair value. Investments with readily available actively quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Impairment of Investments in Real Estate

Management reviews its real estate properties for impairment each quarter or when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated future cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Since cash flows on real estate properties considered to be “long-lived assets to be held and used” are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized, and such loss could be material to our results. If we determine that an impairment has occurred, the affected assets must be reduced to their fair value.

Management reviews its investments in unconsolidated entities for impairment each quarter or when there is an event or change in circumstances that indicates a decrease in value. If there is a decrease in value due to a series of operating losses or other factors, the investment is evaluated to determine if the loss in value is considered other than temporary. Although a current fair value below the carrying value of the investment is an indicator of impairment, we will only recognize an impairment if the loss in value is determined to be an other than temporary impairment (“OTTI”). If an impairment is determined to be other than temporary, we will record an impairment charge sufficient to reduce the investment’s carrying value to its fair value, which would result in a new cost basis. This new cost basis will be used for future periods when recording subsequent income or loss and cannot be written up to a higher value as a result of increases in fair value.

Recent Accounting Pronouncements

See Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements in this Annual Report on Form 10-K for a discussion concerning recent accounting pronouncements.

Contractual Obligations

The following table aggregates our contractual obligations and commitments with payments due subsequent to December 31, 2021 ($ in thousands):

Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Indebtedness	$344,250	$—	$163,000	$75,000	$106,250
Organization and offering expenses	4,648	1,163	1,860	1,625	—
Interest Expense (1)	33,971	6,429	12,858	11,913	2,771

Total	$382,869	$7,592	$177,718	$88,538	$109,021

(1)	Represents interest expense for our fixed rate mortgages payable and Credit Facility with the assumption that the Credit Facility is paid off at maturity.

Off-Balance Sheet Arrangements

We have no off-balance sheet contractual obligation or commitment arrangements.

ITEM 7A. Quantitative and Qualitative Disclosures About Market Risk.

We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. Also, we are exposed to both credit risk and market risk.

Market Risk

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. With regard to variable rate financing, we assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. We maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy is designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced. Our board of directors has not yet established policies and procedures regarding our use of derivative financial instruments for hedging or other purposes. These risks have been heightened as a result of the COVID-19 pandemic.

Credit Risk

Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. We did not have any outstanding derivative contracts as of December 31, 2021.

Currency Risk

We may be exposed to currency risks related to our international investments, including our investments in the International Affiliated Funds. We may seek to manage or mitigate our risk to the exposure of the effects of currency changes through the use of a wide variety of derivative financial instruments. We did not have any outstanding derivative contracts as of December 31, 2021.

Interest Rate Risk

We are exposed to interest rate risk with respect to our variable-rate indebtedness, whereas an increase in interest rates would directly result in higher interest expense costs. We may seek to manage or mitigate our risk to the exposure of interest risk through interest rate protection agreements to fix or cap a portion of our variable rate debt. As of December 31, 2021, the outstanding principal balance of our variable rate indebtedness was $238.0 million and consisted of our Credit Facility, which is indexed to one month U.S. Dollar-denominated LIBOR.

The Credit Facility is variable rate and indexed to one-month U.S. denominated LIBOR. For the year ended December 31, 2021, a 10 bps increase in one-month U.S denominated LIBOR would have resulted in increased interest expense of $0.2 million.

COVID-19 Developments

As of December 31, 2021, the 7-day averages of COVID-19 cases and deaths, 399,400 and 1,280, respectively (according to the CDC), increased from prior quarter levels due to the spread of the Omicron variant of COVID-19. However, deaths from COVID-19 are still significantly lower now than they were in January 2021, when the 7-day average death rate peaked at 3,500. As of December 31, 2021, 205 million Americans have been fully vaccinated against COVID-19, and 72 million have received a COVID-19 vaccine booster shot. Most states have not instituted new mitigation measures to control the spread of the Omicron variant; however, some mitigation strategies remain in place.

We experienced a year of historically strong growth in 2021, fueled by a combination of unprecedented fiscal and monetary stimulus and a once-in-a-century global economic reopening. Growth was suppressed mainly by the unexpected surge in COVID-19 over the summer that interrupted the global recovery and exacerbated issues with products reaching consumers. We anticipate that many factors contributing positively to growth will fade in 2022, but we believe that the strong consumer demand and the inflation they helped create remain as we head into a new year. While the positive demand shock of 2021 has receded, it has not gone away entirely. The hole left by expiring stimulus is filled by robust wage growth in a prematurely tight labor market. For the first time in recent history, workers have a clear upper hand over employers in negotiations over terms of employment. We think the economic benefits of this realignment outweigh the potential costs.

Due to the fact our properties are located in the United States, the coronavirus has impacted and will continue to impact our properties and operating results to the extent that its continued spread within the United States reduces occupancy, increases the cost of operation or results in limited hours or necessitates the closure of such properties. In addition, quarantines, states of emergencies and other measures taken to curb the spread of the coronavirus may negatively impact the ability of our properties to continue to obtain necessary goods and services or provide adequate staffing, which may also adversely affect our properties and operating results. With respect to our retail properties, individual stores and shopping malls were closed and could be closed again, if there is a surge in cases. Our office, multifamily and industrial properties may be negatively impacted by tenant bankruptcies and defaults. To the extent we acquire hospitality properties, a variety of factors related to the coronavirus have, and are expected to continue to, cause a decline in business and leisure travel, negatively impacting these properties. Similarly, our investments in the International Affiliated Funds may be negatively impacted by the impact of coronavirus on the foreign countries where their investments are located.

The extent to which the coronavirus may further impact our investments and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, the spread of new variants of COVID-19, new information that may emerge concerning the severity of the coronavirus and the actions taken to contain the coronavirus or treat its impact and the availability and widespread adoption of effective therapies or vaccines, among others. To the extent our investments and operating results are impacted, this may impact our liquidity and need for capital resources within the next twelve months. See “Risk Factors—Risks Related to Our Organizational Structure—The continuing coronavirus pandemic may adversely affect our investments and operations.”

ITEM 8.	Financial Statements and Supplementary Data.

The financial statements required by this item and the reports of the independent accountants thereon required by Item 14(a)(2) appear on pages F-2 to F-31. See accompanying Index to Consolidated Financial Statements on page F-1.

ITEM 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

ITEM 9A.	Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the year ended December 31, 2021, was made under the supervision and with the participation of our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Based upon this evaluation, our CEO and CFO have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls over Financial Reporting

There have been no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during our most recent year that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. We have not experienced any material impact to our internal control over financial reporting to date as a result of most of the employees of the Advisor and its affiliates working remotely due to the COVID-19 pandemic.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Our management, including our principal executive officer and principal financial officer, evaluated as of December 31, 2021, the effectiveness of our internal control over financial reporting based on the framework in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013). Based on its evaluation, our management has concluded that we maintained effective internal control over financial reporting as of December 31, 2021.

The rules of the SEC do not require, and this Annual Report on Form 10-K does not include, an attestation report of an independent registered public accounting firm regarding internal control over financial reporting.

ITEM 9B.	Other Information.

None.

ITEM 9C.	Disclosure Regarding Foreign Jurisdictions That Prevent Inspections

Not applicable.

PART III

ITEM 10. Directors, Executive Officers and Corporate Governance.

Directors and Executive Officers

Our directors and executive officers are set forth below. There are no family relationships between any directors or executive officers.

Name	Age	Position
Michael J.L. Sales	57	Chairman of the Board and Chief Executive Officer
Michael A. Perry	54	Director
John L. MacCarthy	62	Director
Donna Brandin	65	Independent Director
John R. Chandler	66	Independent Director
Steven R. Hash	49	Lead Independent Director
Robert E. Parsons, Jr.	66	Independent Director
G. Christopher McGibbon	49	Co-President
Richard M. Kimble	45	Co-President
Keith A. Jones	39	Head of Client Solutions
James E. Sinople	45	Chief Financial Officer and Treasurer
William M. Miller	48	Secretary
Abigail Lewis	41	Head of Strategic Insights
Shawn C. Lese	52	Chief Investment Officer
Carly R. Tripp	41	Head of Global Transactions
Gracie Coburn	33	Vice President

Michael J.L. Sales has served as our Chairman of the Board and Chief Executive Officer since July 2017. As Chief Executive Officer of Nuveen Real Estate and Real Assets, comprised of the Real Estate, Infrastructure, Natural Capital, Commodities and Private Impact teams. Mr. Sales is primarily responsible for overseeing the business across all regions. He is a member of the Nuveen Executive Leadership Team, which sets and executes strategic goals for the business, and has over 30 years’ experience within the real estate industry. Working closely with the Head of Global Real Estate and senior investment managers, he ensures the business delivers strong financial results and exceeds client expectations for investment performance and service experience. He also works with the Investor Relations Team in developing and maintaining client relationships. Mr. Sales is a member of the Investment Committee and Real Estate Debt Investment Committee. Mr. Sales joined the company as UK Property Investment Manager in 1994 and has held a number of senior management roles before his appointment as Head of the Real Estate business in 2015. He started his career in 1989 as a Development Surveyor at Morgan Grenfell Laurie, where he was then appointed to Head of UK Investment Agency in 1993. Mr. Sales holds a B.A. in Business Studies from Middlesex Business School, and a MPhil in Land Management from Reading University. He is a Member Associate of the Royal Institution of Chartered Surveyors and a member of the Investment Property Forum.

We believe Mr. Sales is a valuable member of our board of directors because of his extensive real estate and investment experience and his tenure with Nuveen Real Estate.

Michael A. Perry has served as a member of our board of directors since May 2017. He serves as Executive Vice President and Head of the Global Client Group for Nuveen, where he is responsible for delivering Nuveen’s insights, capabilities and solutions to best service clients and grow revenues. Mr. Perry serves as a member of Nuveen’s Executive Committee and co-CEO of Nuveen Securities. Prior to these roles, in March 2019, Mr. Perry served as Head of Global Product, responsible for driving a consistent, global viewpoint and strategy across all aspects of product creation and management. He also led Structured Products and Alternative Investments, responsible for building and growing the closed-end fund and alternative investment businesses. Before joining Nuveen in July 2015, Mr. Perry spent five years at UBS Wealth Management, serving on its Executive

Committee and responsible for investment advisory programs and research, planning, funds, alternative investments, insurance and the UBS Trust Company. Prior to UBS, Mr. Perry spent 15 years at Merrill Lynch as a senior executive leading a number of investment businesses focused on the wealth management channel. Mr. Perry serves as a member of Nuveen Churchill Direct Lending Corporation. He also serves on the board of Youth, Inc. which empowers youth serving nonprofit organizations in the New York City area. Mr. Perry holds a B.S. in Industrial and Operations Engineering from the University of Michigan and an M.B.A. from the NYU Stern School of Business.

We believe Mr. Perry is a valuable member of our board of directors because of his extensive experience with alternative investments and retail, high net worth and institutional client channels.

John L. MacCarthy has served as a member of our board of directors since July 2017. Mr. MacCarthy served as a consultant to TIAA and Nuveen from January through December 2019. He served as the Chief Legal Officer of Nuveen, where he was responsible for overseeing the Legal and Compliance areas of the firm and was a member of Nuveen’s Executive Committee, until his departure in December 2018 when he became a consultant to Nuveen. Mr. MacCarthy was appointed Chief Operating Officer of TIAA Global Real Assets in January 2016, where his responsibilities included overseeing and serving on the boards of subsidiary asset managers specializing in real estate, agriculture, timber, agribusiness private equity, and middle market lending. Mr. MacCarthy’s initial focus was on unifying the $65 billion assets under management (“AUM”) U.S. real estate business of TIAA Global Real Assets with the $30 billion AUM Nuveen Real Estate business headquartered in London. Mr. MacCarthy joined Nuveen Investments as General Counsel in 2006, becoming Executive Vice President, Secretary and General Counsel in 2008. Before joining Nuveen, Mr. MacCarthy held various positions at the law firm of Winston & Strawn LLP starting in 1985, including Chairman of the Corporate Department and member of the firm’s Executive Committee from 2001 to 2006. Mr. MacCarthy has been a member of the board of directors of Healthwell Acquisition Corporation I (NASDAQ: HWEL) since February 2021. Mr. MacCarthy is a member of the Illinois Bar and holds a J.D. from Stanford Law School. He also holds a B.A. in History and Economics from Williams College.

Mr. MacCarthy is a valuable member of our board of directors because of his experience serving on boards of a number of organizations and his history with Nuveen.

Donna Brandin has served as one of our independent directors since January 2018. Ms. Brandin served as the Executive Vice President, Chief Financial Officer and Treasurer of the Lightstone Group from April 2008 to June 2018. In addition, during this time period she served as Chief Financial Officer, Treasurer and Principal Accounting Officer of five public, non-traded REITs sponsored by the Lightstone Group. Since October 2014, Ms. Brandin has served as a Director of Lightstone Enterprises Limited until her resignation in June 2018 and is currently the Chairman of the Audit Committee of Invesque, a Canadian listed healthcare company. Prior to joining the Lightstone Group in April 2008, Ms. Brandin held the position of Executive Vice President and Chief Financial Officer of US Power Generation from September 2007 through November 2007. From July 2004 to September 2007, Ms. Brandin was the Executive Vice President and Chief Financial Officer of Equity Residential (NYSE: EQR), the largest publicly traded multifamily REIT in the country. Prior to joining Equity Residential, Ms. Brandin held the position of Senior Vice President and Treasurer for Cardinal Health Inc. from July 2000 through July 2004. Prior to 2000, Ms. Brandin held various executive-level positions at The Campbell Soup Company, Emerson Electric Company and Peabody Holding Company. Ms. Brandin is a certified public accountant and holds a B.S. in Business Administration from Kutztown University and a Master’s Degree in Finance from St. Louis University.

We believe that Ms. Brandin’s qualifications to serve on our board of directors include her considerable experience in financial matters, including specifically her experience as a chief financial officer of several organizations, including several public, non-listed REITs.

John R. Chandler has served as one of our independent directors since January 2018. Mr. Chandler is the Founder of Majesteka Investments Holdings, a private firm providing integrated strategic leadership and capital for emerging companies at the intersection of real estate, asset management, and technology. Prior to forming Majesteka in 2017, Mr. Chandler was Managing Director and Chairman of BlackRock Inc.’s Global Real Estate business with a focus on the strategic development of the platform as well as investment and client activities. He was also a member of the Real Estate Global Executive Committee, the BlackRock Alternative Investment Executive, and Investment Committees. He joined BlackRock in 2011 as Global Head of Real Estate with responsibilities for the business and investment performance of the platform. Prior to joining BlackRock, Mr. Chandler held various positions with LaSalle Investment Management, Inc. (“LIM”), most recently as the Global Chief Investment Officer and Executive Chairman for Asia Pacific. From 2000 until 2010, Mr. Chandler was based in Singapore as LIM’s Chief Executive Officer for Asia Pacific, where he was responsible for creating LIM’s Asia Pacific business into a business with $7.4 billion of assets under management. Prior to relocating to Asia in 2000, Mr. Chandler was Managing Director for LIM’s direct investment activities in the United States. Since June 2021, Mr. Chandler has served as Chairman and CIO for Shelter Acquisition Corporation (NASDAQ: SHQA), a special purpose acquisition company focused on the real estate technology sector. Mr. Chandler is a founding member of the Asian Real Estate Association, a member of the Americas Executive Committee as well as the Global Board of Trustees and Treasurer for the Urban Land Institute, an Executive Committee member at the Wharton School Real Estate Center, and member of the Pension Real Estate Association. Mr. Chandler holds a B.S. in Industrial Engineering from the University of Massachusetts and an M.B.A. from Harvard University.

We believe that Mr. Chandler’s qualifications to serve on our board of directors include his depth of experience in global real estate finance and investment management. His managerial roles at various investment management firms provide him with leadership experience that we believe is valuable to our board of directors in fulfilling its duties.

Steven R. Hash has served as our lead independent director since January 2018. From 2012 through the present, Mr. Hash has served as Co-Founder, President and Chief Operating Officer for Renaissance Macro Holding, LLC, a boutique equity research and trading business focused on macro research in the investment strategy, economics and Washington policy sectors. Prior to his co-founding of Renaissance Macro Holding, Mr. Hash served in various executive positions for Lehman Brothers/Barclays Capital, including: from 2006 to 2012, Global Head of Real Estate Investment Banking, where he was responsible for a global team conducting all investment banking and related activities in the real estate sector; from 2008 to 2011, Chief Operating Officer of Global Investment Banking, where he was responsible for all operations of the firm’s global investment banking functions; and from 2003 to 2006, Global Head of Equity Research, where he was responsible for all aspects of the firm’s Global Equity Research Department. Since 2013, Mr. Hash has served as an independent director, member of the Audit Committee and chairman of the Compensation Committee of Alexandria Real Estate Equities, Inc. and has been the lead independent director since 2017. Since 2015, he has served as an independent director of The Macerich Company and he is currently the non-executive Chairman of the Board. From 2019 to 2020, Mr. Hash served as an independent director of DiamondPeak Holdings Corp., a special acquisition corporation. Mr. Hash holds a B.A. in Business Administration from Loyola University and an M.B.A. from Stern School of Business at New York University.

We believe that Mr. Hash’s qualifications to serve on our board of directors are demonstrated by his experience as an independent director of public REITs and his significant experience in real estate investment banking. His managerial roles at various financial institutions focusing on equity research and real estate investment also provide him with leadership experience that we believe is valuable to our board of directors in fulfilling its duties.

Robert E. Parsons, Jr. has served as one of our independent directors since January 2018. Mr. Parsons has served as the Executive Vice President, Strategy and Business Development of Exclusive Resorts, LLC since 2020 and previously served as the Chief Financial Officer from 2004 (shortly after its founding) until 2020. From 1995 to 2002, Mr. Parsons was the Chief Financial Officer of Host Marriott Corporation. He began his career with Marriott Corporation in 1981 and continued to work in various financial planning, strategic planning and treasury capacities at the company until it split into Marriott International and Host Marriott Corporation in 1993.

After the split, Mr. Parsons served as Treasurer of Host Marriott Corporation, before being promoted to Chief Financial Officer. From 2010 until 2019, Mr. Parsons served as an independent director and as chair of the Audit Committee of the Board of Directors of CareyWatermark Investors 1. Beginning in 2015, Mr. Parsons also joined the board of Watermark Lodging Trust (formerly Carey Watermark Investors 2), and is currently serving as the lead independent director and a member of the audit committee. CareyWatermark Investors 2 merged with CareyWatermark Investors 1 in 2020 and at the same time changed the name of the company to Watermark Lodging Trust. Prior to the merger, Mr. Parsons served as lead independent director, the chair of the Special Committee of the Board and chair of the Audit Committee of CareyWatermark Investors 2. Mr. Parsons served as an independent director of CNL Hotels & Resorts, Inc. from 2003 to April 2007, where he was the lead independent director and chaired both the Audit Committee and a special board committee. Since 2002, Mr. Parsons has also been a Managing Director of Wasatch Investments, a small privately held consulting and investment firm. Mr. Parsons also serves as a member of the board of directors and a member of the finance committee of Kids on the Move, a Utah-based non-profit organization focused on helping children with learning disabilities. Mr. Parsons holds a B.A. in Accounting and an M.B.A. from Brigham Young University.

We believe that Mr. Parsons’s qualifications to serve on our board of directors are demonstrated by his experience as an independent director to other public, non-listed REITs, and his leadership experience as an executive officer in the hospitality industry.

G. Christopher McGibbon has served as our Co-President since March 2022 (formerly served as Co-President, Head of Global Investment from March 2021 to March 2022 and Co-President, Head of North American Investment from July 2017 to March 2021). He also serves as Global Head of Americas for Nuveen Real Estate where he is responsible for all Nuveen Real Estate’s real estate investment operations in the United States. He has over 18 years of real estate acquisition, management and finance experience and is a member of the business’ Executive Leadership Team which oversees global strategic initiatives. Prior to assuming his current role in 2016, Mr. McGibbon served as the Portfolio Manager for the real property and commercial mortgage allocation of TIAA’s General Account and previously served as lead Portfolio Manager for TIAA’s direct real estate open-end vehicle. Prior to that, he was a director of real estate acquisition for the Western region and also worked in the mortgage division. He joined TIAA in 2001 having previously worked at Codina Development Corporation and The Related Group of Florida. Mr. McGibbon holds a B.S. in Business from the University of Maryland and an M.B.A. from the University of Florida.

Richard M. Kimble has served as our Co-President since March 2022 and previously served as our Head of Portfolio Management from July 2017 to March 2022. In his role as Co-President, Mr. Kimble continues to oversee our investment portfolio. Mr. Kimble has over 18 years of experience in structuring and managing equity and debt components of commercial real estate. Prior to serving as Head of Portfolio Management, Mr. Kimble held numerous roles on Nuveen Real Estate’s transactions and portfolio management teams and has been involved in more than $8 billion of transactions. In 2012, he opened Nuveen Real Estate’s San Francisco office and built out the Northwest transaction team. Before joining the firm in 2007, he worked for RER Financial Group and specialized in CMBS due diligence assignments, acquisitions, and debt restructurings. Mr. Kimble holds a B.S. in Economics from Mary Washington College and an M.B.A. from the University of North Carolina, Chapel Hill. In addition, he is a CFA Charterholder and is a member of the Urban Land Institute and Commercial Real Estate Development Association.

Keith A. Jones has served as our Head of U.S. Client Solutions since July 2017. He also serves as a Senior Managing Director and Head of Global Alternatives Product for Nuveen, where he is responsible for the development and ongoing management of Alternative Investment client solutions distributed through Nuveen’s U.S. institutional, wealth management and retirement channels. These solutions include new private funds, registered funds and separate accounts delivering access to real estate, real asset and private market strategies. Mr. Jones has over 10 years of experience in alternative investments and is a member of Nuveen’s Alternative Investment Committee. Before joining Nuveen in June 2016, Mr. Jones spent five years at Barclays where he was responsible for the origination, distribution and ongoing management of private equity, hedge funds and other private investments offered to high net worth individuals, family offices and institutional investors. Prior to Barclays, Mr. Jones worked at Merrill Lynch in the Global Investment Solutions group where he focused on product development and new initiatives, and eventually entered a leading role within the Alternative Investments group responsible for real asset origination. Mr. Jones holds a B.S. in Business Administration, with an emphasis in Finance and Accounting, from the University of Colorado at Boulder.

James E. Sinople has served as our Chief Financial Officer and Treasurer since July 2017. From June 2020 through December 2021, he served as a Director in Nuveen Real Estate’s Global Product and Solutions team where he was responsible for the development of new proprietary investment products focused on private equity and debt strategies across multiple property types, risk styles and client mandates. Prior to this role, Mr. Sinople was the Director of Investment Accounting in the Americas for the Nuveen Real Estate third party reporting team, which is responsible for the oversight, accounting and reporting for over 25 funds and ventures with over $13 billion in AUM. The funds are comprised of core, value-add and opportunistic real estate assets (including office, retail, industrial and multi-family residential properties), commercial mortgage investments and super-regional malls. In addition, Mr. Sinople served as a Manager of agriculture portfolio reporting, including the initial $2 billion agriculture fund as well as TIAA investment subsidiaries. Prior to joining TIAA, Mr. Sinople served as a Project Controller in the energy and private equity industries. He also served in reporting and audit assurance roles at Time Warner Cable and Ernst and Young. Mr. Sinople holds a B.S. in Accounting from Florida Atlantic University and is a Certified Public Accountant.

William M. Miller has served as our corporate Secretary since July 2017. He is a Managing Director and Associate General Counsel for Nuveen, where he provides representation and legal oversight to Nuveen Real Estate funds and accounts. With over 20 years of experience representing real estate clients, Mr. Miller advises Nuveen Real Estate on fund and product formation and related U.S. regulatory issues, as well as transactional matters, including real estate acquisitions, dispositions, joint ventures and financings. Prior to joining Nuveen in 2013, Mr. Miller worked with a special situations investment fund in Hong Kong and in the real estate and finance practices of an international law firm in the United States and Asia. Mr. Miller holds a B.A. in Philosophy from Western Washington University and a J.D. from Cornell Law School.

Abigail Lewis has served as our Head of Strategic Insight since March 2021. She has served as a Managing Director for Nuveen since December 2020, where she is responsible for Nuveen’s global research, sustainability and proptech and innovation functions and oversees Nuveen Real Estate’s Tomorrow’s World Strategy, which is intended to future proof the investment strategy in light of global megatrends and integrates environmental, social and governance principles across fund and asset management. From July 2016 to December 2020, Ms. Lewis was the Global Head of Sustainability for Nuveen Real Estate, where she integrated sustainability in Nuveen’s real estate process and developed and oversaw Nuveen’s Net Zero Carbon Commitment and Climate Change Risk framework. Prior to joining Nuveen in 2016, Ms. Lewis was the Head of Sustainability for the Property Management Business at Jones Lang LaSalle, UK. Ms. Lewis holds a B.A. in English Literature from The University of Sheffield.

Shawn C. Lese has served as our Chief Investment Officer since March 2022. Since February 2020, Mr. Lese has served as the Chief Investment Officer and Head of Funds Management for Nuveen Real Estate’s approximately $90 billion Americas platform. In this role, he leads the portfolio management team in driving investment performance and partnering with clients on their current and prospective real estate investments. He is a member of Nuveen’s Global Executive Leadership Team and Americas Investment Committee. Prior to joining Nuveen Real Estate in 2015, Mr. Lese served as a managing director on the capital markets team of Grosvenor Fund Management. Mr. Lese has also held positions in Morgan Stanley’s real estate investment banking group, at Lazard Ltd. and at Sullivan & Cromwell LLP. Mr. Lese holds a B.A. in East Asian Language and Culture from Columbia University, an M.B.A. from Columbia Business School and a J.D. from Columbia University School of Law.

Carly R. Tripp has served as our Head of Global Transactions since March 2022. Since January 2021, Ms. Tripp has served as Global Chief Investment Officer and Head Investments for Nuveen Real Estate where she leads a team of over 200 investment professionals responsible for all transactional and management functions. She served as Chief Investment Officer of the Americas for Nuveen Real Estate from February 2019 to January 2021. Ms. Tripp is also a member of Nuveen’s Global Executive Leadership Team. From June 2016 to February 2019, Ms. Tripp was Managing Director and Global Head of Real Estate and Alternatives for Nuveen’s TIAA General Account, and prior to that role she was Senior Director and a member of the management team focused on the TIAA Real Estate Account where she was responsible for supporting all aspects of the account, including developing strategic alternatives and evaluating and approving transactions and investment level strategies. Prior to joining the firm in 2006, Ms. Tripp was a financial analyst at LaSalle Investment Management. Ms. Tripp holds a B.S. in Finance and International Business from the University of Maryland and an M.S. in Economics from the University of North Carolina.

Gracie Coburn has served as our Vice President since March 2022. Since July 2017, Ms. Coburn has also served as a portfolio manager of Nuveen Real Estate, where she is responsible for all portfolio management activity for the Nuveen Global Cities REIT, including acquisitions, asset management, investment allocations, capital raise and due diligence efforts. From February 2013 to July 2017, Ms. Coburn was a member of Nuveen Real Estate’s San Francisco Acquisitions Team where she covered acquisitions and asset management across the Northwest region of the United States. Ms. Coburn holds a B.S. in Business Administration from the University of Colorado, Boulder.

Although most of the services provided to us by the individuals who are executive officers are in their respective roles as executive officers of the Advisor, they have certain responsibilities as executive officers of our company arising from Maryland law, our charter and our bylaws. These responsibilities include executing contracts and other instruments in our name and on our behalf and such other duties as may be prescribed by our board of directors from time to time.

Our executive officers act as our agents, execute contracts and other instruments in our name and on our behalf, and in general perform all duties incident to their offices and such other duties as may be prescribed by our board of directors from time to time. Our officers devote such portion of their time to our affairs as is required for the performance of their duties, but they are not required to devote all of their time to us.

Committees of the Board of Directors

Our entire board of directors is responsible for supervising our business. However, pursuant to our charter and bylaws, our board of directors may delegate some of its powers to one or more committees as deemed appropriate by the board of directors, provided that each committee consists of at least a majority of independent directors. Members of each committee are appointed by our board of directors.

Audit Committee. Our board of directors has established an audit committee, which consists of Donna Brandin, Steven R. Hash, Robert E. Parsons, Jr and Jack Chandler. Jack Chandler was appointed to our audit committee at the meeting of our board of directors in March 2022. Ms. Brandin serves as the chairperson of the audit committee and qualifies as an “audit committee financial expert” as that term is defined by the SEC. The SEC has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation. The audit committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes,

•	the integrity and audits of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the qualifications and independence of our independent auditors and

•	the performance of our internal and independent auditors.

In addition, the audit committee selects the independent auditors to audit our annual financial statements and reviews with the independent auditors the plans and results of the audit engagement. The audit committee also approves the audit and non-audit services provided by the independent public accountants and the fees we pay for these services.

The audit committee has adopted procedures for the processing of complaints relating to accounting, internal control and auditing matters. The audit committee oversees the review and handling of any complaints submitted pursuant to the forgoing procedures and of any whistleblower complaints subject to Section 21F of the Exchange Act.

Corporate Governance

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (if any), and to all of the officers and employees of the Advisor, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics, as it relates to those also covered by Nuveen’s code of conduct, operates in conjunction with, and in addition to, Nuveen’s code of conduct. Our Code of Business Conduct and Ethics is designed to comply with SEC regulations relating to codes of conduct and ethics.

Our Code of Business Conduct and Ethics is available on our website, www.nuveenglobalREIT.com. Stockholders may also request a copy of the Code of Business Conduct and Ethics, which will be provided without charge, by writing to Nuveen Global Cities REIT, Inc. at 730 Third Avenue, 3rd Floor, New York, New York 10017, Attention: Secretary. If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website as necessary.

Corporate Governance Guidelines. We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors’ expectations as to how it and they should perform its and their respective functions.

ITEM 11. Executive Compensation.

Compensation of Directors

We compensate each of our independent non-employee directors with an annual retainer of $75,000, plus an additional retainer of $15,000 to the chairperson of our audit committee. We pay 75% of this compensation in cash in quarterly installments and the remaining 25% in the form of an annual grant of restricted stock based on the most recent transaction price. The restricted stock is granted on the first business day following the annual meeting of stockholders (the “Annual Meeting”). The restricted stock generally vests one year from the date of grant. We do not intend to pay our directors additional fees for attending board meetings, but we intend to reimburse each of our directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings (including, but not limited to, airfare, hotel and food). Our directors who are affiliated with the Advisor or Nuveen do not receive additional compensation from us for serving on the board of directors or committees thereof.

The following table sets forth the compensation earned by or paid to our independent directors for the fiscal year ended December 31, 2021, taking into consideration the board of director’s approved changes in the Company’s independent director compensation plan, effective July 1, 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Donna Brandin	$59,063	$18,750	$77,813
John R. Chandler	$50,625	$16,250	$66,875
Steven R. Hash	$50,625	$16,250	$66,875
Robert E. Parsons, Jr.	$50,625	$16,250	$66,875

Executive Officers

We are externally managed and currently have no employees. Our executive officers serve as officers of the Advisor and are employees of the Advisor or one or more of its affiliates. The Advisory Agreement provides that the Advisor is responsible for managing our investment activities, as such our executive officers do not receive any cash compensation from us or any of our subsidiaries for serving as our executive officers but, instead, receive compensation from the Advisor. In addition, we do not reimburse the Advisor for compensation it pays to our executive officers. The Advisory Agreement does not require our executive officers to dedicate a specific amount of time to fulfilling the Advisor’s obligations to us under the Advisory Agreement. Accordingly, the Advisor has informed us that it cannot identify the portion of the compensation it awards to our executive officers that relates solely to such executives’ services to us, as the Advisor does not compensate its employees specifically for such services. Furthermore, we do not have employment agreements with our executive officers, we do not provide pension or retirement benefits, perquisites or other personal benefits to our executive officers, our executive officers have not received any non-qualified deferred compensation and we do not have arrangements to make payments to our executive officers upon their termination or in the event of a change in control of the Company.

Although we do not pay our executive officers any cash compensation, we pay the Advisor the fees under the advisory agreement.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee of our board of directors because we do not pay any compensation to our officers. Our independent directors participate in the consideration of independent director compensation. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

ITEM 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 1, 2022, information regarding the number and percentage of shares owned by each director, our chief executive officer, each executive officer, all directors and executive officers as a group, and any person known to us to be the beneficial owner of more than 5% of outstanding shares of our common stock. As of the date of hereof, we had one stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes securities that a person has the right to acquire within 60 days. The address for each of the persons named below is in care of our principal executive offices at 730 Third Avenue, 3rd Floor, New York, NY 10017.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares
Directors and Officers
Michael J.L. Sales	0	0%
Michael A. Perry	55,940	*
John L. MacCarthy	30,529	*
Donna Brandin	35,107	*
John R. Chandler	4,797	*
Steven R. Hash	5,120	*
Robert E. Parsons, Jr.	20,032	*
G. Christopher McGibbon	0	0%
Richard M. Kimble	0	0%
Keith A. Jones	5,533	*
James E. Sinople	0	0%
William M. Miller	0	0%
Abigail Lewis	0	0%
Shawn C. Lese	0	0%
Carly R. Tripp	0	0%
Gracie Coburn	0	0%
All directors and executive officers as a group**	157,058	*
5% Stockholders
Teachers Insurance and Annuity Association of America***	29,730,608	24.41%

*	Less than one percent.
**	Holds Class I shares of common stock.
***	Holds Class N shares of common stock.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding securities authorized for issuance under our independent director restricted share plan as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans approved by security holders	—	$—	480,906
Equity Compensation Plans not approved by security holders	N/A	N/A	N/A

Total	—	—	480,906

ITEM 13.	Certain Relationships and Related Transactions, and Director Independence.

Director Independence

Our board of directors currently consists of seven members. Our board of directors may change the number of directors, but not to fewer than three directors nor more than 15. Our charter provides that a majority of our directors must be independent directors, except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of a successor independent director. Consistent with the NASAA REIT Guidelines, our charter and Corporate Governance Guidelines defined an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with Nuveen, Nuveen Real Estate or the Advisor. A director is deemed to be associated with Nuveen, Nuveen Real Estate or the Advisor if he or she owns any interest (other than an interest in us or an immaterial interest in an affiliate of us) in, is employed by, is an officer or director of, or has any material business or professional relationship with Nuveen, Nuveen Real Estate or the Advisor or any of their affiliates, performs services (other than as a director) for us, or serves as a director or trustee for more than three REITs sponsored by Nuveen or Nuveen Real Estate or advised by the Advisor or an affiliate. A business or professional relationship is deemed material per se if the gross revenue derived by the director from Nuveen, Nuveen Real Estate, the Advisor or any of their affiliates exceeds 5% of (1) the director’s annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with us, Nuveen, Nuveen Real Estate, the Advisor or any of their affiliates. Our charter requires that a director have at least three years of relevant experience and demonstrate the knowledge required to successfully acquire and manage the type of assets that we intend to acquire to serve as a director. Our charter also requires that at all times at least one of our independent directors must have at least three years of relevant real estate experience. Our charter and bylaws have been ratified by our board of directors, including a majority of our independent directors.

Certain Relationships and Related Transactions

The Advisor

We are externally managed by the Advisor, Nuveen Real Estate Global Cities Advisors, LLC, a Delaware limited liability company. The Advisor is an affiliate of Nuveen Real Estate and wholly owned subsidiary of Nuveen, our sponsor, which is a wholly owned subsidiary of TIAA. The Advisor will draw upon the substantial real estate investment management capabilities and experience and will leverage the global resources, infrastructure and personnel of Nuveen Real Estate and its other affiliates, including Nuveen Asset Management, to provide advisory services to us in furtherance of our investment objectives.

Pursuant to the Advisory Agreement, the Advisor has contractual and fiduciary responsibilities to us and our stockholders and is responsible for sourcing, evaluating and monitoring our investment opportunities and making decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors. We or the Advisor may retain other service providers in connection with our operations, including, without limitation, administration, legal and accounting support.

The Advisory Agreement

Our board of directors at all times has ultimate oversight and policy-making authority, including responsibility for governance, financial controls, compliance and disclosure with respect to the Company and the Operating Partnership. Pursuant to the Advisory Agreement, our board of directors has delegated to the Advisor the authority to source, evaluate and monitor our investment opportunities and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors. We believe that the Advisor currently has sufficient staff and resources so as to be capable of fulfilling the duties set forth in the Advisory Agreement.

Services

Pursuant to the terms of the Advisory Agreement, the Advisor is responsible for, among other things:

•

serving as an advisor to us and the Operating Partnership with respect to the establishment and periodic review of our investment guidelines and our and the Operating Partnership’s investments, financing activities and operations;

•

sourcing, evaluating and monitoring our and the Operating Partnership’s investment opportunities and executing the acquisition, management, financing and disposition of our and the Operating Partnership’s assets, in accordance with our investment guidelines, policies and objectives and limitations, subject to oversight by our board of directors;

•

with respect to prospective acquisitions, purchases, sales, exchanges or other dispositions of investments, conducting negotiations on our and the Operating Partnership’s behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;

•	providing us with portfolio management and other related services;

•	serving as our advisor with respect to decisions regarding any of our financings, hedging activities or borrowings; and

•	engaging and supervising, on our and the Operating Partnership’s behalf and at our and the Operating Partnership’s expense, various service providers.

The above summary is provided to illustrate the material functions which the Advisor performs for us and it is not intended to include all of the services which may be provided to us by the Advisor or third parties.

Term and Termination Rights

The term of the Advisory Agreement is for one year, subject to renewals by our board of directors for an unlimited number of successive one-year periods. Our independent directors will evaluate the performance of the Advisor before renewing the Advisory Agreement. The Advisory Agreement may be terminated:

•	immediately by us (1) for “cause,” (2) upon the bankruptcy of the Advisor or (3) upon a material breach of the Advisory Agreement by the Advisor;

•	upon 60 days’ written notice by us without cause or penalty upon the vote of a majority of our independent directors; or

•	upon 60 days’ written notice by the Advisor.

“Cause” is defined in the Advisory Agreement to mean fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Advisor under the Advisory Agreement.

In the event the Advisory Agreement is terminated, the Advisor will be entitled to receive its prorated advisory fee through the date of termination. No termination fees are payable in connection with the termination of the Advisory Agreement. In addition, upon the termination or expiration of the Advisory Agreement, the Advisor will cooperate with us and take all reasonable steps requested to assist our board of directors in making an orderly transition of the advisory function. Before selecting a successor advisor, the board of directors must determine that any successor advisor possesses sufficient qualifications to perform the advisory function and to justify the compensation it would receive from us.

Advisory Fee and Expense Reimbursements

Advisory Fee. As compensation for its services provided pursuant to the Advisory Agreement, we pay the Advisor an advisory fee equal to 1.25% of our NAV for the Class T, Class S, Class D and Class I shares and 0.65% of our NAV for the Class N shares, per annum, payable monthly in arrears.

In calculating our advisory fee, we will use our NAV before giving effect to accruals for the advisory fee, stockholder servicing fee or distributions payable on our shares. We will not pay the advisory fee with regard to our investments in the International Affiliated Funds. The value of these investments will be excluded from NAV for purposes of calculating the advisory fee.

During the fiscal year ended December 31, 2021, we incurred an advisory fee expense of approximately $8.8 million.

Expense Reimbursement. We may reimburse the Advisor for out-of-pocket costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, (1) legal, accounting and printing fees and other expenses attributable to our organization, preparation of the registration statement, registration and qualification of our common stock for sale with the SEC and in the various states and filing fees incurred by the Advisor, (2) the actual cost of goods and services used by us and obtained from third parties, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of investments and securities, (3) expenses of managing and operating our properties, whether payable to an affiliate or a non-affiliated person, (4) out-of-pocket expenses in connection with the selection, evaluation, structuring, acquisition, origination, financing and development of properties and real estate-related assets, whether or not such investments are acquired and (5) expenses related to personnel of the Advisor performing services for us, but excluding those personnel who provide investment advisory services pursuant to the Advisory Agreement (including, without limitation, each of our executive officers and any directors who are also directors, officers or employees of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. Such out-of-pocket costs and expenses include expenses relating to compliance-related matters and regulatory filings relating to our activities (including, without limitation, expenses relating to the preparation and filing of Form PF, Form ADV, reports to be filed with the CFTC, reports, disclosures, and other regulatory filings of the Advisor and its affiliates relating to our activities (including our pro rata share of the costs of the Advisor and its affiliates of regulatory expenses that relate to us and Other Nuveen Real Estate Accounts).

During the fiscal year ended December 31, 2021, we did not have any costs to be reimbursed to the Advisor.

The Advisor has advanced all of our organizational and offering expenses on our behalf (including legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding upfront selling commissions, dealer manager fees and the stockholder servicing fee) through the first anniversary of the commencement of the Offering. We will reimburse the Advisor for all such advanced expenses ratably over the 60 months commencing on the earlier of the date the Company’s NAV reaches $1 billion or January 31, 2023. Wholesaling compensation expenses of persons associated with the Dealer Manager are paid by the Dealer Manager without reimbursement from us. After the termination of the Offering, the Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of the gross proceeds from the Offering.

Reimbursement by the Advisor. The Advisor will reimburse us for any expenses that cause our total operating expenses (all costs and expenses paid or incurred by us, as determined under GAAP, including the advisory fee, but excluding: (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of our capital stock, (ii) property-level expenses incurred at each property, (iii) interest payments, (iv) taxes, (v) non-cash expenditures such as depreciation, amortization and bad debt reserves, (vi) incentive fees paid in compliance with our charter, (vii) acquisition fees and acquisition expenses related to the selection and acquisition of assets, whether or not a property is actually acquired, (viii) real estate commissions on the sale of property and (ix) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property) (“Total Operating Expenses”) in any four consecutive fiscal quarters to exceed the greater of: (1) 2% of our Average Invested Assets and (2) 25% of our Net Income.

For the year ended December 31, 2021, we were in compliance with this requirement and our Total Operating Expenses were 1.30% of Average Invested Asset and 44.42% of Net Income.

Notwithstanding the foregoing, to the extent that our Total Operating Expenses exceed these limits and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors that they deem sufficient, the Advisor would not be required to reimburse us. Within 60 days after the end of any fiscal quarter for which our Total Operating Expenses for the four consecutive fiscal quarters then ended exceed these limits and our independent directors approve such excess amount, we will send our stockholders a written disclosure of such fact, or will include such information in our next quarterly report on Form 10-Q or in a current report on Form 8-K filed with the SEC, together with an explanation of the factors our independent directors considered in arriving at the conclusion that such excess expenses were justified. In addition, our independent directors will review at least annually the total fees and expense reimbursements for operating expenses paid to the Advisor to determine if they are reasonable in light of our performance, our net assets and our net income and the fees and expenses of other comparable unaffiliated REITs. Each such determination will be recorded in the minutes of a meeting of the independent directors.

Independent Directors’ Review of Compensation. Our independent directors evaluates at least annually whether the compensation that we contract to pay to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by our charter. Our independent directors supervise the performance of the Advisor and the compensation we pay to it to determine that the provisions of the Advisory Agreement are being carried out. This evaluation is based on the factors set forth below, as well as any other factors deemed relevant by the independent directors:

•	the amount of fees paid to the Advisor in relation to the size, composition and performance of our investments;

•	the success of the Advisor in generating investments that meet our investment objectives;

•	rates charged to other externally advised REITs and other similar investment entities by advisors performing similar services;

•	additional revenues realized by the Advisor and its affiliates through their advisory relationship with us;

•	the quality and extent of the services and advice furnished by the Advisor;

•	the performance of the assets, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by the Advisor for its own account.

In addition to the advisory fee and expense reimbursements, we have agreed to indemnify and hold harmless the Advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the Advisory Agreement, subject to certain limitations.

Property Management and Other Services Agreements

During the year ended December 31, 2021, we engaged NexCore Companies LLC (“Nexcore”), an affiliate of TIAA, to provide property management, accounting and leasing services for its investments in healthcare properties. NexCore is a real estate development company focused exclusively on development, acquisition, and management of healthcare real estate. The Company paid approximately $0.5 million in management fees to Nexcore during the year ended December 31, 2021.

Additionally, as part of this engagement, the Company may pay acquisition fees to NexCore for sourcing deals. The Company paid approximately $0.4 million in acquisition fees to NexCore during the year ended December 31, 2021. The Company may also enter into joint ventures with NexCore, and pursuant to the terms of the joint venture agreements, NexCore may receive a promote from the joint venture. The Company entered in three joint venture arrangements with NexCore during the year ended December 31, 2021, which have not incurred any promote payments.

On July 27, 2021, the Company entered in an agreement with Imajn Homes Holdings (“Sparrow”), an affiliate of TIAA, to assist the Company in acquiring and managing single family housing in the United States. Sparrow is a vertically integrated company with acquisition, asset, property and construction management capabilities. As part of the joint venture arrangement with Sparrow, if certain internal rate of return hurdles are met, Sparrow will participate in the profits based on a set criteria at the crystallization event. Additionally, Sparrow has the ability to exercise the crystallization event between the fifth and sixth anniversaries from the effective date of the agreement. Subsequent to entering in the agreement, the Company committed $100.0 million to acquire single family rentals identified by Sparrow. The Company incurred approximately $111,200 and $30,800 in asset and property management fees, respectively, related to Sparrow during the year ended December 31, 2021.

On August 23, 2021, the Company entered into a master services agreement with Nuveen Real Estate Project Management Services, LLC (“Nuveen RE PMS”), an affiliate of the Advisor, for the purpose of Nuveen RE PMS providing professional services described below in connection with certain of our real estate investments (the “Agreement”).

For project management services provided by Nuveen RE PMS, the Company will pay Nuveen RE PMS fees determined by the estimated total cost of the any project; provided that such fees shall not exceed 6% of project costs. For development and management services provided by Nuveen RE PMS, the Company will pay Nuveen RE PMS fees to be determined by the complexity and size of the project; provided that such fees shall not exceed 4% of project costs. The Company has not incurred any Nuveen RE PMS fees as of December 31, 2021.

Investment in Shares by TIAA

TIAA invested $200,000 in us through the purchase of 20,000 shares of Class N common stock at $10.00 per share as our initial capitalization. TIAA may not sell any of these shares during the period the Advisor or an affiliate of Nuveen serves as our advisor, but the holder may transfer the shares to its affiliates. TIAA may not vote on the removal of any of its affiliates (including the Advisor), and may not vote regarding any transaction between us and TIAA or any of its affiliates, including Nuveen Real Estate.

Subsequent to our initial capitalization, TIAA purchased $300 million in shares (less the $200,000 initial capitalization). The Class N shares purchased by TIAA described above (excluding the 20,000 shares that were issued with respect to the initial capitalization which must be held for so long as the Advisor or its affiliate remains our advisor) shall be subject to the following limitations on repurchase:

•

Beginning on January 31, 2023, TIAA may submit a portion of its Class N shares for repurchase, provided that after taking into account such repurchase, the total value of TIAA’s aggregate ownership of our Class N shares shall not be less than $300 million.

•	Beginning on January 31, 2025, TIAA may submit all of its remaining Class N shares for repurchase.

•

Notwithstanding the foregoing, the total amount of repurchases of Class N shares eligible for repurchase will be limited to no more than 0.67% of our aggregate NAV per month and no more than 1.67% of our aggregate NAV per calendar quarter; provided that, if in any month or quarter the total amount of aggregate repurchases of all classes of our common stock do not reach the overall share repurchase plan limits of 2% of the aggregate NAV per month and 5% of the aggregate NAV per calendar quarter, the above repurchase limits on the Class N shares shall not apply to that month or quarter and TIAA shall be entitled to submit shares for repurchase up to the overall share repurchase plan limits.

All of the foregoing limitations shall not apply to the extent that the Advisor or its affiliate is no longer serving as our external advisor.

Dealer Manager Agreement

Upfront Selling Commissions and Dealer Manager Fees. Nuveen Securities, LLC is our Dealer Manager. The Dealer Manager is entitled to receive upfront selling commissions of up to 3.0%, and upfront dealer manager fees of up to 0.5%, of the transaction price of each Class T share sold in the primary offering, however such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price. The Dealer Manager is entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold in the primary offering.

The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

No upfront selling commissions or dealer manager fees are paid with respect to purchases of Class D shares, Class I shares, Class N shares or shares of any class sold pursuant to our distribution reinvestment plan.

During the year ended December 31, 2021, the Company paid approximately $2.3 million in upfront selling commissions and upfront dealer manager fees to the Dealer Manager. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers. Through December 31, 2021, the Dealer Manager had not retained any upfront selling commissions and dealer manager fees.

Stockholder Servicing Fees. Subject to FINRA limitations on underwriting compensation, we pay the Dealer Manager selling commissions over time as stockholder servicing fees for ongoing services rendered to stockholders by participating broker-dealers or broker-dealers servicing investors’ accounts, referred to as servicing broker-dealers:

•

with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of an advisor stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum (or other amounts, provided that the sum equals 0.85%), of the aggregate NAV for the Class T shares;

•	with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares; and

•	with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares.

We do not pay a stockholder servicing fee with respect to our outstanding Class I shares or Class N shares.

During the year ended December 31, 2021, the Company paid approximately $1.8 million in stockholder servicing fees to the Dealer Manager. The Dealer Manager anticipates that all or a portion of the stockholder servicing fees will be retained by, or reallowed (paid) to, participating broker-dealers. Through December 31, 2021, the Dealer Manager had not retained any stockholder servicing fees.

The stockholder servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers, and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services. Because the stockholder servicing fees are calculated based on our NAV for our Class T, Class S and Class D shares, they reduce the NAV or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under our distribution reinvestment plan.

We will cease paying the stockholder servicing fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held within such account would exceed, in the aggregate, 8.75% of the sum of the gross proceeds from the sale of such shares and the aggregate gross proceeds of any shares issued under the distribution reinvestment plan with respect thereto (or, solely with respect to the Class T shares, a lower limit set forth in an agreement between the Dealer Manager and the applicable participating broker-dealer in effect on the date that such shares were sold). At the end of such month, each Class T share, Class S share and Class D share held in a stockholder’s account will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share.

In addition, we will cease paying the stockholder servicing fee on the Class T shares, Class S shares and Class D shares on the earlier to occur of the following: (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which stockholders receive cash and/or securities listed on a national stock exchange or (iii) the date following the completion of the primary portion of the Offering on which, in the aggregate, underwriting compensation from all sources in connection with the Offering, including upfront selling commissions, the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.

Either party may terminate the Dealer Manager Agreement upon 60 days written notice to the other party or immediately upon notice to the other party in the event such other party failed to comply with a material provision of the Dealer Manager Agreement. No termination fees are payable in connection with the termination of the Dealer Manager Agreement. Our obligations under the Dealer Manager Agreement to pay the stockholder servicing fees with respect to the Class T, Class S and Class D shares distributed in the Offering as described therein shall survive termination of the agreement until such shares are no longer outstanding (including such shares that have been converted into Class I shares.

For the fiscal year ended December 31, 2021, the costs of raising capital in our Offerings, which represent all upfront selling commissions, upfront dealer manager fees, stockholder servicing fees and organization and offering costs accrued by us during the year ended December 31, 2021, represented less than 1% of capital raised.

Related Party Transaction Policies

Our charter contains policies on transactions with affiliated persons. Under the charter, our independent directors must review and approve transactions with affiliates.

ITEM 14.	Principal Accounting Fees and Services.

The following table sets forth the fees billed by PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, for the years ended December 31, 2021 and 2020 ($ in thousands):

	December 31, 2021	December 31, 2020
Audit fees	$562	$509
Audit-related services	34	65

Total	$596	$574

Audit Fees. Audit fees include fees for services that normally would be provided by PwC in connection with statutory and regulatory filings or engagements and that generally only an independent accountant can provide. In addition to fees for the audit of our annual financial statements and the review of our quarterly financial statements in accordance with generally accepted auditing standard, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.

Audit-related services. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. Pre-approval of an audit or non-audit service may be given as a general pre-approval, as part of the audit committee’s approval of the scope of the engagement of our independent registered public accounting firm, or on an individual basis. Any proposed services exceeding general pre-approved levels also requires specific pre-approval by our audit committee. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the Securities and Exchange Commission, and also requires the audit committee to consider whether proposed services are compatible with the independence of the registered public accounting firm. All of the fees described above were pre-approved by our Audit Committee.

PART IV

ITEM 15.	Exhibits, Financial Statement Schedules.

(a) List of Documents Filed.

1. The financial statements contained herein begin on page F-1 hereof.

2. Financial Statement Schedules – Schedule III – Real Estate Assets and Accumulated Depreciation is set forth on page F-40 hereof.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable and therefore have been omitted.

3. The Exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index below.

(b) See (a) 3 above.

(c) See (a) 2 above.

Exhibit Index

Exhibit Number	Description
3.1	Articles of Amendment and Restatement (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11/A filed on January 24, 2018 and incorporated herein by reference)

3.2	Articles Supplementary (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 8, 2019 and incorporated herein by reference)

3.3	Bylaws (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 filed on December 21, 2017 and incorporated herein by reference)

4.1	Distribution Reinvestment Plan (included in Appendix B to the Registrant’s Post-Effective Amendment No. 17 to Form S-11 filed on January 25, 2019 and incorporated herein by reference)

4.2*	Description of Securities of Nuveen Global Cities REIT, Inc.

10.1	First Amended and Restated Advisory Agreement among Nuveen Global Cities REIT, Inc., Nuveen Global Cities REIT OP, LP and TH Real Estate Global Cities Advisors, LLC (filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-11/A filed on January 24, 2018 and incorporated herein by reference)

10.2	Amendment No. 1 to First Amended and Restated Advisory Agreement dated October 14, 2019 by and between Nuveen Global Cities REIT, Inc., Nuveen Global Cities REIT OP, LP and Nuveen Real Estate Global Cities Advisors, LLC (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 17, 2019 and incorporated herein by reference)

10.3	Valuation Services Agreement between Nuveen Global Cities REIT, Inc. and RERC, LLC (filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-11 filed on December 21, 2017 and incorporated herein by reference)

10.4	First Amendment to Valuation Services Agreement between Nuveen Global Cities REIT, Inc. and RERC, LLC (filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-11/A filed on January 24, 2018 and incorporated herein by reference)

10.5	Form of Indemnification Agreement (filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-11 filed on December 21, 2017 and incorporated herein by reference)

Exhibit Number	Description

10.6	Independent Directors Restricted Share Plan (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-11/A filed on January 24, 2018 and incorporated herein by reference)

10.7	Form of Independent Directors Restricted Stock Award Certificate (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-11 filed on December 21, 2017 and incorporated herein by reference)

10.8	Independent Director Compensation Policy (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 12, 2021 and incorporated herein by reference)

10.9	Amended and Restated Credit Agreement dated September 30, 2021, among Nuveen Global Cities REIT OP, LP, Nuveen Global Cities REIT, Inc., Wells Fargo Bank, National Association and certain lenders named therein (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 6, 2021 and incorporated herein by reference)

10.10*	Amended and Restated Guaranty dated September 30, 2021 by Nuveen Global Cities REIT, Inc. and certain of its subsidiaries in favor of Wells Fargo Bank, National Association.

21.1*	Subsidiaries of Registrant

24.1	Power of Attorney (included in signature page to the Annual Report on Form 10-K)

31.1*	Certification of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101

*	Filed herewith.

ITEM 16.	Form 10-K Summary

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nuveen Global Cities REIT, Inc.

Date: April 1, 2022	By:	/s/ Michael J.L. Sales
Michael J.L. Sales
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Nuveen Global Cities REIT, Inc., hereby severally constitute Michael J.L. Sales and James E. Sinople and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Annual Report on Form 10-K filed herewith and any and all amendments to said Annual Report, and generally to do all such things in our names and in our capacities as officers and directors to enable Nuveen Global Cities REIT, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said Annual Report and any and all amendments thereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael J.L. Sales	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 1, 2022
Michael J.L. Sales

/s/ James E. Sinople	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 1, 2022
James E. Sinople

/s/ Michael A. Perry	Director	April 1, 2022
Michael A. Perry

/s/ John L. MacCarthy	Director	April 1, 2022
John L. MacCarthy

/s/ Donna Brandin	Director	April 1, 2022
Donna Brandin

/s/ John R. Chandler	Director	April 1, 2022
John R. Chandler

Name	Title	Date

/s/ Steven R. Hash	Director	April 1, 2022
Steven R. Hash

/s/ Robert E. Parsons, Jr.	Director	April 1, 2022
Robert E. Parsons, Jr.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Nuveen Global Cities REIT, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nuveen Global Cities REIT, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive income and (loss), of changes in equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

April 1, 2022

We have served as the Company’s auditor since 2017.

PricewaterhouseCoopers LLP, 214 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 T: (704) 344 7500, www.pwc.com/us

Nuveen Global Cities REIT, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
Assets
Investments in real estate, net	$909,832	$439,927
Investment in commercial mortgage loans, at fair value	140,512	—
Investments in international affiliated funds	131,046	51,008
Investments in real estate-related securities, at fair value	93,970	40,052
Investments in real estate debt, at fair value	14,183	—
Intangible assets, net	57,473	32,728
Restricted cash	94,413	5,945
Cash and cash equivalents	36,163	9,726
Other assets	20,545	7,137

Total assets	$1,498,137	$586,523

Liabilities and Equity
Credit facility	$238,000	$129,277
Mortgages payable, net	105,614	47,574
Subscriptions received in advance	100,778	5,945
Intangible liabilities, net	22,522	8,501
Due to affiliates	30,006	9,374
Accounts payable, accrued expenses, and other liabilities	14,810	7,010
Distributions payable	5,323	2,065

Total liabilities	517,053	209,746
Redeemable non-controlling interest	258	—
Equity
Series A Preferred Stock	126	250
Common stock - Class T Shares, $0.01 par value per share, 500,000,000 shares authorized, 9,201,452 and 3,248,104 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	92	33
Common stock - Class S Shares, $0.01 par value per share, 500,000,000 shares authorized, 23,809,171 and 2,832,107 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	238	28
Common stock - Class D Shares, $0.01 par value per share, 500,000,000 shares authorized, 4,648,665 and 1,405,968 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	46	13
Common stock - Class I Shares, $0.01 par value per share, 500,000,000 shares authorized, 31,460,729 and 4,461,507 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	316	46
Common stock - Class N Shares, $0.01 par value per share, 100,000,000 shares authorized, 29,730,608 shares issued and outstanding at December 31, 2021 and December 31, 2020.	297	297
Additional paid-in capital	1,043,073	416,348
Accumulated deficit and cumulative distributions	(63,958)	(42,406)
Accumulated other comprehensive (loss) income	(239)	2,168

Total stockholders’ equity	979,991	376,777
Non-controlling interest attributable to third party joint venture	835	—

Total equity	980,826	376,777

Total liabilities and equity	$1,498,137	$586,523

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Year Ended December 31,
	2021	2020	2019
Revenues
Rental revenue	$56,607	$38,357	$30,808
Income from commercial mortgage loan	1,913	890	1,455

Total revenues	58,520	39,247	32,263
Expenses
Rental property operating	18,163	11,923	9,979
General and administrative	3,796	3,538	3,502
Advisory fee due to affiliate	8,781	3,326	2,100
Depreciation and amortization	29,088	17,478	14,171

Total expenses	59,828	36,265	29,752
Other (expense) income
Realized and unrealized income (loss) from real estate-related securities	22,471	(485)	7,296
Unrealized income from real estate debt	3	—	—
Income from equity investment in unconsolidated international affiliated funds	2,435	1,851	270
Interest income	207	155	161
Interest expense	(4,705)	(3,778)	(4,534)

Total other income (expense)	20,411	(2,257)	3,193

Net income	19,103	725	5,704
Net income attributable to non-controlling interest in third party joint venture	5	—	—
Net income attributable to Series A preferred stock	19	18	15

Net income attributable to common stockholders	$19,079	$707	$5,689

Net income per share of common stock - basic and diluted	$0.29	$0.02	$0.18

Weighted-average shares of common stock outstanding, basic and diluted	65,739,279	38,834,536	31,231,622

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Comprehensive Income and (Loss)

(in thousands)

	For the Year Ended December 31,
	2021	2020	2019
Net income	$19,103	$725	$5,704
Other comprehensive income (loss):
Foreign currency translation adjustment	(2,407)	2,538	(412)

Comprehensive income	16,696	3,263	5,292
Comprehensive income attributable to non-controlling interest in third party joint venture	5	—	—
Comprehensive income attributable to preferred stock	19	18	15

Comprehensive income attributable to common stockholders	$16,672	$3,245	$5,277

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statement of Changes in Equity

(in thousands)

		Par Value
	Preferred Stock	Common Stock Class T		Common Stock Class S		Common Stock Class D		Common Stock Class I		Common Stock Class N	Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Non-controlling Interest Attributable to Third Party Joint Venture	Total Equity
Balance at December 31, 2018	$—	$—		$—		$—		$2		$297	$298,419	$(9,884)	$42	$288,876	$—	$288,876

Issuance of 3,774,001 shares of common stock (net of $772 of offering costs)	—	14		1		5		18		—	37,622	—	—	37,660	—	37,660
Distribution reinvestment	—	—	(b)	—		—	(b)	—	(b)	—	142	—	—	142	—	142
Common stock repurchased	—	—		—		—		—		—	(104)	—	—	(104)	—	(104)
Amortization of restricted stock grants	—	—		—		—		—		—	68	—	—	68	—	68
Net income	15	—		—		—		—		—	—	5,689	—	5,704	—	5,704
Distributions on common stock	—	—		—		—		—		—	—	(15,779)	—	(15,779)	—	(15,779)
Contribution from Series A preferred stock	125	—		—		—		—		—	—	—	—	125	—	125
Distribution to Series A preferred stock	(15)	—		—		—		—		—	—	—	—	(15)	—	(15)
Foreign currency translation adjustment	—	—		—		—		—		—	—	—	(412)	(412)	—	(412)

Balance at December 31, 2019	$125	$14		$1		$5		$20		$297	$336,147	$(19,974)	$(370)	$316,265	$—	$316,265

Issuance of 7,961,372 shares of common stock (net of $594 of offering costs)	—	18		27		8		26		—	80,011	—	—	80,090	—	80,090
Distribution reinvestment	—	1		—	(b)	—	(b)	1		—	2,027	—	—	2,029	—	2,029
Common stock repurchased	—	—		—		—		(1)		—	(1,905)	—	—	(1,906)	—	(1,906)
Amortization of restricted stock grants	—	—		—		—		—		—	68	—	—	68	—	68
Net income	18	—		—		—		—		—	—	707	—	725	—	725
Distributions on common stock	—	—		—		—		—		—	—	(23,139)	—	(23,139)	—	(23,139)
Contribution from Series A preferred stock	125	—		—		—		—		—	—	—	—	125	—	125
Distribution to Series A preferred stock	(18)	—		—		—		—		—	—	—	—	(18)	—	(18)
Foreign currency translation adjustment	—	—		—		—		—		—	—	—	2,538	2,538	—	2,538

Balance at December 31, 2020	$250	$33		$28		$13		$46		$297	$416,348	$(42,406)	$2,168	$376,777	$—	$376,777

		Par Value
	Preferred Stock	Common Stock Class T	Common Stock Class S		Common Stock Class D		Common Stock Class I	Common Stock Class N	Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Non-controlling Interest Attributable to Third Party Joint Venture	Total Equity
Issuance of 57,172,330 shares of common stock (net of $735 of offering costs)	—	59	208		32		269	—	622,430	—	—	622,998	—	622,998
Distribution reinvestment	—	1	2		1		3	—	7,680	—	—	7,687	—	7,687
Preferred stock redemption	(125)	—	—		—		—	—	—	—	—	(125)	—	(125)
Common stock repurchased	—	(1)	—	(a)	—	(a)	(2)	—	(3,201)	—	—	(3,204)	—	(3,204)
Amortization of restricted stock grants	—	—	—		—		—	—	74	—	—	74	—	74
Net income	19	—	—		—		—	—	—	19,079	—	19,098	5	19,103
Distributions on common stock	—	—	—		—		—	—	—	(40,631)	—	(40,631)	—	(40,631)
Contribution from non-controlling interest	—	—	—		—		—	—	—	—	—	—	830	830
Distribution to Series A preferred stock	(18)	—	—		—		—	—	—	—	—	(18)	—	(18)
Foreign currency translation adjustment	—	—	—		—		—	—	—	—	(2,407)	(2,407)	—	(2,407)
Allocation to redeemable non-controlling interest	—	—	—		—		—	—	(258)	—	—	(258)	—	(258)

Balance at December 31, 2021	$126	$92	$238		$46		$316	$297	$1,043,073	$(63,958)	$(239)	979,991	835	980,826

(a)	Shares amount is not presented due to rounding: see Note 15.

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income	$19,103	$725	$5,704
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,088	17,478	14,171
Unrealized gain on changes in fair value of real estate-related securities	(16,844)	(2,246)	(3,440)
Realized (gain) loss on sale of real estate-related securities	(3,692)	3,933	(2,740)
Unrealized gain on real estate debt	(3)	—	—
Income from equity investment in unconsolidated international affiliated funds	(2,435)	(1,851)	(270)
Income distribution from equity investment in unconsolidated international affiliated funds	1,109	970	573
Straight line rent adjustment	(2,255)	(1,861)	(1,217)
Amortization of below-market lease intangibles	(2,070)	(742)	(495)
Amortization of above-market lease intangibles	39	18	17
Amortization of deferred financing costs	622	518	394
Amortization of restricted stock grants	74	68	68
Change in assets and liabilities:
Increase in other assets	(9,249)	(1,413)	(516)
Increase (decrease) in accounts payable, accrued expenses, and other liabilities	7,345	948	(173)

Net cash provided by operating activities	20,832	16,545	12,076

Cash flows from investing activities:
Acquisitions of real estate	(500,176)	(85,127)	(99,650)
Origination and fundings of commercial mortgage loans	(140,512)	(1,642)	(46,997)
Proceeds from sale of commercial mortgage loan	—	—	34,264
Proceeds from payoff of commercial mortgage loan	—	14,375	—
Fundings for investment in international affiliated funds	(81,116)	(9,855)	(9,890)
Capital improvements to real estate	(7,054)	(2,567)	(1,139)
Deposit on real estate	(566)	—	—
Return of capital from real estate-related securities	—	—	49
Purchases of investments in real estate-related securities	(60,129)	(29,722)	(29,117)
Proceeds from sale of real estate-related securities	26,747	23,223	29,236
Purchases of investments in real estate debt	(14,180)	—	—

Net cash used in investing activities	(776,986)	(91,315)	(123,244)

	For the Year Ended December 31,
	2021	2020	2019
Cash flows from financing activities:
Proceeds from issuance of common stock	638,104	75,908	40,018
Repurchase of common stock	(2,873)	(1,906)	(104)
Offering costs paid	(752)	(574)	(687)
Borrowings from credit facility	532,723	103,500	148,277
Repayments on credit facility	(424,000)	(82,000)	(110,500)
Borrowings from mortgages payable	58,250	—	48,000
Payment of deferred financing costs	(2,175)	(34)	(900)
Contributions from non-controlling interest in third party joint venture	830	—	—
Proceeds from issuance of preferred stock	—	125	125
Repurchase of preferred stock	(125)	—	—
Distributions to preferred stockholders	(18)	(18)	(15)
Subscriptions received in advance	100,778	5,945	10,087
Distributions	(29,683)	(26,176)	(13,161)

Net cash provided by financing activities	871,059	74,770	121,140

Net increase in cash and cash equivalents and restricted cash during the period	114,905	—	9,972
Cash and cash equivalents and restricted cash, beginning of period	15,671	15,671	5,699

Cash and cash equivalents and restricted cash, end of period	$130,576	$15,671	$15,671

Reconciliation of cash and cash equivalents and restricted cash to the Consolidated Balance Sheets, end of period:
Cash and cash equivalents	$36,163	$9,726	$5,584
Restricted cash	94,413	5,945	10,087

Total cash and cash equivalents and restricted cash	$130,576	$15,671	$15,671

Supplemental disclosures:
Interest paid	$3,783	$3,296	$4,533

Preferred stock costs	$—	$3	$15
Non-cash investing activities:

Assumption of other liabilities in conjunction with acquisitions of real estate	$(785)	$(378)	$(715)

Accrued capital expenditures	$455	$(114)	$121

Non-cash financing activities:
Accrued distributions	$(3,258)	$3,037	$2,618

Accrued stockholder servicing fees	$20,632	$4,726	$1,388

Distribution reinvestments	$7,687	$2,027	$135

Accrued offering costs due to affiliate	$—	$—	$1,160

Allocation to redeemable non-controlling interest	$258	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Nuveen Global Cities REIT, Inc.

Notes to Consolidated Financial Statements

Note 1. Organization and Business Purpose

Nuveen Global Cities REIT, Inc. (the “Company”) was formed on May 1, 2017 as a Maryland corporation and elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2018 and intends to continue to qualify as a REIT. The Company’s sponsor is Nuveen, LLC (the “Sponsor”), a wholly owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”). The Company is the sole general partner of Nuveen Global Cities REIT OP, LP, a Delaware limited partnership (“Nuveen OP”). Nuveen OP has issued a limited partner interest to Nuveen Global Cities REIT LP, LLC (the “Limited Partner”), a wholly owned subsidiary of the Company. The Company was organized to invest primarily in stabilized income-oriented commercial real estate in the United States and a substantial but lesser portion of the Company’s portfolio will include real properties located in Canada, Europe and the Asia-Pacific region. Substantially all of the Company’s business will be conducted through Nuveen OP. The Company and Nuveen OP are externally managed by Nuveen Real Estate Global Cities Advisors, LLC (the “Advisor”), an indirect, wholly owned subsidiary of the Sponsor and an investment advisory affiliate of Nuveen Real Estate (“Nuveen Real Estate”).

Pursuant to a registration statement on Form S-11, the Company has registered with the Securities and Exchange Commission (the “SEC”) an offering of up to $5.0 billion in shares of common stock, consisting of up to $4.0 billion in shares in its primary offering and up to $1.0 billion in shares pursuant to its distribution reinvestment plan (the “Initial Public Offering”). The registration statement was declared effective on January 31, 2018. The Company is publicly selling any combination of four classes of shares of its common stock, Class T shares, Class S shares, Class D shares, and Class I shares, with a dollar value up to the maximum offering amount. The publicly offered share classes have different upfront selling commissions and ongoing stockholder servicing fees. The purchase price per share for each class of common stock in the Offering varies and will generally equal the Company’s prior month’s net asset value (“NAV”) per share, as calculated monthly, plus applicable upfront selling commissions and dealer manager fees.

On January 13, 2021, the Company filed a Registration Statement on Form S-11 (File No. 333-252077) (the “Follow-on Registration Statement”) to register up to $5.0 billion shares of common stock, consisting of up to $4.0 billion in shares in its primary offering and up to $1.0 billion in shares pursuant to its distribution reinvestment plan (the “Follow-on Public Offering”). The Follow-on Registration Statement was declared effective by the SEC on July 2, 2021. On the effective date of the Follow-on Registration Statement, the Initial Public Offering automatically terminated.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, and in the opinion of management, include all necessary adjustments, consisting of only normal and recurring items, necessary for a fair statement of the Company’s Consolidated Financial Statements. These financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the applicable rules and regulations of the SEC.

All intercompany balances and transactions have been eliminated in consolidation. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumption that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Investments in Real Estate

In accordance with the guidance for business combinations, the Company determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired is not a business, the Company accounts for the transaction as an asset acquisition. All property acquisitions to date have been accounted for as asset acquisitions.

Whether the acquisition of a property acquired is considered a business combination or asset acquisition, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. In addition, for transactions that will be considered business combinations, the Company will evaluate the existence of goodwill or a gain from a bargain purchase. The Company expenses acquisition-related costs associated with business combinations as they are incurred. The Company capitalizes acquisition-related costs associated with asset acquisitions.

Upon acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, above-market and below-market leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and allocates the purchase price to the acquired assets and assumed liabilities. The Company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that it deems appropriate, as well as other available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions.

The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including but not limited to the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals. Based on its acquisitions to date, the Company’s allocation to customer relationship intangible assets has not been material.

The Company records acquired above-market and below-market leases at their fair values (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses.

Intangible assets and intangible liabilities are recorded as separate components on the Company’s Consolidated Balance Sheets. The amortization of acquired above-market and below-market leases is recorded as an adjustment to Rental Revenue on the Company’s Consolidated Statements of Operations. The amortization of in-place leases is recorded to Depreciation and Amortization Expense on the Company’s Consolidated Statements of Operations.

The cost of buildings and improvements includes the purchase price of the Company’s properties and any acquisition-related adjustments, along with any subsequent improvements to such properties. The Company’s Investments in Real Estate are stated at cost and are generally depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Description	Depreciable Life
Building	40 years
Building, land and site improvements	15- 40 years
Furniture, fixtures and equipment	3-7 years
Lease intangibles	Over lease term

Significant improvements to properties are capitalized. When assets are sold or retired, their costs and related accumulated depreciation or amortization are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.

Repairs and maintenance are expensed to operations as incurred and are included in Rental Property Operating Expense on the Company’s Consolidated Statements of Operations.

The Company’s management reviews its real estate properties for impairment each quarter or when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value, or fair value, less cost to sell if classified as held for sale. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material to the Company’s results. If the Company determines that an impairment has occurred, the affected assets must be reduced to their fair value or fair value, less cost to sell if classified as held for sale. During the periods presented, no such impairment occurred.

Principles of Consolidation

The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a variable interest entity (“VIE”) and whether it is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means. When the requirements for consolidation are not met and the Company has significant influence over the operations of the entity, the investment is accounted for under the equity method of accounting. Equity method investments for which the Company has not elected a fair value option (“FVO”) are initially recorded at cost and subsequently adjusted for the Company’s pro-rata share of net income, contributions and distributions. When the Company elects the FVO, the Company records its share of net asset value of the entity and any related unrealized gains and losses.

The Company holds interest in a joint venture that is considered to be a VIE. The Company consolidated this entity because it has the ability to direct the most significant activities of the joint venture, including unilateral decision making on the disposition of the investment.

For select joint ventures, the non-controlling partner’s share of the assets, liabilities, and operations of each joint venture is included in noncontrolling interests as equity of the Company. The non-controlling partner’s interest is generally computed as the joint venture partner’s ownership percentage. Certain of the joint ventures formed by the Company provide the other partner a profits interest based on certain internal rate of return hurdles being achieved. Any profits interest due to the other partner is reported within redeemable non-controlling interests.

As of December 31, 2021, the total assets and liabilities of the Company’s consolidated VIE were $53.5 million and $29.7 million, respectively. The Company did not have any consolidated VIEs as of December 31, 2020. Such amounts are included on the Company’ Consolidated Balance Sheets.

The Company has limited contractual rights to obtain the financial records of its consolidated single family housing portfolio from the operating partner. The operating partner does not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on reports prepared by and received from the operating partner. Such reports are not available to the Company until approximately 25 days after the end of any given period. The time required to perform an adequate reconciliation and analysis of the information in these reports results in a one month lag in reporting of the single family rental activities. As a result of lag in reporting, the Company looks to record significant activity that has occurred subsequent to the month lag date.

Investments in Real Estate-Related Securities

The Company reports its investments in real estate-related securities at fair value and any changes in fair value are recorded in the current period earnings. Dividend income is recorded when declared and the resulting dividend income, along with gains and losses, are recorded as a component of Realized and Unrealized Income from Real Estate-Related Securities on the Consolidated Statements of Operations. Investments in real estate-related securities are recorded at fair value based on the closing price of the common stock as reported by the applicable national securities exchange.

Investments in Real Estate Debt

The Company’s investments in real estate debt consists of commercial mortgage-backed securities (“CMBS”). The Company is classifying the securities as trading securities and will record such investments at fair value. As such, the resulting unrealized gains and losses of such securities are recorded as a component of income (loss) from investments in real estate debt on the Company’s Consolidated Statements of Operations.

Interest income from the Company’s investments in CMBS is recognized over the life of each investment and is recorded on the accrual basis on the Company’s Consolidated Statements of Operations.

Investments in International Affiliated Funds

The Company reports its investment in the European Cities Partnership SCSp (“ECF”) and Asia Pacific Cities Fund (“APCF”), investment funds managed by an affiliate of TIAA (the “International Affiliated Funds”), under the equity method of accounting. The equity method income (loss) from the investments in the International Affiliated Funds represents the Company’s allocable share of each fund’s net income or loss, which includes income and expense, realized gains and losses, and unrealized appreciation or depreciation as determined from the financial statements of ECF and APCF (which carry investments at fair value in accordance with the applicable GAAP), and is reported as Income (Loss) from Equity Investment in Unconsolidated International Affiliated Funds on the Company’s Consolidated Statements of Operations.

All contributions to or distributions from the investment in the International Affiliated Funds are accrued when notice is received and recorded as a receivable from or payable to the International Affiliated Funds on the Company’s Consolidated Balance Sheets.

Investment in Commercial Mortgage Loans

The Company has originated three commercial mortgage loans, one of which has already been sold, and elected the fair value option for each. In accordance with the adoption of the fair value option allowed under ASC 825, Financial Instruments, and at the election of the Company, the commercial mortgage loans were stated at fair value and were initially valued at the face amount of the loan funding. Subsequently, the commercial mortgage loans were valued at least quarterly by an independent third-party valuation firm with additional oversight being performed by the Advisor’s internal valuation department. The value was based on market factors, such as market interest rates and spreads for comparable loans, the performance of the underlying collateral (such as the loan-to-value ratio and the cash flow of the underlying collateral), and the credit quality of the borrower.

The income from the commercial mortgage loan represents interest income and origination fee income, which is reported as income from commercial mortgage loan on the Company’s Consolidated Statements of Operations. Unrealized gains and losses are recorded as a component of Unrealized Gain (Loss) on Commercial Mortgage Loan on the Company’s Consolidated Statements of Operations.

In the event of a partial or whole sale of the commercial mortgage loan, the Company derecognizes the corresponding asset and fees paid as part of the partial or whole sale are recognized on the Company’s Consolidated Statements of Operations.

Deferred Charges

The Company’s deferred charges include financing and leasing costs. Financing costs include legal, structuring, and other loan costs incurred by the Company for its financing arrangements. Deferred financing costs related to the credit facility are recorded as a component of Other Assets on the Company’s Consolidated Balance Sheets and are being amortized on a straight-line basis over the term of the credit facility. Unamortized costs are charged to expenses upon early repayment or significant modification of the credit facility and fully amortized deferred financing costs are removed from the books upon the maturity of the credit facility. Deferred financing costs related to the Company’s mortgage payable are recorded as an offset to the related liability and amortized on a straight-line basis over the term of the financing instrument. Deferred leasing costs incurred in connection with new leases, which consist primarily of brokerage and legal fees, are recorded as a component of Investments in Real Estate, net on the Company’s Consolidated Balance Sheets and amortized over the life of the related lease.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Accounting guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices are available in active markets for identical investments as of the measurement date. The Company does not adjust the quoted price for these investments.

Level 2 — quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.

Level 3 — pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

Investments in real estate-related securities are recorded at fair value based on the closing price of the common stock as reported by the applicable national securities exchange and were classified as Level 1.

The Company’s investments in real estate debt are reported at fair value. As of December 31, 2021, the Company’s investments in real estate debt consisted of commercial mortgage-backed securities (“CMBS”), which are securities backed by one or more mortgage loans secured by real estate assets. The Company generally determines the fair value of its investments in real estate debt by utilizing third-party pricing service providers whenever available and has classified as Level 2.

The Company’s investment in commercial mortgage loans consists of floating rate senior and mezzanine loans the Company originated and has classified as Level 3. The commercial mortgage loans are carried at fair value based on significant unobservable inputs.

The carrying amounts of financial instruments such as other assets, accounts payable, accrued expenses and other liabilities approximate their fair values due to the short-term maturities and market rates of interest of these instruments.

Certain of the Company’s consolidated joint venture arrangements, excluding the Signature at Hartwell joint venture, have profit participation based on certain internal rate of return hurdles and are measured at fair value as of the reporting date and will be reported within Redeemable non-controlling interests.

The following table details the Company’s assets measured at fair value on a recurring basis ($ in thousands):

	December 31, 2021				December 31, 2020
	Level I	Level 2	Level 3	Total	Level I	Level 2	Level 3	Total
Assets:
Investments in real estate-related securities	$93,970	$—	$—	$93,970	$40,052	$—	$—	$40,052
Investments in real estate debt	—	14,183	—	14,183	—	—	—	—
Investments in commercial mortgage loans	—	—	140,512	140,512	—	—	—	—

Total	$93,970	$14,183	$140,512	$248,665	$40,052	$—	$—	$40,052

The following table details the Company’s assets measured at fair value on a recurring basis using Level 3 inputs ($ in thousands):

Investments in Real Estate Debt
Balance as of December 31, 2020	$—
Loan Originations	140,512
Unrealized Gain/(Loss)	—

Balance as of December 31, 2021	$140,512

The following table shows the quantitative information about unobservable inputs related to the Level 3 fair value measurements comprising the investments in commercial mortgage loans as of December 31, 2021.

Type	Asset Class	Valuation technique	Unobservable Inputs	Weighted Average
Commercial Mortgage Loans	Various	Cash Equivalency Method	Discount Rate	LIBOR(1) + 1.52% - LIBOR(1) + 5.25%

(1)	LIBOR as of December 31, 2021 was 0.1%.

As of December 31, 2021 and 2020, the carrying value of the Credit Facility (defined below) approximated fair value and the carrying value of the International Affiliated Funds also approximated fair value given the underlying books and records of the affiliates report at fair value. The fair value of the Company’s mortgages payable was $106.3 million and $47.6 million as of December 31, 2021 and December 31, 2020. Fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to present value using the appropriate discount rate. Additionally, the Company considers current market rates and conditions by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The inputs used in determining the fair value of the Company’s indebtedness are considered Level 3.

Revenue Recognition

The Company’s sources of revenue arising from leasing arrangements and the related revenue recognition policies are as follows:

Rental Revenue — consists primarily of base rent arising from tenant operating leases at the Company’s office, industrial, multifamily, retail, healthcare and other alternatives. Rental revenue for commercial leases is recognized on a straight-line basis over the life of the lease, including any rent steps or abatement provisions. The Company begins to recognize revenue when a tenant takes possession of the leased space. The Company includes its tenant reimbursement income in rental revenue that consist of amounts due from tenants for costs related to common area maintenance, real estate taxes and other recoverable costs as defined in lease agreements.

Income from Commercial Mortgage Loans — consists of income from interest earned and recognized as operating income based upon the principal amount outstanding and the contracted interest rate along with origination fees. The accrual of interest income on mortgage loans is discontinued when in management’s opinion, the borrower may be unable to meet payments as they become due (“nonaccrual mortgage loans”), unless the loan is well-secured and is in the process of collection. Interest income on nonaccrual mortgage loans is subsequently recognized only to the extent cash payment are received until the loans are returned to accrual status. As of December 31, 2021, the Company did not have any mortgage loans on nonaccrual status.

Leases

The Company derives revenue pursuant to lease agreements. At the inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. At the lease inception, the Company determines whether each lease is a sales-type, direct financing or operating lease. Such classification is based on whether:

•	The lessee gains control of the underlying asset and the lessor therefore relinquishes control to the lessee under certain criteria (sales-type or direct-financing); or

•	All other leases that do not meet the criteria as sales-type or direct financing leases (operating).

The Company’s leases are classified as operating leases in accordance with relevant accounting guidelines, and the related revenue is recognized on a straight-line basis. Upon the termination or vacation of a tenant lease, the associated straight-line rent receivable is written off.

Cash and Cash Equivalents

Cash and cash equivalents represent cash held in banks, cash on hand and liquid investments with original maturities of three months or less at the time of purchase. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash with high credit-quality institutions to minimize credit risk.

Restricted Cash

As of December 31, 2021, restricted cash consisted of $94.2 million of cash received for subscriptions prior to the date in which the subscriptions are effective, which is held in a bank account controlled by the Company’s transfer agent, but in the name of the Company.

Income Taxes

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code (“Code”) commencing with its taxable year ending December 31, 2018 and intends to continue to qualify as a REIT. In qualifying for taxation as a REIT, the Company must distribute annually at least 90% of its taxable income (determined without regard to the dividends-paid deduction and excluding any net capital gains) to its shareholders. A REIT is subject to U.S. federal income tax on undistributed REIT taxable income and net capital gains, and may be subject to 21% corporate income tax and a 4% excise tax. REITs are subject to a number of other organizational and operational requirements. Even in qualifying for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company may elect to treat certain of its corporate subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS may perform additional services for the Company’s tenants and generally may engage in any real estate or non-real estate-related business other than management or operation of a lodging facility or a health care facility. A domestic TRS is subject to US corporate federal income tax. The Cayman Islands TRSs are not subject to US corporate federal income tax or Cayman Islands taxes. As of December 31, 2021, the Company had three active TRSs: the Company uses two Cayman Islands TRSs to hold its investments in the International Affiliated Funds and uses one domestic TRS to hold the senior portion of the commercial mortgage loans. No income tax provision was included in the consolidated financial statements as there was no income tax expense due to the timing of acquisition.

The Company accrues liabilities when it believes that it is more likely than not that it will not realize the benefits of tax positions that it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with ASC 740-10, Uncertain Tax Positions.

Tax legislation commonly referred to as the Tax Cuts & Jobs Act (the “TCJA”) was enacted on December 22, 2017. Among other things, the TCJA reduces the U.S. federal corporate income tax rate from 35% to 21% and creates new taxes on certain foreign-sourced earnings. Federal legislation intended to ameliorate the economic impact of the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), was enacted on March 27, 2020, which, among other things, makes technical corrections to, or modifies on a temporary basis, certain of the provisions of the TCJA.

Management has evaluated the effects of TCJA, as modified by the CARES Act and concluded that the TCJA will not materially impact its Consolidated Financial Statements. The Company also estimates that the new taxes on foreign-sourced earnings imposed under the TCJA are not likely to apply to its foreign investments.

Organization and Offering Expenses

The Advisor advanced organization and offering expenses on behalf of the Company (including legal, accounting, and other expenses attributable to the organization, but excluding upfront selling commissions, dealer manager fees and stockholder servicing fees) through the fourth full fiscal quarter after the Company’s acquisition of its first property. The Company will reimburse the Advisor for all such advanced expenses it incurred in 60 equal monthly installments commencing on the earlier of the date the Company’s NAV reaches $1.0 billion or January 31, 2023.

As of December 31, 2021, the Advisor and its affiliates had incurred organization and offering expenses on the Company’s behalf of $4.6 million, consisting of offering costs of $3.5 million and organization costs of

$1.1 million. Such costs became the Company’s liability on January 31, 2018, the date as of which the Initial Public Offering was declared effective. These organization and offering costs are recorded as Due to Affiliates on the Company’s Consolidated Balance Sheet as of December 31, 2021 and 2020.

Offering costs are currently charged to equity as such amounts are incurred. For the years ended December 31, 2021, 2020 and 2019, the Company incurred $0.7 million, $0.6 million and $0.8 million, respectively, in offering costs to equity.

Foreign Currency

The financial position and results of operations of ECF is measured using the local currency (Euro) as the functional currency and are translated into U.S. dollars for purposes of recording the related activity under the equity method of accounting. Net income (loss), which includes the Company’s allocable share of the International Affiliated Funds income and expense, realized gains and losses and unrealized appreciation or depreciation, has been translated at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of accumulated other comprehensive income, unless there is a sale or complete liquidation of the underlying foreign investments. Foreign currency translation adjustments resulted in other comprehensive income (loss) of approximately $(2.4) million, $2.5 million and $(0.4) million, respectively, for the years ended December 31, 2021, 2020 and 2019.

The financial position and results of operations of APCF are measured in U.S. dollars for purposes of recording the related activity under the equity method of accounting. There is no direct foreign currency exposure to the Company for its investment in APCF.

Earnings Per Share

Basic net income/(loss) per share of common stock is determined by dividing net income/(loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. All classes of common stock are allocated net income/(loss) at the same rate per share. The Company does not have any dilutive securities outstanding that would cause basic earnings per share and diluted earnings per share to differ.

Recent Accounting Pronouncements

In July 2021, the Financial Accounting Standards Board (“FASB”) issued ASU 2021-05—Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments (“ASU 2021-05”). The amendments in ASU 2021-05 amend the lease classification requirements for lessors to align them with practice under Topic 840. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if certain criteria are met. When a lease is classified as operating, the lessor does not recognize a net investment in the lease, does not derecognize the underlying asset, and, therefore, does not recognize a selling profit or loss. The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities. Entities that have adopted Topic 842 before the issuance date of ASU 2016-05 have the option to apply the amendments either (1) retrospectively to leases that commenced or were modified on or after the adoption of Update 2016-02 or (2) prospectively to leases that commence or are modified on or after the date that an entity first applies the amendments.

In April 2020, the FASB staff released guidance focused on treatment of concessions related to the effects of COVID-19 on the application of lease modification guidance in Accounting Standards Codification (ASC) 842, “Leases.” The guidance provides a practical expedient to forgo the associated reassessments required by ASC 842 when changes to a lease result in similar or lower future consideration. There were no material exposures to rent concessions or lease defaults for tenants impacted by the COVID-19 pandemic for the year ended December 31, 2021.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). The guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. The expedients and exceptions are effective for the period from March 12, 2020 to December 31, 2022.

The amendments in ASU 2020-04 provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met.

The amendments in this ASU 2020-04 apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. Management has assessed the impact of the guidance and has determined that the guidance does not have a material impact to the Company.

Note 3. Investments in Real Estate

Investments in real estate, net consisted of the following ($ in thousands):

	December 31, 2021	December 31, 2020
Building and building improvements	$778,324	$383,093
Land and land improvements	166,944	79,813
Furniture, fixtures and equipment	9,976	3,692

Total	955,244	466,598
Accumulated depreciation	(45,412)	(26,671)

Investments in real estate, net	$909,832	$439,927

For the years ended December 31, 2021, 2020 and 2019, Depreciation Expense was $18.7 million, $12.0 million and $9.6 million, respectively.

During the year ended December 31, 2021, the Company acquired 274 interests in real property investments, which were comprised of one office, two industrial, three multifamily, 11 healthcare, and 257 single family housing investments. These property acquisitions have been accounted for as asset acquisitions.

The following table provides details of the properties acquired during the year ended December 31, 2021 ($ in thousands):

Property Name	Ownership Interest	Number of Properties	Location	Sector	Acquisition Date	Purchase Price
2945 Wilderness Place	100%	1	Boulder, CO	Healthcare	January, 2021	12,523
Pacific Court	100%	1	San Diego, CA	Healthcare	May, 2021	45,858
Hillcroft Medical Clinic	100%	1	Sugarland, TX	Healthcare	June, 2021	12,079
Brookson Flats	100%	1	Huntersville, NC	Multifamily	June, 2021	72,158
Bucks Town Medical Campus I	100%	5	Philadelphia, PA	Healthcare	September, 2021	25,817
Perimeter’s Edge	100%	1	Raleigh, NC	Office	September, 2021	21,431
Bucks Town Medical Campus II	100%	2	Langhorne, PA	Healthcare	October, 2021	15,767
620 Roseville Parkway	100%	1	Roseville, CA	Healthcare	October, 2021	32,901
Signature at Hartwell	97%	1	Seneca, SC	Multifamily	November, 2021	53,155
10850 Train Court	100%	1	Houston, TX	Industrial	December, 2021	13,697
5501 Mid Cities Parkway	100%	1	San Antonio, TX	Industrial	December, 2021	11,842
The Reserve at Stonebridge Ranch	100%	1	McKinney, TX	Multifamily	December, 2021	91,241
Single Family Rentals	100%	257	Various	Single Family Housing	Various	91,707

		274				500,176

(1)	Acquisition price is inclusive of acquisition costs and other acquisition related adjustments. Acquisition price does not include any net liabilities assumed.

The following table provides details of the properties acquired during the year ended December 31, 2020 ($ in thousands):

Property Name	Ownership Interest	Number of Properties	Location	Sector	Acquisition Date	Acquisition Price(1)
National Street	100%	1	Boston, MA	Industrial	November 2020	$52,880
Locust Grove	100%	1	Atlanta, GA	Healthcare	November 2020	10,157
Linden Oaks	100%	1	Chicago, IL	Healthcare	November 2020	11,299
Rittiman West 6 and 7	100%	2	San Antonio, TX	Industrial	December 2020	11,171

		5				$85,507

(1)	Acquisition price is inclusive of acquisition costs and other acquisition related adjustments. Acquisition price does not include any net liabilities assumed.

During the year ended December 31, 2020, the Company acquired five properties, including three industrial and two healthcare properties. These property acquisitions have been accounted for as asset acquisitions.

The following table summarizes the purchase price allocation for the properties acquired during the year ended December 31, 2021 and 2020 ($ in thousands):

	2021	2020
Building and building improvements	$388,116	$58,669
Land and land improvements	86,838	18,716
In-place lease intangibles	22,522	5,429
Furniture, fixtures, equipment	6,092	—
Leasing commissions	8,548	1,749
Other intangibles	(11,940)	944

Total purchase price	$500,176	$85,507
Assumed debt (1)	(29,500)	—

Net purchase price	$470,676	$85,507

(1)	Refer to Note 9 for additional details on the Company’s debt, which includes mortgages payable.

Note 4. Investments in Real Estate-Related Securities

As of December 31, 2021 and 2020, the Company’s investments in real estate-related securities consisted of shares of common stock of publicly-traded REITs. As described in Note 2, the Company records its investments in real estate-related securities at fair value on its Consolidated Balance Sheets.

The following table summarizes the Investments in Real-Estate-Related Securities as of December 31, 2021 ($ in thousands):

Investments in Real Estate- Related Securities
Balance as of December 31, 2020	$40,052
Additions	60,129
Disposals	(26,747)
Unrealized gains	16,844
Realized gains	3,692

Balance as of December 31, 2021	$93,970

The following table summarizes the components of Realized and Unrealized Income (Loss) from Real Estate-Related Securities during the years ended December 31, 2021, 2020 and 2019 ($ in thousands):

	For the Year Ended December 31,
	2021	2020	2019
Unrealized gains	$16,844	$2,246	$3,440
Realized gains (losses)	3,692	(3,933)	2,740
Dividend income	1,935	1,202	1,116

Realized and unrealized income (loss) from real estate-related securities	$22,471	$(485)	$7,296

Note 5. Investments in Real Estate Debt

The following tables detail the Company’s Investments in real estate debt ($ in thousands):

12/31/2021
Type of Security / Loan	Weighted Average Coupon	Weighted Average Maturity Date (1, 2)	Face Amount	Cost Basis	Fair Value
CMBS - Fixed	4.02%	5/13/2042	3,219	3,300	3,300
CMBS - Floating	2.10%	1/16/2037	10,976	10,880	10,883

Total	2.54%	4/2/2038	14,195	14,180	14,183

(1)	weighted by face amount
(2)	stated legal maturity; expected maturity is earlier and not the same

The following table details the collateral type of the properties securing the Company’s investments in real estate debt ($ in thousands):

	December 31, 2021
Collateral	Cost Basis	Fair Value	Percentage based on Fair Value
Office	2,497	2,496	17.6%
Industrial	5,163	5,163	36.4%
Retail	1,791	1,792	12.6%
NNN	1,513	1,511	10.7%
Life Science	1,428	1,426	10.1%
Diversified	1,788	1,795	12.6%

Total	14,180	14,183	100.0%

The following table details the credit rating of the Company’s investments in real estate debt ($ in thousands):

	December 31, 2021
Credit Rating	Cost Basis	Fair Value	Percentage based on Fair Value
AAA	1,788	1,795	12.6%
A	996	996	7.0%
BBB	11,396	11,392	80.4%

Total	14,180	14,183	100.0%

Investments in Real Estate Debt
Balance as of December 31, 2020	$—
Additions	14,180
Unrealized gains	3

Balance as of December 31, 2021	$14,183

Note 6. Investment in International Affiliated Funds

Investment in ECF

ECF was formed in March 2016 as an open-end, Euro-denominated fund that seeks to build a diversified portfolio of high quality and stabilized commercial real estate with good fundamentals (i.e., core real estate)

located in or around certain investment cities in Europe selected for their resilience, potential for long-term structural performance and ability to deliver an attractive and stable distribution yield.

On December 22, 2017, the Company entered into a subscription agreement to invest approximately $28.4 million (€25.0 million) into ECF. Subsequently on December 3, 2021 the Company increased its commitment by $51.0 million (€45.0 million). As of December 31, 2021, the Company has fully satisfied both commitments.

As described in Note 2, the Company records its investment in ECF using the equity method on its Consolidated Balance Sheets. While ECF has strategies to manage the foreign exchange risk associated with its investment made in Euros, there can be no assurance that these strategies will be successful or that foreign exchange fluctuations will not negatively impact the Company’s financial performance and results of operations in a material manner.

The following table summarizes the Equity Investment in Unconsolidated International Affiliated Funds from ECF as of December 31, 2021 ($ in thousands):

Investment in ECF
Balance as of December 31, 2020	$29,803
Contribution	50,971
Income distributions	(795)
Income from equity investment in unconsolidated international affiliated fund	1,525
Foreign currency translation adjustment	(2,407)

Balance as of December 31, 2021	$79,097

Income (Loss) from Equity Investments in Unconsolidated International Affiliated Funds from ECF for the years ended December 31, 2021, 2020 and 2019, was $1.5 million, ($0.2) million, and $0.5 million, respectively.

Investment in APCF:

APCF was launched in November 2018 as an open-end, U.S. dollar-denominated fund that seeks durable income and capital appreciation from a balanced and diversified portfolio of real estate investments in a defined list of investment cities in the Asia-Pacific region.

On November 9, 2018 the Company entered into a subscription agreement to invest $10.0 million into APCF. Subsequently, on September 11, 2019 and January 6, 2021 the Company increased its commitment by $20.0 million each, bringing its total commitment to $50.0 million. As of December 31, 2021, the Company has fully funded its total commitment of $50.0 million. As described in Note 2, the Company records its investment in APCF using the equity method on its Consolidated Balance Sheets.

The following table summarizes the Equity Investment in Unconsolidated International Affiliated Funds from APCF as of December 31, 2021 ($ in thousands):

Investment in APCF
Balance as of December 31, 2020	$21,205
Contributions	30,145
Income distributions	(314)
Income from equity investment in unconsolidated international affiliated fund	912

Balance as of December 31, 2021	$51,948

Income (Loss) from Equity Investments in Unconsolidated International Affiliated Funds from APCF for the years ended December 31, 2021 and 2020 and 2019 was $0.9 million, $2.0 million and ($0.3) million, respectively.

Note 7. Investment in Commercial Mortgage Loan

On March 28, 2019, the Company originated a loan to finance the acquisition and renovation of an industrial property in Maspeth, New York on a 60% loan-to-cost basis amounting to $46.0 million. On June 6, 2019, the Company sold the senior portion of the loan for $34.3 million to an unaffiliated party and retained the subordinate mortgage, receiving proceeds of $34.0 million, which is net of disposition fees. Subsequently, in November 2020, the outstanding balance of the subordinate mortgage loan was paid off in full, and the Company received $14.4 million.

On November 9, 2021 we originated a floating rate senior mortgage and mezzanine loan to finance the acquisition of an office property in Farmington, Massachusetts, amounting to $63.0 million and have committed to fund an additional $30.4 million for future renovations of the property. On November 16, 2021 we originated a second floating rate senior mortgage and mezzanine loan in the amount of $77.5 million to finance the acquisition of a multi-family property in Seattle, Washington, with additional commitments to fund $11.1 million for future renovations.

For the year ended December, 31, 2021 and 2020 the Company recognized interest income from its investment in its commercial mortgage loan of $1.9 million and $0.8 million respectively. For the years ended December 31, 2021 and 2020, the Company did not record any unrealized gains or losses on its commercial mortgage loan.

The following is a reconciliation of the beginning and ending balances for the Company’s investment in commercial mortgage loans for the year ended December 31, 2021 ($ in thousands):

Investment in Commercial Mortgage Loans
Balance as of January 1, 2021	$—
Loan originations	140,512

Balance as of December 31, 2021	$140,512

The estimated fair value of the commercial mortgage loan is based on models developed by an independent valuation advisor with additional oversight being performed by the Advisor’s internal valuation department that primarily use market based or independently sourced market data, including interest rate yield curves and market spreads. Valuation adjustments may be made to reflect credit quality, liquidity, and other observable and unobservable data that are applied consistently over time.

Note 8. Intangibles

The gross carrying amount and accumulated amortization of the Company’s intangible assets and liabilities consisted of the following for the years ended December 31, 2021 and 2020 ($ in thousands):

	December 31, 2021	December 31, 2020
Intangible assets:
In-place lease intangibles	$53,031	$31,393
Above-market lease intangibles	493	167
Leasing commissions	20,559	12,877
Other intangibles	5,666	2,085

Total intangible assets	79,749	46,522
Accumulated amortization:
In-place lease intangibles	(16,282)	(10,402)
Above-market lease intangibles	(77)	(38)
Leasing commissions	(5,055)	(3,070)
Other intangibles	(862)	(284)

Total accumulated amortization	(22,276)	(13,794)

Intangible assets, net	$57,473	$32,728

Intangible liabilities:
Below-market lease intangibles	$(25,841)	$(9,750)
Accumulated amortization	3,319	1,249

Intangible liabilities, net	$(22,522)	$(8,501)

Amortization expense relating to intangible assets was $8.5 million, $4.3 million and $4.4 million, respectively, for the years ended December 31, 2021, 2020, and 2019. Amortization expense recorded against rental revenue was $2.1 million $0.7 million, and $0.5 million, respectively, for the years ended December 31, 2021, 2020, and 2019.

The estimated future amortization on the Company’s intangibles for each of the next five years and thereafter is as follows ($ in thousands):

	In-Place Lease Intangibles	Above-Lease Market Intangibles	Leasing Commissions	Other Intangibles	Below-Market Lease Intangibles
2022	$11,534	$57	$2,326	$889	$(2,935)
2023	5,306	54	2,471	847	(2,846)
2024	5,122	54	2,406	829	(2,788)
2025	3,922	54	1,986	623	(2,458)
2026	2,444	54	1,518	370	(2,216)
Thereafter	8,421	143	4,797	1,246	(9,279)

Total	$36,749	$416	$15,504	$4,804	$(22,522)

The weighted-average amortization periods for the acquired in-place lease intangibles, above-market lease intangibles, leasing commissions, other intangibles and below-market lease intangibles of the properties acquired were 7, 6, 7, 6 and 13 years, respectively.

Note 9. Credit Facility and Mortgages Payable

Credit Facility

On October 24, 2018, the Company entered into a credit agreement (“Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and lead arranger. The Credit Agreement provides for aggregate commitments of up to $60.0 million for unsecured revolving loans, with an accordion feature that may increase the aggregate commitments to up to $500.0 million (the “Credit Facility”). Loans outstanding under the Credit Facility bear interest, at Nuveen OP’s option, at either an adjusted base rate or an adjusted 30-day LIBOR rate, in each case, plus an applicable margin. The applicable margin ranges from 1.30% to 1.90% for borrowings at the adjusted LIBOR rate, in each case, based on the total leverage ratio of Nuveen OP and its subsidiaries. Interest under the Credit Facility is determined based on a one-month U.S. dollar-denominated LIBOR, which was 0.1% and 1.8% as of December 31, 2020 and 2019, respectively. Loans under the Credit Facility will mature three years from October 24, 2018, with an option to extend twice for an additional year pursuant to the terms of the Credit Agreement. On December 17, 2018 and June 11, 2019, the Company amended the Credit Agreement to increase the Credit Facility to $150.0 million and $210.0 million in aggregate commitments, respectively, with all other terms remaining the same.

On September 30, 2021, the borrower and the Company and Nuveen OP amended the Credit Agreement to increase the Credit Facility to $335.0 million in aggregate commitments, comprised of a $235.0 million revolving facility, and a senior delayed draw term loan facility in the aggregate amount of up to $100.0 million (the “DDTL Facility”). Loans under the DDTL Facility may be borrowed in up to three advances, each in a minimum amount of $30.0 million. The Credit Facility will terminate, and all amounts outstanding thereunder will be due and payable in full, on September 30, 2024 (the “Revolving Termination Date”), with two additional one-year extension options held by Nuveen OP, including the payment of an extension fee of 0.125% of the aggregate commitment. The DDTL Facility will mature, and all amounts outstanding thereunder will be due and payable in full, on September 30, 2026. Loans outstanding under the Credit Facility bear interest, at Nuveen OP’s option, at either an adjusted base rate or an adjusted LIBOR rate, in each case, plus an applicable margin. The applicable margin ranges from 0.30% to 0.90% for Credit Facility borrowings for base rate loans, in each case, based on the total leverage ratio of the Nuveen OP and its subsidiaries. The applicable margin ranges from 1.30% to 1.90% for Credit Facility borrowings at the adjusted LIBOR rate, in each case, based on the total leverage ratio of the Nuveen OP and its subsidiaries. Loans outstanding under the DDTL Facility bear interest, at the Nuveen OP’s option, at either an adjusted base rate or an adjusted LIBOR rate, in each case, plus an applicable margin. The applicable margin ranges from 0.25% to 0.85% for DDTL Facility borrowings for base rate loans, in each case, based on the total leverage ratio of the Nuveen OP and its subsidiaries. The applicable margin ranges from 1.25% to 1.85% for DDTL Facility borrowings at the adjusted LIBOR rate, in each case, based on the total leverage ratio of the Nuveen OP and its subsidiaries. There is an unused fee of 0.15% if the usage is greater than or equal to 50% of the aggregate commitments and 0.25% of the usage is less than 50% of the aggregate commitments. There is a ticking fee on the DDTL Facility equal to 0.15% of the undisbursed portion of the DDTL Facility. An upfront fee of 40 basis points was payable at closing.

In July 2017, the Financial Conduct Authority (the authority that regulates LIBOR) announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. The Alternative Reference Rates Committee (“ARRC”) has proposed that the Secured Overnight Financing Rate (“SOFR”) is the rate that represents best practice as the alternative to USD-LIBOR for use in derivatives and other financial contracts that are currently indexed to USD-LIBOR. The consequence of these developments cannot be entirely predicted but could include an increase in the cost of our variable rate indebtedness.

The following is a summary of the Credit Facility ($ in thousands):

					Principal Balance Outstanding
Indebtedness	Interest Rate		Maturity Date	Maximum Facility Size	December 31, 2021	December 31, 2020
Revolving facility	L+applicable margin	(1)	September 30, 2024	$235,000	$163,000	$129,277
DDTL Facility	L+applicable margin	(1)	September 30, 2026	100,000	75,000	—

Totals				$335,000	$238,000	$129,277

(1)

The applicable margin ranges from 1.30% to 1.90% for borrowings at the adjusted LIBOR rate, in each case, based on the total leverage ratio of Nuveen OP and its subsidiaries. The weighted-average interest rate for the years ended December 31, 2021 and 2020, was 1.9% and 3.0%, respectively. The rate as of December 31, 2021 was 1.37%.

As of December 31, 2021 and 2020, the Company had $238.0 million and $129.3 million, respectively, in borrowings and had an outstanding accrued interest of $0.2 million and $0.1 million, respectively. For the years ended December 31, 2021, 2020 and 2019, the Company incurred $1.9 million, $1.7 million and $3.9 million, respectively, in Interest Expense.

As of December 31, 2021, the Company was in compliance with all loan covenants.

Mortgages Payable

The following table is a summary of the Company’s Mortgages Payable secured by the Company’s properties ($ in thousands):

					Principal Balance Outstanding
Indebtedness	Lender	Interest Rate	Maturity Date	Maximum Principal Amount	December 31, 2021	December 31, 2020
Fixed rate mortgages payable:
Main Street at Kingwood	Nationwide Life Insurance	3.15%	12/01/26	$48,000	$48,000	$48,000
Tacara Steiner Ranch	Brighthouse Life Insurance	2.62%	06/01/28	28,750	28,750	—
Signature at Hartwell	Allstate/American Heritage	3.01%	12/01/28	29,500	29,500

Total fixed rate mortgages					106,250	48,000
Deferred financing costs, net					(636)	(426)

Mortgages payable, net					$105,614	$47,574

For each of the years ended December 31, 2021, 2020 and 2019, the Company incurred $1.9 million, $1.5 million and $0.2 million in interest expense, respectively.

The following table presents the future principal payments due under the Credit Facility and Mortgages Payable as of December 31, 2021 ($ in thousands):

Year	Credit Facility	Mortgage Payable	Total
2022	$—	$—	$—
2023	—	—	—
2024	163,000	—	163,000
2025	—	—	—
2026	75,000	48,000	123,000
Thereafter	—	58,250	58,250

Total	$238,000	$106,250	$344,250

Note 10. Other Assets and Other Liabilities

The following table summarizes the components of Other Assets ($ in thousands):

	December 31, 2021	December 31, 2020
Straight-line rent receivable	$6,451	$4,196
Receivables	3,245	2,072
Prepaid expenses	1,154	407
Deferred financing costs on credit facility, net	1,710	368
Other	7,985	94

Total	$20,545	$7,137

The following table summarizes the components of Accounts Payable, Accrued Expenses, and Other Liabilities ($ in thousands):

	December 31, 2021	December 31, 2020
Accounts payable and accrued expenses	$5,733	$1,598
Real estate taxes payable	3,072	1,996
Prepaid rental income	2,213	1,440
Tenant security deposits	2,010	1,117
Accrued interest expense	462	247
Other	1,320	612

Total	$14,810	$7,010

Note 11. Related Party Transactions

Fees Due to Related Party

Pursuant to the advisory agreement between the Company, Nuveen OP, and the Advisor, the Advisor is responsible for sourcing, evaluating and monitoring the Company’s investment opportunities and making decisions related to the acquisition, management, financing and disposition of the Company’s assets, in accordance with the Company’s investment objectives, guidelines, policies and limitations, subject to oversight by the Company’s board of directors.

The Advisor will receive fees and compensation, payable monthly in arrears, in connection with the offering and ongoing management of the assets of the Company, as follows:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares
Annual Advisory Fee (% of NAV)	1.25%	1.25%	1.25%	1.25%	0.65%

As of December 31, 2021 and 2020, the Company had accrued advisory fees of approximately $1.2 million and $0.3 million, respectively, which has been included in Accounts Payable, Accrued Expenses, and Other Liabilities on the Company’s Consolidated Balance Sheets. For the years ended December 31, 2021, 2020 and 2019, the Company had incurred advisory fee expense of $7.0 million, $2.9 million and, $2.1 million, respectively.

The Company may retain certain of the Advisor’s affiliates for necessary services relating to the Company’s investments or its operations, including construction, special servicing, leasing, development, property oversight and other property management services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, loan servicing, property, title and other types of insurance, management consulting and other similar operational matters. Any such arrangements will be at market terms and rates.

During the year ended December 31, 2020, the Company engaged NexCore Companies LLC (“NexCore”), an affiliate of TIAA, to provide property management, accounting and leasing services for certain of its investments in healthcare properties. NexCore is a real estate development company focused exclusively on development, acquisition, and management of healthcare real estate. The Company paid approximately $0.1 million in management fees to NexCore during the year ended December 31, 2021. The Company did not pay any management fees to NexCore during the year ended December 31, 2020.

Additionally, as part of this engagement, the Company may pay acquisition fees to NexCore for sourcing deals. The Company paid approximately $0.4 million, in acquisition fees to Nexcore during the year ended December 31, 2021. The Company did not pay any acquisition fees to NexCore during the year ended December 31, 2020. The Company may also enter into joint ventures with NexCore, and pursuant to the terms of the joint venture agreements, NexCore may receive a promote from the joint venture. The Company entered in three joint venture arrangements with NexCore during the year ended December 31, 2021 and have not incurred any promote payments.

On July 27, 2021, the Company entered in an agreement with Imajn Homes Holdings (“Sparrow”), an affiliate of TIAA, to assist the Company in acquiring and managing single family housing in the United States. Sparrow is a vertically integrated company with acquisition, asset, property and construction management capabilities. As part of the joint venture arrangement with Sparrow, if certain internal rate of return hurdles are met, Sparrow will participate in the profits based on a set criteria at the crystallization event. Additionally, Sparrow has the ability to exercise the crystallization event between the fifth and sixth anniversaries from the effective date of the agreement. Subsequent to entering in the agreement, the Company committed $100.0 million to acquire single family rentals identified by Sparrow. The Company incurred approximately $111,200 and $30,800 in asset and property management fees, respectively, related to Sparrow during the year ended December 31, 2021.

On August 23, 2021, the Company entered into a master services agreement with Nuveen Real Estate Project Management Services, LLC (“Nuveen RE PMS”), an affiliate of the Advisor, for the purpose of Nuveen RE PMS providing professional services described below in connection with certain of our real estate investments (the “Agreement”).

For project management services provided by Nuveen RE PMS, the Company will pay Nuveen RE PMS fees determined by the estimated total cost of the project; provided that such fees shall not exceed 6% of project costs.

For development and management services provided by Nuveen RE PMS, the Company will pay Nuveen RE PMS fees to be determined by the complexity and size of the project; provided that such fees shall not exceed 4% of project costs. No fees have been incurred by the Company as of December 31, 2021.

In addition, Nuveen Securities, LLC (the “Dealer Manager”) serves as the dealer manager for the Initial Public Offering and Follow-on Public Offering (together, the “Offerings”). The Dealer Manager is a registered broker-dealer affiliated with the Advisor. The Company’s obligations under the Dealer Manager Agreement to pay stockholder servicing fees with respect to the Class T, Class S and Class D shares distributed in the Offerings shall survive until such shares are no longer outstanding or converted into Class I shares. As of December 31, 2021 and 2020, the Company had accrued $25.4 million and $4.7 million, respectively, of stockholder servicing fees with respect to the outstanding Class T, Class S and Class D common shares.

The following table presents the upfront selling commissions and dealer manager fees for each class of shares sold in the Offering, and the stockholder servicing fee per annum based on the aggregate outstanding NAV:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares
Maximum Upfront Selling Commissions (% of Transaction Price)	up to 3.0%	up to 3.5%	—	—
Maximum Upfront Dealer Manager Fees (% of Transaction Price)	0.50%	—	—	—
Stockholder Servicing Fee (% of NAV)	0.85%(1)	0.85%	0.25%	—

(1)

Consists of an advisor stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum (or other amounts, provided that the sum equals 0.85%), of the aggregate NAV of outstanding Class T shares.

The Company will cease paying the stockholder servicing fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager, in conjunction with the transfer agent, determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held within such account would exceed, in the aggregate, 8.75% of the sum of the gross proceeds from the sale of such shares and the aggregate gross proceeds of any shares issued under the distribution reinvestment plan with respect thereto (or, solely with respect to the Class T shares, a lower limit set forth in an agreement between the Dealer Manager and the applicable participating broker-dealer in effect on the date that such shares were sold). At the end of such month, each Class T share, Class S share and Class D share held in a stockholder’s account will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. The Company accrues the cost of the stockholder servicing fee as an offering cost at the time each Class T, Class S and Class D share is sold during the primary offering. There is not a stockholder servicing fee with respect to Class I shares or Class N shares.

If not already converted into Class I shares upon a determination that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to such shares would exceed the applicable limit as described above, each Class T share, Class S share, Class D share and Class N share held in a stockholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I shares, (ii) the Company’s merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of the Company’s assets, in each case in a transaction in which stockholders receive cash and/or listed securities or (iii) after termination of the primary portion of the Offering in which such Class T shares, Class S shares and Class D shares were sold, the end of the month in which the Company, with the assistance of the dealer manager, determines that all underwriting compensation from all sources in connection with the public offering in which the shares were sold, including upfront selling commissions, the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds of the primary portion of such Offering. In addition, immediately before any liquidation, dissolution or winding up, each Class T share, Class S share, Class D share and Class N share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.

Other Related Party Transactions

The following table summarizes the components of Due to Affiliates for the years ended December 31, 2021 and 2020 ($ in thousands):

	December 31, 2021	December 31, 2020
Accrued stockholder servicing fees(1)	$25,358	$4,726
Advanced organization and offering costs	4,648	4,648

Total	$30,006	$9,374

(1)

The Company accrues the full amount of future stockholder servicing fees payable to the Dealer Manager for Class T, Class S and Class D shares up to the 8.75% of gross proceeds limit at the time such shares are sold. As of December 31, 2021, the Company accrued approximately $25.4 million of stockholder servicing fees payable to the Dealer Manager related to Class T, Class S and Class D shares sold. The Dealer Manager has entered into agreements with the selected dealers distributing the Company’s shares in the Offering, which provide, amount other things, for the re-allowance of the full amount of the selling commissions and the dealer manager fee and all or a portion of stockholder servicing fees received by the Dealer Manager to such selected dealers. The Company will no longer incur the stockholder servicing fee after September 2054 in connection with those Class T, Class S and Class D shares currently outstanding; the fees may end sooner if the total underwriting compensation paid in respect of the Offering reaches 10.0% of the gross offering proceeds or if the Company completes a liquidity event. The Company will incur stockholder servicing fees in connection with future issuances of Class D shares for a 35-year period from the date of issuance and seven years for Class T shares and Class S shares from date of issuance.

See “Note 15. Equity and Redeemable Non-controlling Interest” for additional information related to TIAA’s purchase of $300.0 million Class N shares of the Company’s common stock through its wholly owned subsidiary.

See “Note 6. Investment in International Affiliated Funds” for additional information related to the Company’s investment in International Affiliated Funds.

Note 12. Economic Dependency

The Company will be dependent on the Advisor and its affiliates for certain services that are essential to it, including the sale of the Company’s shares of common stock, acquisition and disposition decisions, and certain other responsibilities. In the event that the Advisor and its affiliates are unable to provide such services, the Company would be required to find alternative service providers.

Note 13. Risks and Contingencies

The outbreak of COVID-19 and subsequent global pandemic began significantly impacting the U.S. and global financial markets and economies during the first half of 2020. The worldwide spread of the COVID-19 pandemic has created significant uncertainty in the global economy. At this time, tenants have requested certain rent relief and lease modifications from this unprecedented event; however, such requests have not been significant as of December 31, 2021 for the Company’s direct real estate investments. Requests have generally been comprised of deferrals, with payments postponed for a brief period (i.e., less than twelve months) and then repaid over the remaining duration of the contract. During the year ended December 31, 2021, the Company pursued litigation with a tenant in lease default at one of its office properties in an effort to recover the outstanding balance due to the Company. A settlement agreement was reached between the Company and the tenant in default, and accordingly, the Company is entitled to receive $0.4 million in upfront settlement proceeds paid by the tenant, with an additional $0.5 million to be received in 36 equal installments beginning September 1, 2021.

Other than that, the Company does not have any other material exposure to rent concessions, tenant defaults or loan defaults. The duration and extent of COVID-19 over the long-term cannot be reasonably estimated at this time. The ultimate impact of the COVID-19 pandemic and the extent to which the COVID-19 pandemic impacts the Company’s business, results of operations, investments, and cash flows will depend on future developments, which are highly uncertain and difficult to predict.

Concentrations of risk may arise when a number of properties are located in a similar geographic region such that the economic conditions of that region could impact tenants’ obligations to meet their contractual obligations or cause the values of individual properties to decline. Additionally, concentrations of risk may arise if any one tenant comprises a significant amount of the Company’s rent, or if tenants are concentrated in a particular industry.

As of December 31, 2021, the Company had no significant concentrations of tenants as no single tenant had annual contract rent that made up more than 4% of the rental income of the Company. Moreover, the Company’s tenants have no notable concentration present in any one industry. There are no significant lease expirations scheduled to occur over the next twelve months. Based on the Company’s assessment, no triggers have been met for the impairment of its investments as of December 31, 2021.

The Company’s investment in the International Affiliated Funds have been similarly and negatively impacted by COVID-19 in the foreign countries where their investments are located. The duration and extent of COVID-19 over the long-term cannot be reasonably estimated at this time. The ultimate impact of COVID-19 and the extent to which COVID-19 impacts the Company will depend on future developments.

The Company’s investments in real estate-related securities may also be negatively impacted by uncertainty surrounding the COVID-19 pandemic. Market volatility and economic uncertainty surrounding COVID-19 may lead to fluctuations in market pricing, which has the ability to adversely impact the fair value of the Company’s investments in real estate-related securities. The duration and extent to which the COVID-19 pandemic impacts the Company’s investments in real estate-related securities cannot be reasonably estimated at this time.

In the normal course of business the Advisor, on behalf of the Company, enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Advisor expects the risk of loss to be remote.

Note 14. Tenant Leases

The Company’s real estate properties are leased to tenants under operating lease agreements which expire on various dates. Certain leases have the option to extend or terminate at the tenant’s discretion, with termination options resulting in additional fees due to the Company.

The leases do not have material variable payments, material residual value guarantees or material restrictive covenants. Rental income for the years ended December 31, 2021, 2020 and 2019, was $56.6 million, $38.4 million and $30.8 million, respectively.

Aggregate minimum annual rentals for wholly-owned real estate investments through the non-cancelable lease term, excluding short-term multifamily investments are as follows ($ in thousands):

Year	Future Minimum Rent
2022	$38,303
2023	37,285
2024	36,877
2025	31,355
2026	23,193
Thereafter	70,264

Total	$237,277

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts, sales volume as defined in the lease agreement.

During the years ended December 31, 2021 and 2020 the Company did not have material exposure to rent concessions or lease defaults for tenants impacted by the COVID-19 pandemic.

Note 15. Equity

Authorized Capital

As of December 31, 2021, the Company had authority to issue a total of 2,200,000,000 shares of capital stock, consisting of the following:

Classification	Number of Shares (in thousands)	Par Value
Class T Shares	500,000	$0.01
Class S Shares	500,000	$0.01
Class D Shares	500,000	$0.01
Class I Shares	500,000	$0.01
Class N Shares	100,000	$0.01
Preferred Stock	100,000	$0.01

Total	2,200,000

In addition, the Company’s board of directors may amend the charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue, or to issue additional classes of stock which may be subject to various class-specific fees.

Preferred Stock

On January 2, 2019, the Company filed Articles Supplementary to the charter, which set forth the rights, preferences and privileges of the Company’s 12.0% Series A cumulative non-voting preferred stock (“Series A Preferred Stock”). On January 4, 2019, the Company sold 125 shares of its Series A Preferred Stock at a purchase price of $1,000 per share in a private placement exempt from registration. The offering of Series A Preferred Stock was effected for the purpose of the Company having at least 100 stockholders to satisfy one of the qualifications required in order to qualify as a REIT under the Code. On March 31, 2021, the Company redeemed all of the 125 outstanding shares of the Series A Preferred Stock in accordance with its Charter.

On October 8, 2020, a subsidiary of the Operating Partnership sold 125 shares of preferred stock in a private placement to effectuate the formation of a REIT established to hold our industrial property located in Massachusetts for tax management purposes.

Common Stock

As of December 31, 2021, the Company had issued and outstanding 9,201,452 shares of Class T common stock, 23,809,171 shares of Class S common stock, 4,648,665 shares of Class D common stock, 31,460,729 shares of Class I common stock, and 29,730,608 shares of Class N common stock.

The following tables detail the movement in the Company’s outstanding shares of common stock (in thousands) for the years ended December 31, 2021, 2020 and 2019:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class N Shares	Total
January 1, 2019	—	—	26	186	29,731	29,943
Common Stock Issued	1,375	70	544	1,774	—	3,763
Distribution Reinvestment	2	—	3	9	—	14
Vested Stock	—	—	—	7	—	7
Common Stock Repurchased	—	—	—	(10)	—	(10)
December 31, 2019	1,377	70	573	1,966	29,731	33,717
Common Stock Issued	1,818	2,734	819	2,577	—	7,948
Distribution Reinvestment	68	30	36	60	—	194
Vested Stock Grant	—	—	—	6	—	6
Common Stock Repurchased	(15)	(2)	(22)	(148)	—	(187)
December 31, 2020	3,248	2,832	1,406	4,461	29,731	41,678
Common Stock Issued	5,862	20,802	3,219	26,890	—	56,773
Distribution Reinvestment	114	223	54	283	—	674
Vested Stock Grant	—	—	—	6	—	6
Common Stock Repurchased	(23)	(48)	(30)	(180)	—	(281)

December 31, 2021	9,201	23,809	4,649	31,460	29,731	98,850

TIAA has purchased $300 million of the Company’s Class N shares of common stock through its wholly owned subsidiary. Per the terms of the agreement between the Company and TIAA, beginning on January 31, 2023, TIAA may submit a portion of its Class N shares for repurchase, provided that after taking into account the repurchase, the total value of TIAA’s aggregate ownership of our class N shares shall not be less than $300 million. Beginning on January 31, 2025, TIAA may submit all of its remaining shares for repurchase, provided that provided that TIAA must continue to maintain ownership of the $200,000 initial investment in the Company’s shares for so long as the Advisor or its affiliate serves as the Company’s advisor.

Restricted Stock Grants

The Company’s independent directors are compensated with an annual retainer, of which 25.0% is paid in the form of an annual grant of restricted stock based on the most recent transaction price. The restricted stock is granted on the first business day following the annual meeting of stockholders (the “Annual Meeting”). The restricted stock generally vests one year from the date of grant. The Company accrued approximately $67,500 and $61,875 of expense for years ended December 31, 2021 and 2020, respectively, in connection with restricted stock portion of director compensation, which is included in Accounts Payable, Accrued Expenses and Other Liabilities on the Consolidated Balance Sheets.

On May 6, 2021, the Company’s board of directors approved changes in the Company’s independent director compensation plan, effective July 1, 2021. As revised, the independent directors will receive a $75,000 annual retainer and the chairperson of the audit committee will receive an additional $15,000 annual retainer. The Company pays 75% of this compensation in cash in quarterly installments and the remaining 25% in the form of an annual grant of restricted stock based on the most recent transaction price that generally vests one year from the date of grant.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan whereby holders of Class T, Class S, Class D and Class I shares (other than investors in certain states or who are clients of a participating broker-dealer that does not permit automatic enrollment in the distribution reinvestment plan) have their cash distributions automatically reinvested in additional shares of common stock unless they elect to receive their distributions in cash. Holders of Class N shares are not eligible to participate in the distribution reinvestment plan and will receive their distributions in cash. Investors who are clients of a participating broker-dealer that does not permit automatic enrollment in the distribution reinvestment plan or are residents of those states that do not allow automatic enrollment will receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of the Company’s common stock. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price at the time the distribution is payable, which will generally be equal to the Company’s prior month’s NAV per share for that share class. Stockholders do not pay upfront selling commissions or dealer manager fees when purchasing shares pursuant to the distribution reinvestment plan. The stockholder servicing fees with respect to shares of the Company’s Class T shares, Class S shares, Class I shares and Class D shares are calculated based on the NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to shares of each such class, including shares issued in respect of distributions on such shares under the distribution reinvestment plan.

Distributions

The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its stockholders each year to comply with the REIT provisions of the Code. Beginning September 30, 2018, the Company established a monthly record date for a quarterly distribution to stockholders on record as of the last day of each applicable month typically payable within 30 days following quarter end. On January 17, 2020, the Company’s board of directors amended the Company’s distribution policy to reflect that the Company intends to pay distributions monthly rather than quarterly going forward, subject to the discretion of the board of directors.

Based on the monthly record dates established by the board of directors, the Company accrues for distribution on a monthly basis. As of December 31, 2021, the Company has accrued $5.3 million in Distribution Payable on the Consolidated Balance Sheets for the December distributions.

Each class of common stock receives the same gross distribution per share, which was $0.7447 per share for the year ended December 31, 2021. The net distribution varies for each class based on the applicable stockholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the applicable recipient of such stockholder servicing fee.

The following table details the net distribution for each of our share classes for the year ended December 31, 2021:

	Year Ended December 31, 2021
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.7447	$0.7447	$0.7447	$0.7447	$0.7447
Advisory fee per share of common stock	(0.1321)	(0.1311)	(0.1330)	(0.1328)	(0.0708)
Stockholder servicing fee per share of common stock	(0.0978)	(0.0971)	(0.0289)	—	—

Net distribution per share of common stock	$0.5148	$0.5165	$0.5828	$0.6119	$0.6739

The following table details the net distribution for each of our share classes for the year ended December 31, 2020:

	Year Ended December 31, 2020
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock	$0.6840	$0.6840	$0.6840	$0.6840	$0.6840
Advisory fee per share of common stock	(0.1143)	(0.1214)	(0.1120)	(0.1081)	(0.0569)
Stockholder servicing fee per share of common stock	(0.0919)	(0.0845)	(0.0324)	—	—

Net distribution per share of common stock	$0.4778	$0.4781	$0.5396	$0.5759	$0.6271

The following table details the net distribution for each of our share classes for the year ended December 31, 2019:

	Year Ended December 31, 2019
	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class N Common Stock
Gross distribution per share of common stock(1)	$0.5689	$0.0579	$0.5689	$0.5689	$0.5689
Advisory fee per share of common stock	(0.1190)	(0.0102)	(0.1200)	(0.1202)	(0.0632)
Stockholder servicing fee per share of common stock	(0.0898)	(0.0078)	(0.0265)	—	—

Net distribution per share of common stock	$0.3601	$0.0399	$0.4224	$0.4487	$0.5057

(1)	The Company did not sell any Class T or Class S shares prior to January 2019 and December 2019, respectively, thus no distributions were declared for Class T or Class S prior to such date.

Share Repurchases

The Company has adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that the Company repurchase all or any portion of their shares. The Company may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in its discretion, subject to any limitations in the share repurchase plan. The total amount of aggregate repurchases of Class T, Class S, Class D, and Class I shares will be limited to 2% of the aggregate NAV per month and 5% of the aggregate NAV per calendar quarter. In addition, if during any consecutive 24-month period, the Company does not have at least one month in which the Company fully satisfies 100% of properly submitted repurchase requests or accepts all properly submitted tenders in a self-tender offer for the Company’s shares, the Company will not make any new investments (excluding short-term cash management investments under 30 days in duration) and will use all available investable assets to satisfy repurchase requests (subject to the limitations under this program) until all outstanding repurchase requests have been satisfied. Shares would be repurchased at a price equal to the transaction price on the applicable repurchase date, subject to any early repurchase deduction. Shares that have not been outstanding for at least one year would be repurchased at 95% of the transaction price. Due to the illiquid nature of investments in real estate, the Company may not have sufficient liquid resources to fund repurchase requests and has established limitations on the amount of funds the Company may use for repurchases during any calendar month and quarter. Further, the Company’s board of directors may modify, suspend or terminate the share repurchase plan.

For year ended December 31, 2021, the Company repurchased shares for $3.2 million. The Company had no unfulfilled repurchase requests during the year ended December 31, 2021.

Redeemable Non-controlling Interest

The Company’s affiliated partner has a redeemable non-controlling interest in the joint venture due to crystallization rights, which allows the partner to trigger the payment on the promote. The Redeemable Non-controlling Interests are recorded at the greater of (i) their carrying amount, adjusted for their share of the allocation of GAAP net income or loss and distributions, or (ii) their redemption value, which is equivalent to the fair value of such interests at the end of each measurement period. As the redemption value was greater than the adjusted carrying value at December 31, 2021, the Company recorded an allocation adjustment of $0.3 million between Additional paid-in-capital and Redeemable non-controlling interest.

Note 16. Segment Reporting

The Company operates in ten reportable segments: industrial properties, multifamily properties, retail properties, office properties, healthcare properties real estate-related securities, International Affiliated Funds, commercial mortgage loans, single family housing and other (corporate). These are operating segments that are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-makers in deciding how to allocate resources and in assessing performance. The Company’s chief executive officer, chief financial officer and head of portfolio management have been identified as the chief operating decision-makers. The Company’s chief operating decision-makers direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment. The Company believes that Segment Net Operating Income is the performance metric that captures the unique operating characteristics of each segment.

The following table sets forth the total assets by segment as of December 31, 2021 and 2020 ($ in thousands):

	December 31, 2021	December 31, 2020
Multifamily	$303,852	$91,355
Industrial	186,502	167,518
Healthcare	185,953	61,397
Office	125,563	72,810
Single Family Housing	100,039	—
Retail	82,791	86,154
Commercial Mortgage Loan	140,512	—
International Affiliated Funds	131,046	51,008
Real Estate-Related Securities	108,153	40,052
Other (Corporate)	133,726	16,229

Total assets	$1,498,137	$586,523

The following table sets forth the financial results by segment for the years ended December 31, 2021, 2020 and 2019 ($ in thousands):

	For the Year Ended
	December 31,
	2021	2020	2019
Rental revenues
Multifamily	$13,314	$9,351	$9,215
Industrial	14,830	10,381	8,464
Healthcare	11,788	4,372	146
Office	9,229	7,470	6,071
Retail	7,215	6,783	6,912
Single Family Housing	231	—	—

Total rental revenues	56,607	38,357	30,808
Property operating expenses
Multifamily	5,765	4,520	4,555
Industrial	4,769	2,915	2,578
Healthcare	2,760	1,010	23
Office	2,611	2,123	1,585
Retail	1,480	1,355	1,238
Single Family Housing	778	—	—

Total property operating expenses	18,163	11,923	9,979
Depreciation and Amortization	29,088	17,478	14,171
Income from commercial mortgage loans	1,913	890	1,455
Realized and unrealized income from real estate-related securities	22,474	(485)	7,296
Income from equity investment in unconsolidated international affiliated funds	2,435	1,851	270
General and administrative expenses	(3,796)	(3,538)	(3,502)
Advisory fee due to affiliate	(8,781)	(3,326)	(2,100)
Interest income	207	155	161
Interest expense	(4,705)	(3,778)	(4,534)

Net income	$19,103	$725	$5,704

Net income attributable to non-controlling interest in third party joint venture	5	—	—
Net income attributable to Series A preferred stock	19	18	15

Net income attributable to common stockholders	$19,079	$707	$5,689

Note 17. Subsequent Events

Distributions

Status of the Offering

On January 1, 2022 the Company sold approximately $99,117,005 of common stock (819,187 Class T shares, 2,324,937 Class S shares, 753,020 Class D shares & 4,241,263 Class I shares) at a purchase price of $12.21 for Class T, $12.07 for Class S, $12.25 for Class D, and $12.22 for Class I.

On February 1, 2022, the Company sold approximately $75,846,392 of common stock (2,787,920 Class T shares, 613,377 Class S shares, 484,402 Class D shares and 2,526,183 Class I shares) at a purchase price of $12.57 for Class T, $12.44 for Class S, $12.63 for Class D and $12.59 for Class I.

On March 1, 2022, the Company sold approximately $119,896,158 of common stock (2,357,547 Class T shares, 1,165,682 Class S shares, 409,976 Class D shares and 5,383,133 Class I shares) at a purchase price of $12.65 for Class T, $12.52 for Class S, $12.68 for Class D and $12.66 for Class I.

Investment Activity

In January 2022, the Company acquired a 100% interest in the Lakeland Industrial portfolio, a core-plus portfolio of five Class A and B infill industrial assets, well located in the high-growth Sun Belt markets of Tampa and Lakeland, Florida for a purchase price of $54.9 million.

In March 2022, the Company acquired a 100% interest in 610 Loop, a five property in-fill industrial portfolio in Houston, for a purchase price of $76.1 million.

In March 2022, the Company sold the senior portion of our commercial mortgage loan used to finance the acquisition of an office property in Massachusetts for $47.4 million.

In March 2022, the Company originated a floating-rate senior mortgage and mezzanine loan amounting to $91.7 million, to finance the acquisition of five garden-style apartment communities located in Tucson, Arizona.

Nuveen Global Cities REIT, Inc.

Real Estate and Accumulated Depreciation

December 31, 2021

(in thousands)

Schedule III

				Initial Costs			Gross Amount at Which Carried at Close of Period(a)
Property Location	Property Type	Year Built	Year Acquired	Land	Building and Improvements	Costs Capitalized Subsquent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation	Depreciable Lives
Aurora IL	Multi-Family	2013	2017	5,894	44,713	721	5,965	45,364	51,328	(5,179)	15 - 40 years
Phoenix, AZ	Industrial	1998	2017	3,891	11,337	202	3,891	11,539	15,430	(1,401)	15 - 40 years
Denver & Golden, CO	Industrial	Various	2017	8,773	38,496	735	8,773	39,231	48,004	(5,065)	15 - 40 years
Austin, TX	Multi-Family	2017	2018	4,472	25,598	118	4,472	25,716	30,188	(2,784)	15 - 40 years
Atlanta, GA	Office	1970	2018	8,385	36,319	580	8,385	36,899	45,284	(3,750)	15 - 40 years
Houston, TX	Retail	2016	2018	10,708	74,419	234	10,708	74,653	85,361	(8,129)	15 - 40 years
Henderson, NV	Industrial	2017	2018	4,475	18,316	—	4,538	18,096	22,635	(1,754)	15 - 40 years
Salt Lake City, UT	Office	2017	2019	3,964	32,945	108	3,964	33,054	37,017	(3,251)	15 - 40 years
Moreno Valley, CA	Industrial	1993	2019	4,376	13,157	520	4,376	13,677	18,053	(1,230)	15 - 40 years
San Antonio, TX	Healthcare	1972	2019	6,124	26,338	819	6,124	27,157	33,281	(2,602)	15 - 40 years
Boston, MA	Industrial	1973	2020	11,612	36,842	4	11,612	36,846	48,458	(1,492)	15 - 40 years
Atlanta, GA (Other)	Healthcare	2017	2020	1,422	7,795	4	1,422	7,799	9,221	(395)	15 - 40 years
Chicago, IL	Healthcare	1986	2020	2,867	6,903	9	2,867	6,912	9,779	(496)	15 - 40 years
San Antonio, TX (Industrial)	Industrial	1983	2020	2,815	7,129	54	2,815	7,183	9,998	(303)	15 - 40 years
Boulder, CO	Healthcare	1984	2021	3,645	7,895	13	3,645	7,908	11,553	(395)	15 - 40 years
Sugar Land, TX	Healthcare	2007	2021	3,129	9,200	—	3,129	9,200	12,329	(208)	15 - 40 years
Huntersville, NC	Multi-Family	2016	2021	6,552	61,509	143	6,552	61,653	68,204	(888)	15 - 40 years
San Diego, CA	Healthcare	1996	2021	10,586	36,814	3,656	10,586	40,470	51,056	(1,173)	15 - 40 years
Morrisville, NC	Office	1990	2021	3,953	16,390	—	3,953	15,675	19,628	(320)	15 - 40 years
Langhome, PA	Healthcare	1987	2021	6,918	16,947	1,040	6,918	17,987	24,905	(606)	15 - 40 years
Langhome, PA	Healthcare	1988	2021	3,714	9,830	52	3,714	9,883	13,597	(110)	15 - 40 years
Roseville, CA	Healthcare	1996	2021	3,464	24,439	530	3,464	24,969	28,433	(322)	15 - 40 years
McKinney, TX	Multi-Family	2002	2021	7,903	78,125	—	7,903	78,125	86,028	(90)	15 - 40years
Houston, TX	Industrial	2003	2021	2,056	11,315	—	2,056	11,315	13,372	(49)	15 - 40 years
Schertz, TX	Industrial	2007	2021	3,037	7,856	—	3,037	7,856	10,893	(40)	15 - 40 years
Seneca, SC	Multi-Family	2021	2021	5,004	42,994	—	5,004	42,994	47,998	(128)	15 - 40 years
Various	Single-Family	Various	2021	26,878	64,797	1,561	27,071	66,163	93,235	(397)	15 - 40 years

(a)	The aggregate cost for federal income tax purposes at December 31, 2021 was approximately $979.6 million.

The total included on Schedule III does not include Furniture, Fixtures and Equipment totaling $10.0 million. Accumulated Depreciation does not include $2.9 million of accumulated depreciation related to Furniture, Fixtures and Equipment.

Changes in rental properties and accumulated depreciation for the periods ended December 31, 2021, 2020 and 2019, are as follows ($ in thousands):

Rental Properties	2021	2020	2019
Balance at beginning of period	$462,849	$384,260	$296,073
Additions	482,419	78,589	88,187

Balance at end of period	$945,268	$462,849	$384,260

Accumulated Depreciation	2021	2020	2019
Balance at beginning of period	$24,737	$13,431	$4,498
Additions	17,820	11,306	8,933

Balance at end of period	$42,557	$24,737	$13,431